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This Offer expires at 17.30 hours CET (11.30 hours EDT), on 27 June 2008 unless extended

OFFER MEMORANDUM

dated 19 May 2008

CASH OFFER

BY

Staples Acquisition B.V.

(a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid)
incorporated under the laws of The Netherlands, with its statutory seat in Amsterdam, The Netherlands)

FOR ALL THE ISSUED AND OUTSTANDING ORDINARY SHARES WITH A NOMINAL VALUE OF EUR 1.20, ALL THE ISSUED AND OUTSTANDING AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS ONE ORDINARY SHARE, ALL THE ISSUED AND OUTSTANDING DEPOSITARY RECEIPTS OF PREFERENCE SHARES A WITH A NOMINAL VALUE OF EUR 1.20 AND ALL THE ISSUED AND OUTSTANDING 2% SUBORDINATED CONVERTIBLE BONDS DUE 2010 CONVERTIBLE INTO ORDINARY SHARES IN THE SHARE CAPITAL OF

Corporate Express N.V.

(a public limited liability company (naamloze vennootschap) incorporated under the laws of
The Netherlands, with its statutory seat in Maastricht, The Netherlands)

This offer memorandum (the "Offer Memorandum") contains details of the cash offer by Staples Acquisition B.V. (the "Offeror"), an indirect wholly owned subsidiary of Staples, Inc., a Delaware corporation ("Staples"), to (i) all holders of issued and outstanding ordinary shares in the share capital of Corporate Express N.V. ("Corporate Express" or the "Company") with a nominal value of EUR 1.20 each (the "Ordinary Shares", holders of such Ordinary Shares being referred to as "Ordinary Shareholders"), (ii) all holders of issued and outstanding American depositary shares of the Company, each of which represents one Ordinary Share (the "ADSs", holders of such ADSs being referred to as "ADS Shareholders"), (iii) all holders of issued and outstanding depositary receipts of preference shares A in the share capital of the Company with a nominal value of EUR 1.20 each (the "Preference Shares" and collectively with the Ordinary Shares and the ADSs, the "Shares", holders of such Preference Shares being referred to as "Preference Shareholders" and collectively with the Ordinary Shareholders and the ADS Shareholders, the "Shareholders") and (iv) all holders of issued and outstanding 2% subordinated convertible bonds due 2010 convertible into Ordinary Shares (ISIN: XS01881343) (each unit representing a principal amount of EUR 1,000, such unit being referred to as a "Bond" and, together with the Shares, the "Securities", and holders of such Bonds being referred to as "Bondholders" and together with the Shareholders, the "Securityholders") to purchase for cash the Securities held by them subject to the terms, conditions and restrictions contained in this Offer Memorandum (the offer for the Shares being referred to as the "Share Offer", the offer for the Bonds being referred to as the "Bond Offer" and the Share Offer and the Bond Offer collectively being referred to as the "Offer"). Unless the context requires otherwise, capitalised terms used and not otherwise defined in this Offer Memorandum have the meanings set forth in Section 3 (Definitions).

Shareholders tendering their Ordinary Shares under the Offer will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), EUR 8.00 per Ordinary Share, in cash, without interest and subject to any required withholding of taxes (the "Offer Price per Ordinary Share"). If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per Ordinary Share will be decreased by an amount per Ordinary Share equivalent to any such cash or share dividend or other distribution per Ordinary Share.

Shareholders tendering their ADSs under the Offer will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each ADS validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), EUR 8.00 per ADS, in cash, without interest and subject to any required withholding of taxes (the "Offer Price per ADS"). If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares underlying the ADSs and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per ADS will be decreased by an amount per ADS equivalent to any such cash or share dividend or other distribution per ADS.

The Offer Price per ADS will be paid in U.S. dollars, based on the conversion of the Offer Price per ADS into U.S. dollars at the exchange rate obtainable by BNY Mellon Shareowner Services, the U.S. Settlement Agent, on the spot market in the United States on the date the cash consideration is received by the U.S. Settlement Agent for delivery in respect of such ADSs.

Shareholders tendering their Preference Shares under the Offer will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), EUR 3.15 per Preference Share, in cash, without interest and subject to any required withholding of taxes (the "Offer Price per Preference Share"). If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Preference Shares and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per Preference Share will be decreased by an amount per Preference Share equivalent to any such cash or share dividend or other distribution per Preference Share.

Bondholders tendering their Bonds under the Offer will be paid on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each Bond validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered, (geleverd) EUR 1,164.72 per Bond, in cash, without interest and subject to any required withholding of taxes (the "Bond Offer Price").

The Acceptance Period (as defined in Section 3 (Definitions)) under the Offer begins at 9.00 hours CET (3.00 hours EDT), on 20 May 2008 and, unless extended, expires at 17.30 hours CET (11.30 hours EDT), on 27 June 2008 (such time, as may be extended in accordance with article 15 of the Takeover Decree (as defined below), being referred to as the "Acceptance Closing Time" and the day on which the Acceptance Closing Time, as may be extended in accordance with article 15 of the Takeover Decree, occurs being referred to as the "Acceptance Closing Date"). Acceptance of the Offer must be made in the manner specified in this Offer Memorandum. Securities tendered prior to the Acceptance Closing Time may not be withdrawn, subject to the right of withdrawal of any tendered Securities during any extension of the Acceptance Period in accordance with the provisions of article 15, paragraph 3 of the Decree public offers Wft (Besluit openbare biedingen Wft) (the "Takeover Decree"). The Offeror reserves the right to extend the Offer past the Acceptance Closing Time. If the Offer is extended past the Acceptance Closing Time, the Offeror will make an announcement to that effect in accordance with the Merger Rules (as defined in Section 3 (Definitions)). The provisions of article 15, paragraph 2 of the Takeover Decree require that any such announcement be made within three (3) Business Days (as defined in Section 3 (Definitions)) following the Acceptance Closing Date.

The Offer is conditional upon, among other things, the satisfaction or waiver of certain conditions, including the valid tender (or defective tender provided that such defect has been waived by the Offeror) prior to the Acceptance Closing Time of a number of Ordinary Shares, including Ordinary Shares represented by ADSs, that, together with the Ordinary Shares, including Ordinary Shares represented by ADSs, owned by Staples or the Offeror and/or any of their affiliates at the Acceptance Closing Time, represents at least 75% of the Ordinary Shares, including Ordinary Shares represented by ADSs, issued and outstanding at the Acceptance Closing Time (the "Minimum Acceptance Condition"). The Offeror reserves the right to waive the Offer Conditions (as defined in Section 3 (Definitions)), including the Minimum Acceptance Condition, to the extent permitted by law.

Unless the Acceptance Period is extended, the Offeror will, in accordance with article 16, paragraph 1 of the Takeover Decree, announce whether it declares the Offer unconditional (gestand wordt gedaan) (the date on which the Offeror announces whether it declares the Offer unconditional being referred to in this

Offer Memorandum as the "Unconditional Date") on a day within three (3) Business Days following the Acceptance Closing Date.

Announcements stating whether the Offeror declares the Offer unconditional (gestand wordt gedaan) and announcements concerning an extension of the Offer past the Acceptance Closing Time will be made by press release, a copy of which will be made available on the Staples website at www.staples.com.

If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Securityholders who have tendered and delivered their Securities to the Offeror prior to the Acceptance Closing Time will receive promptly, but in any event within five (5) Business Days following the Unconditional Date (the "Settlement Date"), the Offer Price per Ordinary Share, the Offer Price per ADS, the Offer Price per Preference Share and/or the Bond Offer Price, as applicable, in respect of each Security validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd).

This Offer Memorandum has been prepared in accordance with article 5:76 of the Wft (as defined in Section 3 (Definitions)) in conjunction with article 8, paragraph 1 of the Takeover Decree and has been approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or "AFM").

THIS OFFER MEMORANDUM CONTAINS DETAILED INFORMATION CONCERNING THE OFFER FOR ORDINARY SHARES, ADSs, PREFERENCE SHARES AND BONDS AND THE PROPOSED TRANSACTIONS AS THEY RELATE TO STAPLES AND THE OFFEROR. STAPLES AND THE OFFEROR RECOMMEND THAT YOU READ THIS OFFER MEMORANDUM CAREFULLY.

NEITHER THE OFFER NOR THIS OFFER MEMORANDUM HAS BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

1.    RESTRICTIONS AND IMPORTANT INFORMATION

1.1    Restrictions

The Offer is not being made, and the Securities will not be accepted for purchase from or on behalf of any Securityholders, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of this Offer Memorandum. However, acceptances of the Offer by Securityholders not residing in The Netherlands will be accepted by the Offeror if such acceptances comply with the acceptance procedure set out in this Offer Memorandum. Persons obtaining this Offer Memorandum are required to take due notice and observe all such restrictions and obtain any necessary authorisations, approvals or consents. None of the Offeror, Staples, any of their respective affiliates or any director, employee or advisor of any of the foregoing accepts any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who would or otherwise intends to forward this Offer Memorandum or any related document to any jurisdiction outside The Netherlands should carefully read this Section 1 (Restrictions and Important Information) before taking any such action. The distribution of this Offer Memorandum in jurisdictions other than The Netherlands may be restricted by law and therefore persons into whose possession this Offer Memorandum comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the law of any such jurisdiction.

1.1.1    Canada and Japan

The Offer and any solicitation in respect thereof is not being made, directly or indirectly, in or into Canada or Japan, or by use of the mails, or by any means or instrumentalities of interstate or foreign commerce, or any facilities of a national securities exchange, of Canada or Japan. This includes, but is not limited to, post, facsimile transmission, telex or any other electronic form of transmission and telephone. Accordingly, copies of this Offer Memorandum and any related press announcements, acceptance forms and other documents are not being sent and must not be mailed or otherwise distributed or sent in, into or from Canada or Japan or, in their capacities as such, to custodians, nominees or trustees holding Securities for persons residing in Canada or Japan. Persons receiving this Offer Memorandum and/or such other documents must not distribute or send them in, into or from Canada or Japan, or use such mails or any such means, instrumentalities or facilities for any purpose in connection with the Offer; so doing will invalidate any purported acceptance of the Offer. None of the Offeror, Staples or any of their respective affiliates will accept any tender by any such use, means, instrumentalities or facilities from within Canada or Japan.

1.1.2    United States

The Offer is being made for the securities of a Dutch company and, while the Offer is subject to Dutch and certain applicable U.S. disclosure requirements, U.S. Securityholders should be aware that this Offer Memorandum has been prepared in accordance with Dutch format and style, which differs from U.S. format and style. In addition, the consolidated financial information of Corporate Express included or referred to herein has been prepared on the basis of International Financial Reporting Standards as adopted by the European Union ("IFRS as adopted by the EU") (as defined in Section 3 (Definitions)) and, accordingly, may not be comparable to financial statements prepared in accordance with U.S. generally accepted accounting principles.

This Offer qualifies for the "Tier I" exemption mentioned in Rule 14d-1(d) under the Exchange Act (as defined in Section 3 (Definitions)). Pursuant to an exemption from Rule 14e-5 under the Exchange Act, the Offeror and/or Staples may, from time to time, purchase Securities outside the Offer, including purchases in the regular stock market trading at prices that could be higher than the Offer Price for the relevant Securities, as permitted under Dutch law and regulations.

Corporate Express and the Offeror are each incorporated under the laws of The Netherlands. Some or all of the officers and directors of Corporate Express and the Offeror, respectively, are residents of countries other than the United States, and all or a substantial portion of the assets of Corporate Express and the Offeror are located outside the United States. As a result, it may not be possible for U.S. Securityholders to effect service of process within the United States upon Corporate Express or the Offeror or such persons or to enforce against any of them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws.

References to "EUR" are to the Euro, the legal currency of the European Monetary Union. All references to "USD" and "U.S. dollars" are to United States dollars. For convenience purposes, we have converted certain Euro denominated figures at an exchange rate of USD 1.5509 to EUR 1.00, the noon buying rate (rounded) on 13 May 2008 for cable transfers in foreign currencies as certified by the Federal Reserve Bank of New York. These conversions should not be construed as a representation that the Euro amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

Certain U.S. tax considerations are described in Section 14.3 (Material U.S. Federal Income Tax Consequences of the Offer).

1.2    Important Information

This Offer Memorandum contains important information that should be read carefully before any decision is made to tender Securities in connection with the Offer. Securityholders are advised to seek independent advice where necessary. In addition, Securityholders are urged to consult with their tax advisors regarding the tax consequences of tendering their Securities in the Offer.

Without prejudice to the paragraph immediately below, the Offeror accepts responsibility for the information contained in this Offer Memorandum. To the best of the knowledge and belief of the Offeror (which has taken reasonable care to ensure that such is the case), the information contained in this Offer Memorandum for which it is responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Offer Memorandum contains certain information relating to Corporate Express and the Corporate Express Group. This information has been compiled from information published by Corporate Express, and has not been commented on or verified by the Offeror. The Offeror confirms that such information has been accurately reproduced from such sources and, so far as the Offeror is aware from information published by Corporate Express, no facts have been omitted which would render the reproduced information inaccurate or misleading. However, as the underlying information has been prepared by parties other than the Offeror or Staples, neither the Offeror nor Staples can assume responsibility for the accuracy of such underlying information. Please be aware that certain financial and statistical information and other figures contained in this Offer Memorandum may be rounded up or down and should therefore not be regarded as exact. In preparing this Offer Memorandum, the Offeror has relied upon publicly available information relating to Corporate Express, including periodic and other reports for Corporate Express, as filed with or furnished to the SEC, and its annual reports and accounts made available in The Netherlands.

The information included in this Offer Memorandum reflects the situation as at the date of this Offer Memorandum unless specified otherwise. Neither the issue nor the distribution of this Offer Memorandum shall under any circumstances imply that the information contained herein is accurate and complete as of any time subsequent to this date or that there has been no change in the information set out in this Offer Memorandum or in the affairs of Corporate Express, the Offeror, Staples or any of their respective subsidiaries or affiliates since the date of this Offer Memorandum. The foregoing does not affect the obligation of the Offeror to make a public announcement pursuant to article 4, paragraph 3 of the Takeover Decree, if applicable.

No person, other than the Offeror and Staples, is authorised in connection with the Offer to provide any information or to make any statements on behalf of the Offeror in connection with this Offer or any information contained in this Offer Memorandum. If any such information or statement is provided or made by parties other than the Offeror and/or Staples, such information or statements should not be relied upon as having been provided by or made by or on behalf of the Offeror and/or Staples. Any information or representation not contained in this Offer Memorandum must not be relied upon as having been provided by or made by or on behalf of the Offeror and/or Staples.

This Offer Memorandum is, and the agreements entered into between the Offeror and the Securityholders pursuant to the Offer and/or any tender, purchase or delivery of Securities will be, governed by and construed in accordance with the laws of The Netherlands. The District Court of Amsterdam (Rechtbank Amsterdam) and its appellate courts shall have exclusive jurisdiction to settle any disputes which might arise out of or in connection with this Offer Memorandum, the agreements entered into between the Offeror and the Securityholders pursuant to the Offer and/or any tender, purchase or delivery of Securities. Accordingly, any legal action or proceedings arising out of or in connection with this Offer

Memorandum, the Offer and/or any tender, purchase or delivery of Securities shall be brought exclusively in such courts.

This Offer Memorandum is published in the English language and a Dutch language summary is included as Section 16 (Nederlandse Samenvatting van het Bod). In the event of any differences, whether or not in interpretation, between the English language text of this Offer Memorandum and the Dutch language summary of this Offer Memorandum, the English language text of this Offer Memorandum shall prevail.

ING Bank N.V. has been appointed as the Dutch Settlement Agent for the Offer, and BNY Mellon Shareowner Services c/o Mellon Investor Services has been appointed as the U.S. Settlement Agent for the Offer.

Addresses

The Offeror
Staples Acquisition B.V. Jool Hulstraat 24 1327 HA Almere The Netherlands
The Dutch Settlement Agent	The U.S. Settlement Agent

ING BANK N.V.
ING Wholesale Banking Securities Services
Attn: Paying Agency Services Department
Van Heenvlietlaan 220
1083 CN Amsterdam
The Netherlands

Tel: +31 20 797 9398
Fax: +31 20 797 9607

Email: iss.pas@mail.ing.nl
By Overnight Courier or by Hand

BNY Mellon Shareowner Services
c/o Mellon Investor Services
Attn: Corporate Action Department—27th Floor
480 Washington Boulevard
Jersey City, NJ 07310
United States of America

Tel: +1 800 777 3674
Facsimile Transmission:
+1 201 680 4626
To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone: +1 201 680 4860

 By Mail

BNY Mellon Shareowner Services
c/o Mellon Investor Services
Attn: Corporate Action Department
P.O. Box 3301
South Hackensack, NJ 07606
United States of America
The Information Agent
Georgeson 2nd Floor 68 Upper Thames Street London, EC4V 3BJ United Kingdom
European Toll Free Tel: 00 800 6614 6614 U.S. Toll Free Tel: 1 866 201 4446

Availability of Copy Documentation

Digital copies of this Offer Memorandum are available on the website of Staples at www.staples.com and at the SEC's website at www.sec.gov. Such websites do not constitute a part of, and are not included or referred to in, this Offer Memorandum. This Offer Memorandum may also be read and copied at the SEC's public reference room at 100 F Street, N.E. Room 1580, Washington, DC 20549, United States of America. Copies of this Offer Memorandum are furthermore available free of charge from the Dutch Settlement Agent, the U.S. Settlement Agent and the Information Agent at the addresses mentioned above.

Copies of the Offeror's Articles of Association are available free of charge from the offices of the Offeror and can be obtained by contacting the Offeror at the address mentioned above. The Offeror is a newly incorporated entity and, accordingly, no annual reports of the Offeror are available.

Copies of the Corporate Express Articles of Association are available on Corporate Express' website at www.cexpgroup.com and through the website of the chamber of commerce at www.kvk.nl. The financial information of Corporate Express relating to the annual financial statements (jaarrekening) of Corporate Express for the Financial Year 2007 and the Financial Year 2006 (including comparison figures for the Financial Year 2005), as adopted by the general meeting of Shareholders, are available on Corporate Express' website at www.cexpgroup.com and for the Financial Year 2006 and the Financial Year 2005 are available on the website of the chamber of commerce at www.kvk.nl. The Corporate Express annual financial statements for the Financial Year 2007 are available on the website of the AFM at www.afm.nl.

Forward-looking Statements

This Offer Memorandum includes forward-looking statements that involve risk and uncertainty. Generally, words such as may, will, expect, intend, estimate, anticipate, believe, plan, seek, continue or similar expressions identify forward-looking statements. Although the Offeror believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions and are, to the best of its knowledge, true and accurate on the date of this Offer Memorandum, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of the forward-looking statements. Any such forward-looking statement must be considered together with the fact that actual events or results may vary materially from such forward-looking statements due to, among other things, political, economic or legal changes in the markets and environments in which the Offeror, Staples and/or Corporate Express do business, competitive developments or risks inherent in their respective business plans, uncertainties, risk and volatility in financial markets and other factors affecting them.

The Offeror and Staples undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations or by any appropriate regulatory authority.

Financial Advisor

Lehman Brothers is acting as financial advisor exclusively to the Offeror and Staples and to no one else in connection with the Offer and will not be responsible to anyone other than the Offeror and Staples for providing the protections afforded to the clients of Lehman Brothers or for providing advice in relation to the Offer.

2.    TABLE OF CONTENTS

Part I Offer Memorandum
1.	Restrictions and Important Information	4
2.	Table of Contents	8
3.	Definitions	9
4.	Letter to Shareholders	15
5.	Summary	16
6.	Explanation of the Offer	27
7.	Invitation to the Shareholders	38
8.	Invitation to the Bondholders	43
9.	Information Regarding Corporate Express	48
10.	Capital and Shares	52
11.	Information on the Offeror	54
12.	Information on Staples	54
13.	Further Declarations Pursuant to the Takeover Decree	61
14.	Tax Aspects of the Offer	61
15.	Press Releases	68
16.	Nederlandse Samenvatting van het Bod	76
17.	Advisors	97
Part II Financial Information
Table of Contents Financial Information Section
1.	Introduction	F-1
2.	Comparative Overview of the Consolidated Statements of Income, Consolidated Balance Sheets and Consolidated Statements of Cash Flows for the Financial Year 2007, Financial Year 2006 and Financial Year 2005	F-1

3.    DEFINITIONS

Any reference in this Offer Memorandum to defined terms in plural form shall constitute a reference to such defined terms in singular form, and vice versa. All grammatical and other changes required by the use of a definition in singular form shall be deemed to have been made herein and the provisions hereof shall be applied as if such changes have been made. A reference to "including" means "including without limitation".

Defined terms used in this Offer Memorandum shall have the following meaning:

Acceptance Closing Date	the date on which the Offer expires, being 27 June 2008, or, where appropriate, as extended in accordance with article 15 of the Takeover Decree
Acceptance Closing Time	the time at which the Offer expires, being at 17.30 hours CET (11.30 hours EDT), on 27 June 2008, or, where appropriate, as extended in accordance with article 15 of the Takeover Decree
Acceptance Period	the period during which the Securityholders can tender their Securities to the Offeror, which begins at 9.00 hours CET (3.00 hours EDT), on 20 May 2008 and ends at the Acceptance Closing Time
Admitted Institutions	those institutions admitted to Euronext Amsterdam
ADR	an American depositary receipt, evidencing one ADS
ADS	issued and outstanding American depositary shares of the Company, each of which represents one issued and outstanding Ordinary Share
ADS Shareholder	holder(s) of ADS(s)
AFM	the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten)
ARC	has the meaning ascribed thereto in Section 6.5.12
Boards	the Supervisory Board and the Executive Board together
Bondholder(s)	a holder of Bond(s) and in whose name such Bond(s) are registered or a beneficial owner of Bond(s) holding such Bond(s) in accounts with a Direct Participant acting on the beneficial owner's behalf
Bond Offer	the offer for the Bonds described in this Offer Memorandum
Bond Offer Price
a cash amount of EUR 1,164.72 per Bond, in cash, without interest and subject to any required withholding of taxes in consideration of each Bond validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) under the terms and subject to the conditions and restrictions contained in this Offer Memorandum
Bond Terms and Conditions	the terms and conditions of the Bonds as set forth in the Offering Circular
Bonds	tradeable units of EUR 1,000 of Corporate Express' issued and outstanding 2% subordinated convertible bonds due 2010 convertible into Ordinary Shares
Business Day
each day that is not a generally acknowledged public holiday as described in Article 3 of the General Extension of Time-limits Act (Algemene Termijnenwet) or a non-working day as set out in the Collective Agreements for the banking sector (collectieve arbeidsovereenkomst voor het bankbedrijf)

CET	Central European Time
Change of Control	has the meaning ascribed thereto in Section 5.2
Clearing Systems	Clearstream Luxembourg and Euroclear collectively
Clearstream Luxembourg	Clearstream Banking, société anonyme
Code	the United States Internal Revenue Code of 1986, as amended
Commissioner	has the meaning ascribed thereto in Section 6.5.12
Competition Act	has the meaning ascribed thereto in Section 6.5.12
Corporate Express or the Company
Corporate Express N.V., a public limited liability company (naamloze vennootschap), incorporated under the laws of The Netherlands, having its statutory seat in Maastricht and, having its registered office at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, The Netherlands and registered with the chamber of commerce under number 33250021 and, where appropriate, also including the Corporate Express Group and the affiliates owned by it
Corporate Express Articles of Association	the articles of association (statuten) of Corporate Express, as most recently amended on 19 April 2007
Corporate Express Foundation
Stichting preferente aandelen Corporate Express, a foundation incorporated and validly existing under the laws of The Netherlands, having its registered office at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, The Netherlands and registered with the chamber of commerce under number 41077456
Corporate Express Group	Corporate Express and the group companies as referred to in article 2:24b of the Dutch Civil Code owned by it
Corporate Express Peer Group	Bed, Bath & Beyond, Best Buy, CVS Caremark, Dell, Dick's, Home Depot, Lowe's, Office Depot, OfficeMax, PetSmart, Staples, Target, Tesco, United Stationers, Walgreens, Wal-Mart and W.W. Grainger
Credit Agreement	has the meaning ascribed thereto in Section 5.6
Direct Participant	each person who is shown in the records of any of the Clearing Systems as a holder of Bond(s)
Direct Registration System	a system administered by the DTC pursuant to which the Bank of New York, the depository for the ADSs, may register the ownership of the uncertificated ADSs
Disappearing Entity	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
Downstream Merger	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
DTC	Depository Trust Company
Dutch Settlement Agent	ING Bank N.V.
EBITDA	earnings before interest, taxes, depreciation and amortization
EC Merger Regulation	has the meaning ascribed thereto in Section 6.5.12
EDT	Eastern Daylight Time
Electronic Acceptance Notice	an instruction notice to accept the Bond Offer in accordance with the requirements of the relevant Clearing System in the manner specified in this Offer Memorandum
EUR	Euro, the legal currency of the European Monetary Union

Euronext Amsterdam	Euronext Amsterdam N.V., or the Official Market Segment of the stock exchange of Eurolist by Euronext Amsterdam N.V., as appropriate
Exchange Act	United States Securities and Exchange Act of 1934, as amended
Executive Board	the Executive Board (raad van bestuur) of Corporate Express
Financial Year 2005	financial year of Corporate Express ended 31 December 2005
Financial Year 2006	financial year of Corporate Express ended 31 December 2006
Financial Year 2007	financial year of Corporate Express ended 31 December 2007
I/B/E/S	Institutional Brokers' Estimate System
IFRS as adopted by the EU
the international accounting standards, international financial reporting standards and the related interpretations of these standards issued by the International Accounting Standards Board from time to time as adopted by the European Union
Information Agent	Georgeson, Inc., which will provide Securityholders with assistance related to the procedures for tendering and delivering Securities and copies of documents related to the Offer
Legal Merger	has the meaning ascribed thereto in the Acquisition of Remaining Shares paragraph in Section 5.17
Material Adverse Change
either:
(i) any event, events, circumstance or circumstances that, individually or in the aggregate, result, or could reasonably be expected to result, in a material adverse effect on the business, cash flow, financial or trading position, assets, profits, operational performance, capitalization, or prospects of the Corporate Express Group; or
(ii) any suspension or termination of trading in the Shares
Merger Date	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
Merger Rules
all applicable laws and regulations relating to the Offer, including without limitation the applicable provisions of the Wft, the Takeover Decree, any rules and regulations promulgated pursuant to the Wft and/or the Takeover Decree, the Dutch Works Council Act (Wet op de ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000), the rules and regulations of Euronext Amsterdam, the Dutch Civil Code, Regulation 139/2004 of the Council of the European Communities and any other applicable securities (including United States securities laws) or regulatory laws
Merging Entity	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
Merging Entity Parent	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5

Minimum Acceptance Condition
the condition to the Offer that there be a valid tender (or a defective tender provided that such defect has been waived by the Offeror) prior to the Acceptance Closing Time of a number of Ordinary Shares, including Ordinary Shares represented by ADSs, that, together with the Ordinary Shares, including Ordinary Shares represented by ADSs, owned by Staples or the Offeror and/or any of their affiliates at the Acceptance Closing Time, represents at least 75% of the Ordinary Shares, including Ordinary Shares represented by ADSs, issued and outstanding at the Acceptance Closing Time
NYSE	New York Stock Exchange
NYSE Trading Day	a day the NYSE is open for trading
Offer	the Share Offer and the Bond Offer collectively
Offer Conditions	the conditions to the Offer as set out in Section 6.5
Offer Memorandum	this offer memorandum relating to the Offer
Offer Price per ADS
a cash amount of EUR 8.00 per ADS, in cash without interest and subject to any required withholding of taxes, in consideration of each ADS validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) on the terms and subject to the conditions and restrictions contained in this Offer Memorandum. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares underlying the ADSs and the record date for such cash or share dividend or other distribution occurs prior to the Settlement Date, the Offer Price per ADS will be decreased by an amount per ADS equivalent to any such cash or share dividend or other distribution per ADS
Offer Price per Ordinary Share
a cash amount of EUR 8.00 per Ordinary Share, in cash without interest and subject to any required withholding of taxes, in consideration of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) on the terms and subject to the conditions and restrictions contained in this Offer Memorandum. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares and the record date for such cash or share dividend or other distribution occurs prior to the Settlement Date, the Offer Price per Ordinary Share will be decreased by an amount per Ordinary Share equivalent to any such cash or share dividend or other distribution per Ordinary Share

Offer Price per Preference Share
a cash amount of EUR 3.15 per Preference Share, in cash without interest and subject to any required withholding of taxes, in consideration of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) on the terms and subject to the conditions and restrictions contained in this Offer Memorandum. If on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Preference Shares and the record date for such cash or share dividend or other distribution occurs prior to the Settlement Date, the Offer Price per Preference Share will be decreased by an amount per Preference Share equivalent to any such cash or share dividend or other distribution per Preference Share
Offering Circular	the Offering Circular dated 16 December 2003 with respect to the Bonds issued by Buhrmann N.V.
Offeror or Staples Acquisition
Staples Acquisition B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated and validly existing under the laws of The Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, The Netherlands and registered with the chamber of commerce under number 34301291 and, where appropriate, also including the group companies as described in article 2:24b of the Dutch Civil Code
Ordinary Share(s)	issued and outstanding ordinary shares with a nominal value of EUR 1.20 each in the share capital of Corporate Express
Ordinary Shareholder(s)	holder(s) of Ordinary Share(s)
Post Acceptance Period
the period, if any, after the Unconditional Date during which Securities not tendered into the Offer may be tendered to the Offeror in the same manner and under the same terms and conditions as set out in this Offer Memorandum (na-aanmeldingstermijn)
Preference Share(s)	issued and outstanding depositary receipts of preference shares A with a nominal value of EUR 1.20 each in the share capital of Corporate Express
Preference Shareholder(s)	holder(s) of Preference Share(s)
Preference Shares Foundation
Stichting Administratiekantoor van preferente aandelen Corporate Express, a foundation incorporated and validly existing under the laws of The Netherlands, having its registered office at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, The Netherlands and registered with the chamber of commerce under number 41078709
Purpose Loans	has the meaning ascribed thereto in Section 6.6.3
SEC	United States Securities and Exchange Commission
Security(ies)	Share(s) and Bond(s)
Securityholder(s)	holders of one or more Share(s) or Bond(s)

Settlement Date
the date on which, in accordance with the terms and conditions of the Offer, payment of the Offer Price shall be made by the Offeror to the Securityholders who have validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) their Securities prior to the Acceptance Closing Time, which date shall be promptly, but in any event within five (5) Business Days following the Unconditional Date, subject to the Offeror declaring the Offer unconditional (gestanddoening)
Share(s)	Ordinary Share(s), ADS(s) and Preference Share(s)
Shareholder(s)	holder(s) of one or more Share(s)
Share Offer	the offer for the Shares described in this Offer Memorandum
Squeeze-Out	has the meaning ascribed thereto in the Acquisition of Remaining Shares paragraph in Section 5.17
Staples
Staples, Inc., a public company duly incorporated and validly existing under the laws of the State of Delaware, having its registered office at 500 Staples Drive, Framingham, MA 01702, United States of America
Supervisory Board	the supervisory board (Raad van commissarissen) of Corporate Express
Surviving Entity	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
Takeover Decree	the Decree public offers Wft (Besluit openbare biedingen Wft)
Unconditional Date
the date on which the Offeror publicly announces whether it declares the Offer unconditional (gestand wordt gedaan), in accordance with the Merger Rules. Article 16 paragraph 1 of the Takeover Decree requires that such announcement be made within three (3) Business Days following the Acceptance Closing Date
Upstream Merger	has the meaning ascribed thereto in the Legal Merger paragraph in Section 6.6.5
U.S. Settlement Agent	BNY Mellon Shareowner Services c/o Mellon Investor Services
Wft	Dutch Financial Supervision Act (Wet op het financieel toezicht)

4.    LETTER TO SHAREHOLDERS

LETTER FROM RONALD L. SARGENT
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF STAPLES, INC.

Dear Corporate Express Shareholder,

I am writing to provide some background on Staples' offer to buy all the shares of Corporate Express N.V. and to encourage you to carefully read the attached materials and participate in this tender offer.

You may have read about our offer in the newspaper or through other news channels. I would like to offer you my perspective. We are making this offer directly to the shareholders because Corporate Express has been unwilling to allow us to perform due diligence and negotiate a transaction.

I firmly believe that our offer of EUR 8.00 per share delivers superior value to Corporate Express shareholders, and does so without the risks found in Corporate Express' long-term business plan. Rather than the uncertainty of potential value for your investment, our offer provides shareholders with the certainty of realizing immediate and premium value for your investment.

•
It is an all cash offer.

•
Our offer of EUR 8.00 per ordinary share represents substantial premiums over share trading prices of Corporate Express over the past several months.

•
Our offer represents a premium of approximately 90 percent to Corporate Express' share price on 4 February 2008, the day before rumours of a potential offer for Corporate Express circulated in the market.

•
Our offer also includes cash offers for the preference shares A and convertible bonds.

In addition, the joining of both companies would greatly enhance the career opportunities for Corporate Express employees and provide customers with expanded product and service offerings, improved distribution capabilities, and a more efficient cost structure. Staples founded the office products industry in 1986, and today we are the world's leading provider of office products. With more than 76,000 associates in 22 countries around the world, we can offer Corporate Express' employees and customers access to the deep resources, talent and experience of a global leader.

Since announcing our proposed offer on 19 February 2008, we have worked hard to prepare the offer described in this Offer Memorandum. As announced on 1 April, we obtained the bank financing we need for this transaction. In addition, we obtained antitrust clearance in the United States and we anticipate that antitrust clearances in Canada and the European Union will be forthcoming in the coming weeks.

Staples' vision is straightforward: We want to be the world's best office products company—for our customers, our associates, the communities where we operate, the environment and, of course, our shareholders. We believe that Staples provides a better alternative to Corporate Express' current turnaround plans, and we sincerely hope you will support our proposal by tendering your shares, preference shares A and convertible bonds. Instructions for doing so are included in the enclosed Offer Memorandum, but we encourage you to contact Georgeson, our information agent, between 9.00 hours CET and 17.00 hours CET, if you have any questions at:

European Toll Free Tel: 00 800 6614 6614

US Toll Free Tel: 1 866 201 4446

Thank you for your time and consideration, and for supporting Staples' proposal, which will bring great value to Corporate Express shareholders, customers and employees.

Sincerely,

Ronald L. Sargent
 Chairman and Chief Executive Officer

5.    SUMMARY

This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Offer Memorandum. Securityholders are advised to review this Offer Memorandum in detail and to seek independent advice where appropriate in order to reach a reasoned judgment in respect of the contents of this Offer Memorandum and the Offer itself. Unless the context requires otherwise, capitalised terms used and not otherwise defined in this Offer Memorandum shall have the meanings set forth in Section 3 (Definitions).

5.1    The Share Offer

The Offeror hereby makes an offer to purchase from the Shareholders all the Shares, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum.

Shareholders who accept the Offer and tender Ordinary Shares will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per Ordinary Share of EUR 8.00, in cash without interest and subject to any required withholding of taxes in consideration of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares, and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per Ordinary Share will be decreased by an amount per Ordinary Share equivalent to any such cash or share dividend or other distribution per Ordinary Share.

Shareholders who accept the Offer and tender ADSs will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per ADS of EUR 8.00, in cash, without interest and subject to any required withholding of taxes in consideration of each ADS validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares underlying the ADSs and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per ADS will be decreased by an amount per ADS equivalent to any such cash or share dividend or other distribution per ADS. The Offer Price per ADS will be paid in U.S. dollars, based on the conversion of the Offer Price per ADS, into U.S. dollars at the exchange rate obtainable by BNY Mellon Shareowner Services, c/o Mellon Investor Services, the U.S. Settlement Agent, on the spot market in the United States on the date the cash consideration is received by the U.S. Settlement Agent for delivery in respect of such ADSs.

Shareholders who accept the Offer and tender Preference Shares will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per Preference Share of EUR 3.15, in cash, without interest and subject to any required withholding of taxes, in consideration of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Preference Shares, and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per Preference Share will be decreased by an amount per Preference Share equivalent to any such cash or share dividend or other distribution per Preference Share.

See Section 7.1 (Share Offer Price).

5.2    The Bond Offer

The Offeror is making the Bond Offer to purchase from Bondholders all the Bonds on the terms and subject to the conditions and restrictions contained in this Offer Memorandum.

Bondholders tendering their Bonds under the Bond Offer will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each Bond validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered

(geleverd), the Bond Offer Price, which will be an amount in cash calculated in accordance with the following formula and rounded down to the nearest eurocent (EUR 0.01):

Bond Offer Price = (B / C) * O, where:

B
means EUR 1,000, the principal amount of the Bond;

C
means the applicable conversion price upon a Change of Control (as such term is defined in the Bond Terms and Conditions) on the Settlement Date, as calculated in accordance with, and as adjusted according to the circumstances defined in, the Bond Terms and Conditions, including any Cash Dividend paid (as such term is defined in the Bond Terms and Conditions); and

O
means the Offer Price per Ordinary Share.

Accordingly, provided that no dividends or distributions have been paid or made on the Ordinary Shares between 31 December 2007 and the Settlement Date other than the dividend of EUR 0.21 paid on 24 April 2008, the Bond Offer Price will be EUR 1,164.72 if the Settlement Date is on or prior to 18 December 2008. Such amount is calculated as the product of (i) 145.59 Shares (i.e., "B" divided by "C", the conversion price of approximately EUR 6.87 per Ordinary Share that would apply to conversions taking place on or before 18 December 2008 following a Change of Control (after all adjustments required by the Bond Terms and Conditions, including prior Cash Dividends)) multiplied by (ii) "O", the Offer Price per Ordinary Share.

For the avoidance of doubt, the Bond Offer Price will be deemed to include compensation for all interest accrued but unpaid through and including the Settlement Date and no additional consideration shall be paid or due for that interest.

See Section 8.1 (Bond Offer Price).

5.3    Substantiation of the Offer Price

5.3.1    Offer Price per Ordinary Share

The Offer Price per Ordinary Share of EUR 8.00, together with the EUR 0.21 dividend that Shareholders have received per Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008, represents:

•
a premium of approximately 80% to the average closing price per Ordinary Share on Euronext Amsterdam during the one-month period ended on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; a premium of approximately 63% to the average closing price per Ordinary Share on Euronext Amsterdam during the three-month period then ended; a premium of approximately 26% to the average closing price per Ordinary Share on Euronext Amsterdam during the six-month period then ended and a discount of approximately 2% from the average closing price per Ordinary Share on Euronext Amsterdam during the twelve-month period then ended;

•
a premium of approximately 90% to the closing price per Ordinary Share on Euronext Amsterdam on 4 February 2008, the day before rumours of a potential offer for Corporate Express circulated in the market;

•
a premium of approximately 51% to the closing price per Ordinary Share on Euronext Amsterdam on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; and

•
a premium of approximately 49% to the median target price per Ordinary Share on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express, based on target prices published by research analysts at ABN AMRO, Citigroup, Fortis, Goldman Sachs, ING, Keijser, Petercam, Rabo Securities, SNS Securities, Theodoor Gilissen and UBS who follow Corporate Express and the market in which it operates and regularly issue reports thereon. Such target prices ranged from EUR 4.50 to EUR 9.00 per Ordinary Share.

See Section 6.1 (Substantiation of the Offer Price).

5.3.2    Offer Price per ADS

The Offer Price per ADS of EUR 8.00, together with the EUR 0.21 dividend that Shareholders have received per Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008 (USD 12.41 and USD 0.33, respectively), represents:

•
a premium of approximately 90% to the average closing price per ADS on the NYSE during the one-month period ended on 15 February 2008, the last NYSE Trading Day before Staples publicly announced its intention to make an offer for Corporate Express; a premium of approximately 70% to the average closing price per ADS on the NYSE during the three-month period then ended; a premium of approximately 36% to the average closing price per ADS on the NYSE during the six-month period then ended and a premium of approximately 10% to the average closing price per ADS on the NYSE during the twelve-month period then ended;

•
a premium of approximately 96% to the closing price per ADS on the NYSE on 4 February 2008, the last NYSE Trading Day before rumours of a potential offer for Corporate Express circulated in the market; and

•
a premium of approximately 57% to the closing price per ADS on the NYSE on 15 February 2008, the last NYSE Trading Day before Staples publicly announced its intention to make an offer for Corporate Express.

See Section 6.1 (Substantiation of the Offer Price).

5.3.3    Offer Price per Preference Share

The Offer Price per Preference Share of EUR 3.15 represents:

•
a premium of approximately 2% to the one-month average closing price of EUR 3.09, approximately 0% to the three-month average closing price of EUR 3.15, approximately 1% to the six-month average closing price of EUR 3.11 and approximately 1% to the one-year average closing price of EUR 3.11 per Preference Share on Euronext Amsterdam for the period ended 15 May 2008;

•
a premium of approximately 0% to the one-month average closing price of EUR 3.12, approximately 3% to the three-month average closing price of EUR 3.05, approximately 2% to the six-month average closing price of EUR 3.07 and approximately 0% to the one-year average closing price of EUR 3.15 per Preference Share on Euronext Amsterdam for the period ended 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; and

•
a price per Preference Share that does not take into account the EUR 0.21 dividend paid to the Preference Shareholders on 11 April 2008.

5.3.4    Bond Offer Price

For each Bond tendered under the terms and conditions of the Bond Offer, the Offeror offers an amount in cash calculated in accordance with the following formula and rounded down to the nearest eurocent (EUR 0.01) (the Bond Offer Price):

Bond Offer Price = (B / C) * O, where:

B
means EUR 1,000, the principal amount of the Bond;

C
means the applicable conversion price upon a Change of Control on the Settlement Date, as calculated in accordance with, and as adjusted according to the circumstances defined in, the Bond Terms and Conditions, including any Cash Dividend paid; and

O
means the Offer Price per Ordinary Share.

Accordingly, provided that no dividends or distributions have been paid or made on the Ordinary Shares between 31 December 2007 and the Settlement Date other than the dividend of EUR 0.21 paid on 24 April 2008, the Bond Offer Price will be EUR 1,164.72 if the Settlement Date is on or prior to 18 December 2008. Such amount is calculated as the product of (i) 145.59 Shares (i.e., "B" divided by "C", the conversion price of approximately EUR 6.87 per Ordinary Share that would apply to conversions taking place on or before 18 December 2008 following a Change of Control (after all adjustments required by the Bond Terms and Conditions, including prior Cash Dividends)) multiplied by (ii) "O", the Offer Price per Ordinary Share.

For the avoidance of doubt, the Bond Offer Price will be deemed to include compensation for all interest accrued but unpaid through and including the Settlement Date and no additional consideration shall be paid or due for that interest.

See 6.1 (Substantiation of the Offer Price).

5.4    The Offeror

Staples Acquisition B.V., the Offeror, is a newly formed Dutch private limited company and an indirect wholly owned subsidiary of Staples, Inc.

See Section 6.2 (The Offeror).

5.5    The Rationale for the Offer and Strategy

Staples believes the transaction will provide the following significant benefits to both Corporate Express and Staples stakeholders:

All Cash Offer:    The Offer provides Securityholders the opportunity to realize certain and immediate value in cash for their Securities. The Offeror believes that Corporate Express faces significant business risks and execution challenges in pursuing its standalone strategy. These challenges, coupled with the weakening U.S. and global economies, underscore the value created by Staples' all cash Offer.

Enhanced Valuation:    The transaction delivers Securityholders superior value per share relative to the value based on Corporate Express' standalone prospects:

•
despite implementing strategic initiatives and changes in management in October 2007, the per share value of the Ordinary Shares declined approximately 42% from EUR 7.54 on the date Corporate Express announced the completion of its strategic review (1 October 2007) to EUR 4.32 on the day before rumours of a potential offer for Corporate Express circulated in the market (4 February 2008). Staples believes the unaffected trading price and related Corporate Express valuation reflected the market's view of Corporate Express as a standalone company;

•
the Offer Price per Ordinary Share, together with the EUR 0.21 dividend that Shareholders have received per Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008, represents a premium of approximately 90% to the closing price per Ordinary Share on Euronext Amsterdam on 4 February 2008, the day before rumours of a potential offer for Corporate Express circulated in the market;

•
the Offer Price per Ordinary Share implies an 8.6x enterprise value to the consensus EBITDA estimate for Corporate Express for the year ended 31 December 2008 as reported by I/B/E/S on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express. Such multiple represents a premium over the average ratio of 7.1x for the enterprise value to the consensus EBITDA estimates for the year ended 31 December 2008 (and calendarised if different than the actual year end of the respective companies) for members of the Corporate Express Peer Group as reported by I/B/E/S on 18 February 2008; and

•
after Corporate Express announced the implementation of its strategic initiatives and changes in management in October 2007, the per share value of the Ordinary Shares traded down from EUR 7.54 per share on 1 October 2007 to a low of EUR 3.49 on 21 January 2008, with an average trading price per Ordinary Share from 1 October 2007 to 18 February 2008 of EUR 5.95 (a discount of 37% from the Offer Price per Ordinary Share).

Compelling Combination:    As a result of the business combination, Corporate Express will be able to focus on long term value creation within a larger and more diverse organization with the greater financial resources (including earnings and cash flows) that are available to Staples. Customers and employees will realize both short-term and long-term strategic, financial and other benefits:

•
Strength of Staples Senior Management Team:  Members of Staples' senior management team have an average tenure with Staples of 14 years and have led Staples to sales growth of 10% per year and earnings per share growth of 17% per year on a compound annual growth rate basis for the three fiscal years ended 2 February 2008. This earnings per share growth is on an adjusted basis excluding non-recurring items. If non-recurring items are included in earnings per share for the three fiscal years ended 2 February 2008, the earnings per share growth would be 15% on a compound annual growth rate basis.

•
Realizing Operational Excellence:  Through the combined company, Corporate Express will be better positioned to significantly improve its operating performance. Corporate Express' ability to draw upon Staples' management experience and implement Staples' best practices will allow it to boost its operating performance, which, as illustrated in the table below, for the past three years, has been characterized by slower top line growth as compared to Staples, declining gross contribution margins as compared to Staples' expanding gross profit margins and operating result margins significantly lower than Staples. Corporate Express will also benefit from Staples' extensive experience and resources in the office products sector, including Staples' ongoing initiatives such as developing strategic relationships with key vendors, creating a shared value proposition for customers, optimizing its supply chain and continuing to invest in customer service.

	Corporate Express(3)						Staples(4)
	2007		2006		2005		2007		2006		2005
Sales growth(1)	2.4%		7.4%		6.9%		8.9%		10.6%		11.3%
Gross contribution (margin)(2) as a % of sales	32.7%		32.8%		33.1%		N/	A	N/	A	N/	A
Gross profit (margin)(2) as a % of sales	N/	A	N/	A	N/	A	28.7%		28.6%		28.5%
Operating result (margin) as a % of sales	3.6%		4.1%		3.9%		8.0%		8.1%		7.7%

(1)
Staples' fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Fiscal 2007 and fiscal 2005 each consisted of 52 weeks, while fiscal 2006 consisted of 53 weeks. The sales growth presented above for Staples is adjusted to reflect 52 weeks in fiscal 2006.

(2)
Corporate Express reports gross contribution, while Staples reports gross profit. The definitions of these two metrics differ and, therefore, the two sets of values cannot be directly compared. Corporate Express' gross contribution is defined in their 2007 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com) as net sales less purchase value of trade goods sold. Staples' gross profit is defined as net sales less the cost of merchandise sold, rent and occupancy costs, delivery and distribution expenses.

(3)
All of the information above related to Corporate Express has been derived from their 2007 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com), except for the 2005 sales growth rate. While Corporate Express' financial results for 2007, 2006 and 2005 reflect ASAP Software as a discontinued operation, the net results of this business had been included in continuing operations for 2004. For comparability purposes, the 2005 sales growth rate above was calculated by removing ASAP Software sales from the 2004 sales total reported in the 2006 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com). Corporate Express prepares its financial statements in accordance with IFRS as adopted by the EU.

(4)
Staples prepares its financial statements, from which the information in this table is derived, in accordance with U.S. Generally Accepted Accounting Principles.

•
Enhanced Geographic Reach:  The increased global diversification for both companies promotes growth and better supports all stakeholders. The enhanced geographic reach of the combined businesses of Corporate Express and Staples will create opportunities for economies of scale and benefit customers as Staples brings its operational excellence into new and existing geographies served by Corporate Express, although the precise amount of such economies of scale cannot be determined at this time as neither the Offeror nor Staples has had access to non-public information relating to Corporate Express.

•
Improved Customer Value:  The combined business platform will better serve customers of both companies. Customers will benefit from expanded product and service offerings, improved distribution capabilities, shared best practices and a more efficient cost structure.

•
Commitment to Corporate Values and Employees:  Staples is committed to responsible corporate citizenship, or what Staples refers to internally as Staples Soul. Staples Soul is a holistic approach to business that recognizes the close connection between Staples' financial success and its desire to make a positive impact on its associates, communities and the planet. Staples believes that by practicing sound ethics, sustaining the environment, embracing diversity, and giving back to the community, Staples will solidify its place as the world's premier office products company. Staples believes Corporate Express employees will benefit from being part of the combined enterprise that adopts Staples' commitment to people development and training opportunities.

•
Recognized Brands:  Staples and Corporate Express both have strong and well positioned brands.

See Section 6.3 (The Rationale for the Offer and Strategy).

5.6    Financing of the Offer

On 1 April 2008, Staples announced that it entered into a definitive USD 3 billion credit agreement (the "Credit Agreement") with financing arranged by Lehman Brothers Inc., Bank of America and HSBC Bank USA and that the funds available under the Credit Agreement, together with its cash reserves and the funds available under its existing revolving credit facility, are sufficient to finance Staples' acquisition of Corporate Express. There are no conditions precedent to funding under the Credit Agreement other than customary conditions. Staples has no reason to believe that these conditions precedent under the Credit Agreement will not be satisfied at or prior to the Acceptance Closing Time.

On 13 May 2008, Staples announced an increase of the Offer Price per Ordinary Share to EUR 8.00. The funds available under the Credit Agreement, together with Staples' cash reserves and the funds available under its existing revolving credit facility, are sufficient to finance the acquisition of Corporate Express following such price increase.

See Section 6.4 (Financing of the Offer).

5.7    Offer Conditions

The Offer, which comprises inter-related cash offers for different types of securities, is contingent upon the satisfaction or, to the extent legally permitted and at the Offeror's sole discretion, waiver of certain conditions, including the valid tender (or defective tender provided that such defect has been waived by the Offeror) prior to the Acceptance Closing Time of a number of Ordinary Shares, including Ordinary Shares represented by ADSs, that, together with the Ordinary Shares, including Ordinary Shares represented by ADSs, owned by Staples or the Offeror and/or any of their affiliates at the Acceptance Closing Time, represents at least 75% of the Ordinary Shares, including Ordinary Shares represented by ADSs, issued and outstanding at the Acceptance Closing Time.

See Section 6.5 (Offer Conditions).

5.8    Acceptance of the Offer and Tender of Securities

5.8.1    Acceptance of the Offer and Tender by Ordinary Shareholders or Preference Shareholders through an Admitted Institution

Shareholders who hold their Ordinary Shares or Preference Shares through an Admitted Institution must make their acceptance known via their custodian, bank or broker prior to 17.30 hours CET (11.30 hours EDT) on 27 June 2008, unless the Acceptance Period is extended in accordance with Section 7.5 (Extension of the Acceptance Period). Custodians, banks or brokers may set an earlier deadline for communication by Shareholders in order to permit the custodian, bank or broker to communicate acceptances to the Dutch Settlement Agent in a timely manner. Accordingly, Shareholders holding Ordinary Shares or Preference Shares through a financial intermediary should comply with the dates communicated by such financial intermediary as such dates may differ from the dates and times noted in this Offer Memorandum.

If the Offeror declares the Offer unconditional, the acceptance of the Offer by a Shareholder constitutes the Shareholder's binding agreement to sell, and the Offeror's agreement to purchase, the Ordinary Shares or Preference Shares, subject to the terms and conditions set out in this Offer Memorandum.

See Section 7.2.1 (Acceptance of the Offer and Tender of Shares by Ordinary Shareholders or Preference Shareholders through an Admitted Institution).

5.8.2    Acceptance of the Offer and Tender by Ordinary Shareholders or Preference Shareholders Individually Recorded in the Corporate Express Shareholders Register

Shareholders owning Ordinary Shares or Preference Shares individually recorded in the Corporate Express shareholders register wishing to accept the Offer in respect of such Shares must deliver a completed and signed acceptance form to the Dutch Settlement Agent prior to the Acceptance Closing Time. The acceptance forms are available upon request from the Offeror or the Dutch Settlement Agent (ING BANK N.V., ING Wholesale Banking Securities Services, Attn: Paying Agency Services Department, Van Heenvlietlaan 220, 1083 CN Amsterdam, The Netherlands, tel: +31 (0) 20 797 9398, fax: +31 (0) 20 797 9607, email: iss.pas@mail.ing.nl). The acceptance form will also serve as a deed of transfer (akte van levering) with respect to the Shares referenced therein.

See Section 7.2.2 (Acceptance of the Offer and Tender by Ordinary Shareholders or Preference Shareholders Individually Recorded in the Corporate Express Shareholders Register).

5.8.3    Acceptance of the Offer and Tender by ADS Shareholders

Shareholders holding ADSs in registered form, either in ADR form or in uncertificated form through the Direct Registration System, may accept the Offer and tender ADSs to the U.S. Settlement Agent by delivering to the U.S. Settlement Agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution, together with the ADRs representing the ADSs specified on the face of the letter of transmittal, if applicable, prior to the Acceptance Closing Time. The letters of transmittal and other associated forms are available upon request from the U.S. Settlement Agent (BNY Mellon Shareowner Services, c/o Mellon Investor Services, Attn: Corporate Action Department—27th Floor, 480 Washington Boulevard, Jersey City, NJ 07310, United States of America, tel: +1 800 777 3674, fax: +1 201 680 4626). If ADRs are not available, Shareholders holding ADSs in the form of ADRs may also follow the guaranteed delivery procedures described in Section 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders) of this Offer Memorandum. Completed letters of transmittal and, if applicable, ADRs, should not be sent to the Offeror, Staples, the Dutch Settlement Agent, the Bank of New York, the depositary for the ADSs, or the Information Agent.

Shareholders holding ADSs in book entry form, all of which are held through the facilities of DTC, must instruct the custodians, banks or brokers through which such Shareholders own their ADSs to tender such ADSs to the DTC account of the U.S. Settlement Agent through the book-entry transfer facilities of DTC together with an agent's message acknowledging that the tendering ADS Shareholder has received and agrees to be bound by the letter of transmittal and this Offer Memorandum prior to the Acceptance Closing Time. If the procedure for book-entry transfer cannot be completed on a timely basis, Shareholders holding ADSs in book entry form may also follow the guaranteed delivery procedures described in Section 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders) of this Offer Memorandum. Custodians, banks or brokers may set an earlier deadline for communication by ADS Shareholders in order to permit the custodian, bank or broker to communicate acceptances to the U.S. Settlement Agent in a timely manner. Accordingly, an ADS Shareholder holding ADSs through a financial intermediary should comply with the dates communicated by such financial intermediary as they may differ from the dates and times noted in this Offer Memorandum.

If the Offeror declares the Offer unconditional, the acceptance of the Offer by an ADS Shareholder constitutes the ADS Shareholder's binding agreement to sell, and the Offeror's agreement to purchase, the ADSs, subject to the terms and conditions set out in this Offer Memorandum.

See Section 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders).

5.8.4    Acceptance of the Offer and Tender of Bonds by Bondholders

Bondholders must make their acceptance of the Bond Offer known to their custodian, bank or broker by requesting their custodian, bank or broker to deliver a duly completed Electronic Acceptance Notice to the Dutch Settlement Agent prior to the Acceptance Closing Time. If the Offeror declares the Offer unconditional, the acceptance of the Bond Offer by a Bondholder constitutes the Bondholder's binding agreement to sell, and the Offeror's agreement to purchase, the Bonds to which the Electronic Acceptance Notice relates, subject to the terms and conditions set out in this Offer Memorandum.

If the Offer is not declared unconditional, all acceptances and corresponding Electronic Acceptance Notices will be deemed to be automatically withdrawn.

Bondholders not holding their Bonds through the Clearing Systems should contact the Dutch Settlement Agent for information on the process through which they should submit their Bonds for acceptance under the Bond Offer.

See Section 8.2 (Acceptance of the Offer and Tender of Bonds by Bondholders).

5.9    Undertakings, Representations and Warranties by Tendering Securityholders

Each Securityholder tendering Securities pursuant to the Offer undertakes, represents and warrants that:

(i)
the tender of any Securities constitutes an acceptance by the Securityholder of the Offer with respect to the Securities as tendered, on and subject to the terms and conditions of the Offer;

(ii)
such Securityholder has full power and authority to tender, sell and deliver (leveren), the Securities stated to have been tendered to the Offeror (together with all rights attaching thereto) and, when the same are purchased by the Offeror for cash, the Offeror will acquire such Securities, with full title guarantee and free and clear of all third party rights and restrictions of any kind;

(iii)
such Securityholder has not entered into any other agreement to tender, sell or deliver (leveren) the Securities stated to have been tendered to any party other than the Offeror; and

(iv)
such Securities are being tendered in compliance with the restrictions as set out in Section 1. (Restrictions and Important Information) and the securities and other applicable laws or regulations of the jurisdiction(s) in which such Securityholder is subject, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tender of such Securities.

See Section 7.3 (Undertakings, Representations and Warranties by Tendering Shareholders) and Section 8.3 (Undertakings, Representations and Warranties by Tendering Bondholders).

5.10    Acceptance Period

The Acceptance Period begins at 9.00 hours CET (3.00 hours EDT) on 20 May 2008, and expires, subject to extension in accordance with article 15 of the Takeover Decree, at 17.30 hours CET (11.30 hours EDT), on 27 June 2008. The Acceptance Period may be extended as described in Sections 5.11, 7.5 and 8.5 (Extension of the Acceptance Period).

Securities tendered prior to the Acceptance Closing Time may not be withdrawn, subject to the right of withdrawal of any tendered Securities during any extension of the Acceptance Period in accordance with the provisions of article 15 of the Takeover Decree. Securities tendered prior to the initial Acceptance Closing Time may be withdrawn during the extended Acceptance Period. However, during any such extension of the Acceptance Period, any Securities previously tendered and not withdrawn will remain subject to the Offer.

If all Offer Conditions are satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived and the Offeror declares the Offer unconditional, the Offeror will accept all Securities that have been validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and not previously withdrawn pursuant to the terms of the Offer.

See Section 7.4 (Acceptance Period).

5.11    Extension of the Acceptance Period

If one or more of the Offer Conditions is not satisfied, the Offeror may extend the Acceptance Period one time for a minimum period of two (2) weeks and a maximum period of ten (10) weeks so that the Offer Conditions may be satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived. If the Offeror extends the Acceptance Period, the Offeror will make a public announcement to that effect within three (3) Business Days following the Acceptance Closing Date in accordance with article 15, paragraph 2 of the Takeover Decree.

If the Offeror extends the Offer past the initial Acceptance Closing Time, all references in this Offer Memorandum to the "Acceptance Closing Time", "Acceptance Closing Date" or "17.30 hours CET (11.30 hours EDT), on 27 June 2008" shall, unless the context requires otherwise, be changed, as applicable, to the latest time and date to which the Offer has been so extended.

See Section 7.5 (Extension of the Acceptance Period).

5.12    Declaring the Offer Unconditional

The Offer is subject to the satisfaction or, to the extent legally permitted and at the Offeror's sole discretion, waiver of the Offer Conditions, including, but not limited to, the Minimum Acceptance Condition. The Offeror reserves the right to waive the Offer Conditions to the extent permitted by law. If the Offeror waives one or more Offer Conditions, the Offeror will inform Securityholders of any such waiver by such means as required by the Merger Rules.

Unless the Acceptance Period is extended, the Offeror will announce within three (3) Business Days after the Acceptance Closing Date whether or not it declares the Offer unconditional. In the event the Offer will not be declared unconditional, the Offeror will publicly announce the reasons why it did not declare the

Offer unconditional. If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror will accept for payment all Securities validly tendered (or defectively tendered provided that such defect has been waived by the Offeror).

See Section 7.6 (Declaring the Offer Unconditional (gestanddoening)).

5.13    Post Acceptance Period

If all Offer Conditions are satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived by the Offeror and the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror may, within three (3) Business Days after declaring the Offer unconditional, announce a Post Acceptance Period to enable Securityholders that did not tender their Securities during the Acceptance Period to tender their Securities under the same terms and conditions applicable to the Offer. Any such Post Acceptance Period will commence on the first Business Day following the announcement of a Post Acceptance Period and remain open for a period of no longer than two (2) weeks. If the Post Acceptance Period is announced, the Offeror will continue to accept for payment all Securities validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) during such period and will pay for such Securities within five (5) Business Days following the end of the Post Acceptance Period or as otherwise set out in the announcement. Securities validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) during the Post Acceptance Period may not be withdrawn.

See Section 7.7 (Post Acceptance Period).

5.14    Settlement of the Offer

If the Offeror declares the Offer unconditional (gestand wordt gedaan), Securityholders who accepted the Offer and tendered and delivered their Securities prior to the Acceptance Closing Time will receive on the Settlement Date, which will take place no later than five (5) Business Days following the Unconditional Date, the Offer Price per Ordinary Share, the Offer Price per ADS, the Offer Price per Preference Share and/or the Bond Offer Price, as applicable, in respect of each Security validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd).

See Section 7.8 (Settlement of the Offer).

5.15    Tax Consequences

Section 14 (Tax Aspects of the Offer) discusses certain tax consequences of accepting the Offer and tendering Securities. The Offeror urges Securityholders to consult their own tax advisor to determine the particular tax consequences applicable to them (including the application of any state, local or foreign income and other tax laws) from the receipt of cash in exchange for Securities pursuant to the Offer, in light of their individual circumstances.

5.16    Commissions and Fees

Shareholders who accept the Offer and tender their Shares will not have to pay any transaction fees or brokerage commissions if:

•
the Shareholder instructs the Shareholder's financial intermediary, that is an Admitted Institution, to tender the Shareholder's Ordinary Shares or Preference Shares, subject to the policies of such Admitted Institution;

•
the Shareholder's Ordinary Shares or Preference Shares are registered in the Shareholder's name and the Shareholder tenders them to the Dutch Settlement Agent; or

•
the Shareholder holds ADSs in registered form and tenders them to the U.S. Settlement Agent.

If a financial intermediary tenders ADSs on behalf of a Shareholder, such financial intermediary may charge the Shareholder a fee for doing so. Shareholders should consult their financial intermediary to determine whether any charges will apply.

Admitted Institutions are entitled to receive a commission from the Dutch Settlement Agent on behalf of the Offeror in the amount of EUR 0.00542 in respect of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), and EUR 0.0098 in respect of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), up to a maximum of EUR 2,500 per tendering Shareholder. The commission must be claimed from the Offeror through the Dutch Settlement Agent within thirty (30) days after the Settlement Date.

See Section 7.9 (Commissions and Fees).

5.17    Risks and Consequences Following Settlement of the Offer

Securityholders who do not accept the Offer and tender their Securities should carefully consider the following risks, which are in addition to the risks associated with the business, operations and structure of Corporate Express and its subsidiaries as the business, operations and structure of Corporate Express and its subsidiaries may change from time to time.

•
Possible Effects of the Offer on the Market for the Securities.  Settlement of the Offer will reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Securities held by the public.

•
Termination of Listing.  If the Offeror declares the Offer unconditional, the Offeror intends to terminate the listing of Ordinary Shares and Preference Shares on Euronext Amsterdam and the listing of ADSs on the NYSE as soon as possible thereafter. This would further adversely affect the liquidity of any Shares not tendered in the Offer. In the case of a public offer, Euronext Amsterdam policy prohibits delisting until at least 95% of the listed shares are held by a single entity or by a group controlled by a single entity. The Offeror also intends to cause Corporate Express to make a filing with the SEC requesting termination of the registration of the ADSs under the Exchange Act, which may result in the termination of Corporate Express' reporting obligations under the Exchange Act. The Offeror further intends to cause Corporate Express to terminate the deposit agreement relating to the ADSs.

•
Acquisition of Remaining Shares.  The Offeror expects to acquire all of the issued and outstanding Shares and to align Corporate Express with the holding and financing structure of Staples and its affiliates by any legally permitted means. Such means may include, but will not necessarily be limited to, a compulsory acquisition procedure in accordance with article 2:359c or 2:92a of the Dutch Civil Code (a "Squeeze-Out"), a legal merger (juridische fusie) between Corporate Express and the Offeror and/or an affiliate of the Offeror in accordance with article 2:309 et seq of the Dutch Civil Code (a "Legal Merger"), a contribution of assets to Corporate Express in exchange for new shares issued (in which case the existing shareholders do not have pre-emptive rights), or a sale of assets by Corporate Express.

•
Reorganisation.  After Settlement of the Offer, the Offeror may reorganise and restructure the Corporate Express Group. Such reorganisation may have a significant effect on the structure, assets and business of the Corporate Express Group and may result in Corporate Express and Staples operating their businesses together by means of joint venture or other contractual arrangements. A reorganisation may also result in the sale of assets from any entity within the Corporate Express Group to Staples, its subsidiaries or affiliates or to a third party.

•
Margin Regulations.  The ADSs are currently "margin securities" under the regulations of the Board of Governors of the United States Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs for the purpose of buying, carrying or trading in securities. Following Settlement of the Offer, the ADSs may no longer qualify as "margin securities".

•
Conversion to Private Limited Company.  As soon as the applicable legal requirements have been satisfied, the Offeror intends to convert Corporate Express into a Dutch private limited company (besloten vennootschap met beperkte aansprakelijkheid), which will, among other consequences, cause all Ordinary Shares and Preference Shares to become subject to transfer restrictions.

•
Reduced Governance Rights.  In the event that the Shares or shares of any successor to Corporate Express cease to be publicly traded, the statutory and non-statutory provisions applicable to the governance of public or listed companies will no longer apply and the rights of minority shareholders will be limited to the statutory minimum.

•
Controlling Shareholder.  Following the Settlement Date, Corporate Express will be majority controlled by the Offeror and the Offeror and/or its affiliates will appoint all or a majority of the members of the Supervisory Board and the Executive Board.

•
Dividend Policy.  The Offeror expects to cause Corporate Express to stop paying regular cash dividends after the Settlement Date for the foreseeable future, subject to any applicable requirements under

  Dutch law. Distributions, if any, on the relevant Shares made after the Settlement Date (if any) will be deducted for purposes of establishing the value per Share in the event of any Legal Merger or other relevant measure.

•
Tax Treatment of Distributions.  The Offeror and its affiliates have no insight into, and will have no responsibility for, the tax consequences for Shareholders resulting from any cash or share dividend or other distribution made by Corporate Express or any successor entity to Corporate Express.

•
Possible Actions in Respect of the Bonds.  The Offeror may decide to take action after settlement of the Bond Offer to redeem all Bonds outstanding, thereafter, or to amend the Bond Terms and Conditions. Such amendments may include amendment of the maturity of the Bonds or amendment of the covenants made by Corporate Express vis-à-vis Bondholders to make such covenants consistent with the covenants made by Staples to its financing banks.

See Section 6.6 (Risks and Consequences Following Settlement of the Offer).

5.18    Employee Consultations

Consultations have taken place with the trade unions involved, and the secretariat of the Social Economic Council (Sociaal-Economische Raad) has been informed of the Offer in accordance with the SER Merger Code 2000 (SER-besluit Fusiegedragsregels 2000).

In view of the fact that no agreement has been reached with the Boards on the Offer, the Dutch Works Councils Act (Wet op de Ondernemingsraden) does not require consultation by the Offeror of the (central) works council of Corporate Express in respect of the actual Offer itself.

See Section 6.7 (Employee Consultations).

5.19    Announcements

The Offeror will make any announcements stating whether the Offeror declares the Offer unconditional (gestand wordt gedaan) or concerning an extension of the Offer past the initial Acceptance Closing Time by press release, a copy of which will be made available on the Staples website at www.staples.com. See Section 7.10 and 8.9 (Announcements) and Sections 7.5 and 8.5 (Extension of the Acceptance Period). Subject to any applicable requirements of the Merger Rules, including, to the extent applicable, the U.S. federal securities laws and regulations, and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to communicate any public announcement other than as described above.

5.20    Indicative Timetable

Expected Date and Time	Event
19 May 2008	Publication of press release announcing the availability of this Offer Memorandum and the commencement of the Offer
9.00 hours CET (3.00 hours EDT) on 20 May 2008	Commencement of the Acceptance Period under the Offer, in accordance with article 14 of the Takeover Decree
17.30 hours CET (11.30 hours EDT), on 27 June 2008, subject to extension	Acceptance Closing Time Deadline for Securityholders wishing to accept the Offer and tender their Securities
Not later than three (3) Business Days after the Acceptance Closing Date
Unconditional Date
the date on which the Offeror will publicly announce whether the Offeror declares the Offer unconditional (gestand wordt gedaan) in accordance with the Merger Rules. Article 16, paragraph 1 of the Takeover Decree requires the Offeror to make such announcement within three (3) Business Days after the Acceptance Closing Date
Not later than five (5) Business Days after the Unconditional Date
Settlement Date
the date on which, in accordance with the terms and conditions of the Offer, the Offeror shall pay the Offer Price per Ordinary Share, the Offer Price per ADS, the Offer Price per Preference Share and/or the Bond Offer Price, as applicable, in respect of each Security validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd) prior to the Acceptance Closing Time, which date shall be promptly, but in any event, within five (5) Business Days following the Unconditional Date, subject to the Offeror declaring the Offer unconditional (gestand wordt gedaan)

6.    EXPLANATION OF THE OFFER

On 19 February 2008, Staples announced that it made a proposal to the Executive Board and the Supervisory Board to acquire all the issued and outstanding Ordinary Shares. In a subsequent press release dated 18 March 2008, Staples confirmed its intention to acquire Corporate Express and in such release, and again in a press release dated 1 April 2008, confirmed that it had secured debt financing that, together with existing cash reserves and the existing revolving credit facility, would provide Staples with funding sufficient to satisfy its obligations under the Offer.

6.1    Substantiation of the Offer Price

6.1.1    Introduction

In preparing this Offer, the Offeror did not have access to non-public information of Corporate Express. Accordingly, the Offeror relied on certain publicly available financial information as derived from annual accounts, analyst presentations, market reports, press releases and additional public financial information provided by Corporate Express. There are certain risks associated with completing an acquisition based solely on publicly available information, including unforeseen integration risks, undisclosed forward-looking business plans, undisclosed litigation, undisclosed liabilities and unforeseen impact on Staples' credit ratings and, consequentially, Staples' cost of debt. Staples and the Offeror have taken all of the aforementioned into account to the extent reasonably possible in determining the Offer Price per Ordinary Share, the Offer Price per Preference Share, the Offer Price per ADS and the Bond Offer Price.

Offer Price per Ordinary Share, the Offer Price per ADS and the Offer Price per Preference Share

In establishing the Offer Price per Ordinary Share, the Offer Price per ADS and the Offer Price per Preference Share, the Offeror has carefully considered the history and prospects of Corporate Express, including analyses of historic financial information derived from Corporate Express' financial statements, market reports and press releases and potential future developments in profitability, cash flows and balance sheet. The Offer also takes into account historical market valuation of the Shares. Furthermore, the Offeror has performed careful financial analyses and considered other relevant data in establishing such offer prices. The most material of such analyses and data are identified below:

•
Corporate Express' consolidated balance sheet position as of 31 December 2007;

•
182,901,621 Ordinary Shares issued and outstanding as of 31 March 2008;

•
5,477,381 options to acquire Ordinary Shares outstanding as of 31 December 2007 as shown in the table below. The option holders have the right to tender the Ordinary Shares issuable upon the exercise of the options under the same terms and conditions as described in this Offer Memorandum:

Options Outstanding to Acquire Ordinary Shares

Year of Granting	Number of Options	Exercise Price
2003	400,738	EUR 2.70
2003	899	EUR 3.59
2004	599,170	EUR 7.37
2005	1,371,089	EUR 7.40
2006	1,430,922	EUR 14.65
2007	1,674,563	EUR 10.08

Total	5,477,381
Weighted Average Exercise Price		EUR 9.77
•
53,281,979 Preference Shares issued and outstanding as of 31 March 2008;

•
target share prices for Ordinary Shares published by research analysts at ABN AMRO, Citigroup, Fortis, Goldman Sachs, ING, Keijser, Petercam, Rabo Securities, SNS Securities, Theodoor Gilissen and UBS who follow Corporate Express and the market in which it operates and regularly issue reports thereon. As of 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express, the median target price for Ordinary Shares published by such research analysts was EUR 5.50, the average target price for Ordinary Shares published by such research analysts was EUR 6.08 and the target prices for Ordinary Shares published by such research analysts at these institutions ranged from EUR 4.50 to EUR 9.00;

•
a comparison of valuation multiples of Corporate Express to the valuation multiples of members of the Corporate Express Peer Group. The comparability of Corporate Express to members of the Corporate Express Peer Group is, however, subject to certain limitations, as the members of the Corporate Express Peer Group operate in a variety of countries, employ different business models, have different capital structures and are listed on different stock exchanges. The average ratio of enterprise value to the consensus EBITDA estimates for the year ended 31 December 2008 (and calendarised if different than the actual year end of the respective companies) for members of the Corporate Express Peer Group as reported by I/B/E/S on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express, was approximately 7.1x. The Offer Price per Ordinary Share implies a ratio of enterprise value to the consensus EBITDA estimate for Corporate Express for the year ended 31 December 2008, as reported by I/B/E/S on 18 February 2008, of approximately 8.6x;

•
a comparison of Corporate Express' Ordinary Share price over the last twelve months to an index comprised of the share prices of members of the Corporate Express Peer Group over the same period. The comparability of Corporate Express to members of the Corporate Express Peer Group is, however, subject to certain limitations, as the members of the Corporate Express Peer Group operate in a variety of countries, employ different business models, have different capital structures and are listed on different stock exchanges;

•
bid premiums in transactions involving offers for publicly traded ordinary shares of the following 22 companies announced during the period from 1 January 2005 to 28 March 2008 that were deemed comparable to Staples' offer for Corporate Express: Hunter Douglas, P&O Nedlloyd, Versatel, AM, Frans Maas, McGregor, Airspray, Athlon Holding, VNU, Nedschroef, Wegener, Endemol, Univar, Numico, ABN AMRO, Getronics, TeleAtlas, Hagemeyer, Grolsch, Vedior, Stork and Econosto. For such offers, the median and average bid premiums to the trading price one (1) day prior to the announcement of the offer were 18.0% and 27.9%, respectively, and the median and average bid premiums to the trading price one month prior to the announcement of the offer were 24.9% and 32.0%, respectively;

•
the historical market prices for the Preference Shares; and

•
offers for publicly traded preference shares in the Dutch Market (and in particular preference shares issued by ABN AMRO) that were deemed comparable to the Offer for the Preference Shares.

Bond Offer Price

For each Bond tendered under the terms and conditions of the Bond Offer, the Offeror offers an amount in cash calculated in accordance with the following formula and rounded down to the nearest eurocent (EUR 0.01) (the Bond Offer Price):

Bond Offer Price = (B / C) * O, where:

B
means EUR 1,000, the principal amount of the Bond;

C
means the applicable conversion price upon a Change of Control on the Settlement Date, as calculated in accordance with, and as adjusted according to the circumstances defined in, the Bond Terms and Conditions, including any Cash Dividend paid; and

O
means the Offer Price per Ordinary Share.

Accordingly, provided that no dividends or distributions have been paid or made on the Ordinary Shares between 31 December 2007 and the Settlement Date other than the dividend of EUR 0.21 paid on 24 April 2008, the Bond Offer Price will be EUR 1,164.72 if the Settlement Date is on or prior to 18 December 2008. Such amount is calculated as the product of (i) 145.59 Shares (i.e., "B" divided by "C", the conversion price of approximately EUR 6.87 per Ordinary Share that would apply to conversions taking place on or before 18 December 2008 following a Change of Control (after all adjustments required by the Bond Terms and Conditions, including prior Cash Dividends)) multiplied by (ii) "O", the Offer Price per Ordinary Share.

For the avoidance of doubt, the Bond Offer Price will be deemed to include compensation for all interest accrued but unpaid through and including the Settlement Date and no additional consideration shall be paid or due for that interest.

6.1.2    Premiums

The Offer Price per Ordinary Share of EUR 8.00, together with the EUR 0.21 dividend that Shareholders have received per Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008, represents:

•
a premium of approximately 80% to the average closing price per Ordinary Share on Euronext Amsterdam during the one-month period ended on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; a premium of approximately 63% to the average closing price per Ordinary Share on Euronext Amsterdam during the three-month period then ended; a premium of approximately 26% to the average closing price per Ordinary Share on Euronext Amsterdam during the six-month period then ended and a discount of approximately 2% from the average closing price per Ordinary Share on Euronext Amsterdam during the twelve-month period then ended;

•
a premium of approximately 90% to the closing price per Ordinary Share on Euronext Amsterdam on 4 February 2008, the day before rumours of a potential offer for Corporate Express circulated in the market;

•
a premium of approximately 51% to the closing price per Ordinary Share on Euronext Amsterdam on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; and

•
a premium of approximately 49% to the median target price per Ordinary Share on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express, based on target prices published by research analysts at ABN AMRO, Citigroup, Fortis, Goldman Sachs, ING, Keijser, Petercam, Rabo Securities, SNS Securities, Theodoor Gilissen and UBS who follow Corporate Express and the market in which it operates and regularly issue reports thereon. Such target prices ranged from EUR 4.50 to EUR 9.00 per Ordinary Share.

See Section 10.2 (Ordinary Share Price Development).

The Offer Price per ADS of EUR 8.00, together with the EUR 0.21 dividend that shareholders have received per Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008 (USD 12.41 and USD 0.33, respectively), represents:

•
a premium of approximately 90% to the average closing price per ADS on the NYSE during the one-month period ended on 15 February 2008, the last NYSE Trading Day before Staples publicly announced its intention to make an offer for Corporate Express; a premium of approximately 70% to the average closing price per ADS on the NYSE during the three-month period then ended; a premium of approximately 36% to the average closing price per ADS on the NYSE during the six-month period then ended and a premium of approximately 10% to the average closing price per ADS on the NYSE during the twelve-month period then ended;

•
a premium of approximately 96% to the closing price per ADS on the NYSE on 4 February 2008, the last NYSE Trading Day before rumours of a potential offer for Corporate Express circulated in the market; and

•
a premium of approximately 57% to the closing price per ADS on the NYSE on 15 February 2008, the last NYSE Trading Day before Staples publicly announced its intention to make an offer for Corporate Express.

The Offer Price per Preference Share of EUR 3.15 represents:

•
a premium of approximately 2% to the one-month average closing price of EUR 3.09, approximately 0% to the three-month average closing price of EUR 3.15, approximately 1% to the six-month average closing price of EUR 3.11 and approximately 1% to the one-year average closing price of EUR 3.11 per Preference Share on Euronext Amsterdam for the period ended 15 May 2008;

•
a premium of approximately 0% to the one-month average closing price of EUR 3.12, approximately 3% to the three-month average closing price of EUR 3.05, approximately 2% to the six-month average closing price of EUR 3.07 and approximately 0% to the one-year average closing price of EUR 3.15 per Preference Share on Euronext Amsterdam for the period ended 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express; and

•
a price per Preference Share that does not take into account the EUR 0.21 dividend paid to the Preference Shareholders on 11 April 2008.

6.2    The Offeror

Staples Acquisition B.V., the Offeror, is a newly formed Dutch private limited company and an indirect wholly owned subsidiary of Staples. Staples formed the Offeror for the purpose of making the Offer and acquiring all of the issued and outstanding Securities.

Staples pioneered the office superstore concept in 1986 and today is the world's largest office products company. Staples is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. In the fiscal year ended 2 February 2008, Staples generated sales of approximately USD 19.4 billion.

See Section 11 (Information on the Offeror).

6.3    The Rationale for the Offer and Strategy

Staples believes the transaction will provide the following significant benefits to both Corporate Express and Staples stakeholders:

All Cash Offer:    The Offer provides Securityholders the opportunity to realize certain and immediate value in cash for their Securities. Corporate Express faces significant business risks and execution challenges in pursuing its standalone strategy. These challenges, coupled with the weakening U.S. and global economies, underscore the value created by Staples' all cash Offer.

Enhanced Valuation:    The transaction delivers Securityholders superior value per share relative to the value based on Corporate Express' standalone prospects:

•
despite implementing strategic initiatives and changes in management in October 2007, the per share value of the Ordinary Shares declined approximately 42% from EUR 7.54 on the date Corporate Express announced the completion of its strategic review (1 October 2007) to EUR 4.32 on the day before rumours of a potential offer for Corporate Express circulated in the market (4 February 2008). Staples believes the unaffected trading price and related Corporate Express valuation reflected the market's view of Corporate Express as a standalone company;

•
the Offer Price per Ordinary Share, together with the EUR 0.21 dividend that Shareholders have received per Corporate Express Ordinary Share since Staples announced its EUR 7.25 indicative offer on 19 February 2008, represents a premium of approximately 90% to the closing price per Ordinary Share on 4 February 2008, the day before rumours of a potential offer for Corporate Express circulated in the market;

•
the Offer Price per Ordinary Share, implies an 8.6x enterprise value to the consensus EBITDA estimates for Corporate Express expected for the year ended 31 December 2008 as reported by I/B/E/S on 18 February 2008, the day before Staples publicly announced its intention to make an offer for Corporate Express. Such multiple represents a premium over the average ratio of 7.1x for the enterprise value to the consensus EBITDA estimates for the year ended 31 December 2008 (and calendarised if different than the actual year end of the respective companies) for members of the Corporate Express Peer Group as reported by I/B/E/S on 18 February 2008; and

•
after Corporate Express announced the implementation of its strategic initiatives and changes in management in October 2007, the per share value of the Ordinary Shares traded down from EUR 7.54 per share on 1 October 2007 to a low of EUR 3.49 on 21 January 2008, with an average trading price per Ordinary Share from 1 October 2007 to 18 February 2008 of EUR 5.95 (37% below the Offer Price per Ordinary Share).

Compelling Combination:    As a result of the business combination, Corporate Express will be able to focus on long term value creation within a larger and more diverse organization with the greater financial resources that are available to Staples. Customers and employees will realize both short-term and long-term strategic, financial and other benefits:

•
Strength of Staples Senior Management Team:  Members of Staples' senior management team have an average tenure with Staples of 14 years and have led Staples to sales growth of 10% per year and earnings per share growth of 17% per year on a compound annual growth rate basis for the three fiscal years ended 2 February 2008. This earnings per share growth is on an adjusted basis, excluding non-recurring items. If non-recurring items are included in earnings per share for the three fiscal years ended 2 February 2008, the earnings per share growth would be 15% on a compound annual growth rate basis.

•
Realizing Operational Excellence:  Through the combined company, Corporate Express will be better positioned to significantly improve its operating performance. Corporate Express' ability to draw upon Staples' management experience and implement Staples' best practices will allow it to boost its operating performance, which, as illustrated in the table below, for the past three years, has been characterized by slower top line growth as compared to Staples, declining gross contribution margins as compared to Staples' expanding gross profit margins and operating result margins significantly lower than Staples. Corporate Express will also benefit from Staples' extensive experience and resources in the office products sector, including Staples' ongoing initiatives such as developing strategic relationships with key vendors, creating a shared value proposition for customers, optimizing its supply chain and continuing to invest in customer service.

	Corporate Express(3)						Staples(4)
	2007		2006		2005		2007		2006		2005
Sales growth(1)	2.4%		7.4%		6.9%		8.9%		10.6%		11.3%
Gross contribution (margin)(2) as a % of sales	32.7%		32.8%		33.1%		N/	A	N/	A	N/	A
Gross profit (margin)(2) as a % of sales	N/	A	N/	A	N/	A	28.7%		28.6%		28.5%
Operating result (margin) as a % of sales	3.6%		4.1%		3.9%		8.0%		8.1%		7.7%

(1)
Staples' fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Fiscal 2007 and fiscal 2005 each consisted of 52 weeks, while fiscal 2006 consisted of 53 weeks. The sales growth presented above for Staples is adjusted to reflect 52 weeks in fiscal 2006.

(2)
Corporate Express reports gross contribution, while Staples reports gross profit. The definitions of these two metrics differ and, therefore, the two sets of values cannot be directly compared. Corporate Express' gross contribution is defined in their 2007 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com) as net sales less purchase value of trade goods sold. Staples' gross profit is defined as net sales less the cost of merchandise sold, rent and occupancy costs, delivery and distribution expenses.

(3)
All of the information above related to Corporate Express has been derived from their 2007 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com), except for the 2005 sales growth rate. While Corporate Express' financial results for 2007, 2006 and 2005 reflect ASAP Software as a discontinued operation, the net results of this business had been included in continuing operations for 2004. For comparability purposes, the 2005 sales growth rate above was calculated by removing ASAP Software sales from the 2004 sales total reported in the 2006 Annual Report and Form 20-F (as published by Corporate Express and presented at www.cexpgroup.com). Corporate Express prepares its financial statements in accordance with IFRS as adopted by the EU.

(4)
Staples prepares its financial statements, from which the information in this table is derived, in accordance with U.S. Generally Accepted Accounting Principles.

•
Enhanced Geographic Reach:  The increased global diversification for both companies promotes growth and better supports all stakeholders. The enhanced geographic reach of the combined businesses of Corporate Express and Staples will create opportunities for economies of scale and benefit customers as Staples brings its operational excellence into new and existing geographies served by Corporate Express, although the precise amount of such economies of scale cannot be determined at this time as neither the Offeror nor Staples has had access to non-public information relating to Corporate Express.

•
Improved Customer Value:  The combined business platform will better serve customers of both companies. Customers will benefit from expanded product and service offerings, improved distribution capabilities, shared best practices and a more efficient cost structure.

•
Commitment to Corporate Values and Employees:  Staples is committed to responsible corporate citizenship, or what Staples refers to internally as Staples Soul. Staples Soul is a holistic approach to business that recognizes the close connection between Staples' financial success and its desire to make a positive impact on its associates, communities and the planet. Staples believes that by practicing sound ethics, sustaining the environment, embracing diversity, and giving back to the community, Staples will solidify its place as the world's premier office products company. Staples believes Corporate Express employees will benefit from being part of the combined enterprise that adopts Staples' commitment to people development and training opportunities.

•
Recognized Brands:  Staples and Corporate Express both have strong and well positioned brands.

6.4    Financing of the Offer

On 1 April 2008, Staples announced that it entered into the Credit Agreement with financing arranged by Lehman Brothers Inc., Bank of America and HSBC Bank USA, and that the funds available under the Credit Agreement, together with its cash reserves and funds available under its existing revolving credit facility, are sufficient to finance Staples' acquisition of Corporate Express. There are no conditions precedent to funding under the Credit Agreement other than customary conditions. Staples has no reason to believe that these conditions precedent under the Credit Agreement will not be satisfied at or prior to the Acceptance Closing Time.

On 13 May 2008, Staples announced an increase of the Offer Price per Ordinary Share to EUR 8.00. The funds available under the Credit Agreement, together with Staples' cash reserves and the funds available under its existing revolving credit facility, are sufficient to finance the acquisition of Corporate Express following such price increase.

6.5    Offer Conditions

The obligation of the Offeror to declare the Offer, which comprises inter-related cash offers for different types of securities, unconditional (gestand te doen) shall be subject to the satisfaction or, to the extent legally permitted and at the Offeror's sole discretion, waiver of the following conditions:

6.5.1	there being tendered for acceptance prior to the Acceptance Closing Time a number of Ordinary Shares, including Ordinary Shares represented by ADSs, that, together with the Ordinary Shares, including Ordinary Shares represented by ADSs, owned by Staples or the Offeror and/or any of their affiliates at the Acceptance Closing Time, represents at least 75% of the Ordinary Shares, including Ordinary Shares represented by ADSs, issued and outstanding at the Acceptance Closing Time;
6.5.2	no Material Adverse Change has occurred or has become known to the Offeror prior to or on the Unconditional Date;
6.5.3
on or prior to the Unconditional Date, no public announcement has been made indicating that a third party has commenced, revised or re-affirmed or that a third party is preparing an offer, or preparing a revision of an offer, for a business combination that would involve an attempt to effect a change of control of Corporate Express through an offer for (i) all or any material portion of the issued and outstanding Shares or Bonds or (ii) all or substantially all of the assets of the Corporate Express Group;
6.5.4
none of Corporate Express and any of its affiliates has taken any action on or prior to the Unconditional Date that, individually or in the aggregate, may materially and adversely affect the Offer, the Offeror's ability to consummate the Offer, the value of the Securities or the value of Corporate Express' assets, including, without limitation, by (i) entering into any agreement, or completing any transaction, involving the sale, purchase, redemption or issue by Corporate Express or its affiliates of any securities, securities convertible or exchangeable into shares or options to subscribe for any of the foregoing (other than pursuant to equity incentive plans operated in the ordinary course of business or the issue of Ordinary Shares upon conversion of the Bonds), or involving the acquisition of material assets or the sale or transfer of a material part of the business or assets by Corporate Express or its affiliates (including the sale of shares in its subsidiaries), including, without limitation, transactions by way of any legal merger, legal demerger, liquidation or any other transactions with similar effect, (ii) entering into any joint venture or similar agreement or arrangement that is reasonably likely to have a material adverse impact on the ability of Staples and/or the Offeror to operate the business of Corporate Express or the ability of the Offeror and/or Corporate Express to integrate or coordinate their respective businesses following the consummation of the Offer, (iii) effecting a split or reverse split of any securities issued by Corporate Express, (iv) entering into, varying or terminating any material agreement outside the ordinary course of business inconsistent with past practice, including, without limitation, providing severance payments upon the termination of employment or similar agreements, (v) approving, declaring or paying a dividend outside of the normal course of its business, or inconsistent with past practice or (vi) giving any undertaking to do any of the foregoing;
6.5.5
on or prior to the Unconditional Date, no order, stay, judgment or decree is issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which restrains, prohibits or delays or is reasonably likely to restrain, prohibit or delay the consummation of the Offer in any material respect;

6.5.6
on or prior to the Unconditional Date, (i) no litigation or other legal, governmental or regulatory proceedings or investigations by a third party (including any regulatory body or governmental authority) has or have been instituted or threatened and is or are continuing and/or (ii) no judgment, settlement, decree or other agreement relating to litigation or other legal, governmental or regulatory proceedings or investigations instituted by a third party (including any regulatory body or governmental authority) is in effect, which (in either case) might, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Offeror and/or Staples to consummate the Offer or operate the business of Corporate Express following the Settlement Date;
6.5.7
the Corporate Express Foundation not having exercised its rights under the call option agreement of the Company and, on or prior to the second Business Day following the Acceptance Closing Date, the Corporate Express Foundation having renounced, irrevocably and subject only to the Offer being declared unconditional (gestand gedaan), any and all rights it may have under the call option agreement with the Company;
6.5.8
on or prior to the Second Business Day following the Acceptance Closing Date, the AFM not having issued an order in terms of article 5:80 Wft prohibiting investment firms (beleggingsondernemingen) from cooperating with the Offer, on the basis that it has found that the Offer is announced, prepared, or made in breach of the provisions of, or pursuant to, Chapter 5.5 Wft and trading in the Ordinary Shares and/or the Preference Shares by Euronext Amsterdam has not been permanently suspended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with article 2706/1 of Euronext Rulebook II;
6.5.9	the occurrence of the following events on or prior to the second Business Day following the Acceptance Closing Date:

(i) the European Commission having unconditionally declared the transactions contemplated by the Offer compatible with the common market under Council Regulation (EC) 139/2004/EC (the "EC Merger Regulation"), and any European Union Member State to which the transactions contemplated by the Offer is referred under Article 9 of the EC Merger Regulation having taken a decision of equivalent effect; and

(ii) either (a) the issuance of an advance ruling certificate ("ARC") pursuant to section 102 of the Competition Act (Canada) (the "Competition Act") by the Commissioner of Competition appointed under the Competition Act (the "Commissioner") to the effect that she is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by the Offer; or (b) the expiry of the waiting period under section 123 of the Competition Act and the Offeror having been advised in writing by the Commissioner that the Commissioner has determined, without conditions, not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by the Offer; and
6.5.10
on or prior to the second Business Day following the Acceptance Closing Date, the Boards, subject only to the Offeror declaring the Offer unconditional, having irrevocably and otherwise unconditionally undertaken towards the Offeror to convene a general meeting of shareholders, to take place within three (3) weeks following the Settlement Date, and the record date of which is not prior to the Settlement Date, for which the agenda includes a proposal by the Supervisory Board to the shareholders of Corporate Express to appoint to the Boards the persons specified by the Offeror in writing to the Company prior to the Acceptance Closing Date and having irrevocably and unconditionally undertaken towards the Offeror to take any and all corporate and other actions reasonably requested by the Offeror in connection therewith, provided that the Offeror may only invoke this Offer Condition if it has informed the Company in writing by the end of the first Business Day following the Acceptance Closing Date of the number of Ordinary Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) under the Offer.

The Offer Conditions are for the sole benefit of the Offeror and may, to the extent permitted by applicable law, be waived by the Offeror at its sole discretion (either in whole or in part).

6.6    Risks and Consequences Following Settlement of the Offer

6.6.1    Possible Effects of the Offer on the Market for the Securities

Settlement of the Offer will, among other things, reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Securities owned by the public in the Offer.

6.6.2    Listing

If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror intends to terminate the listing of Ordinary Shares and Preference Shares on Euronext Amsterdam and the listing of ADSs on the NYSE as soon as possible thereafter. This would further adversely affect the liquidity of any Shares not tendered in the Offer. In addition, the Offeror may initiate any of the procedures as set out in Section 6.6.5 (Legal Structure of Corporate Express Following the Offer), including procedures which would result in termination of the listing of the Securities (including Securities not tendered in the Offer). In the case of a public offer, Euronext Amsterdam policy prohibits delisting until at least 95% of the listed shares are held by a single entity or by a group controlled by a single entity. The Offeror also intends to cause Corporate Express to make a filing with the SEC requesting termination of the registration of the ADSs under the Exchange Act, which may result in the termination of Corporate Express' reporting obligations under the Exchange Act. The Offeror further intends to cause Corporate Express to terminate the deposit agreement relating to the ADSs.

6.6.3    Margin Regulations

The ADSs are currently "margin securities" under the regulations of the Board of Governors of the United States Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of ADSs and the number and market value of ADSs owned by the public, following the completion of the Offer, the ADSs might no longer qualify as "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the ADSs under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

6.6.4    Conversion to Private Limited Company

As soon as the applicable legal requirements have been satisfied, the Offeror intends to convert Corporate Express into a Dutch private limited company (besloten vennootschap met beperkte aansprakelijkheid), which will, among other consequences, cause all Ordinary Shares and Preference Shares to become subject to transfer restrictions.

6.6.5    Legal Structure of Corporate Express Following the Offer

The Offeror expects to acquire all of the issued and outstanding Securities and to align Corporate Express with the holding and financing structure of Staples and its affiliates by any legally permitted means. Such means may include, but will not necessarily be limited to, a Squeeze-Out, a Legal Merger, a contribution of assets to Corporate Express in exchange for new shares issued (in which case the existing Shareholders do not have pre-emptive rights), or a sale of assets by Corporate Express. Since the Offeror and Staples have not been given access to any non-public information regarding Corporate Express, the precise manner in which the holding and finance structure of Staples and Corporate Express might be aligned has not been determined.

For the avoidance of doubt, any or all of the measures and processes described in this Section 6.6.5 may be applied cumulatively, alternatively, or not at all, at the discretion of the Offeror, subject to applicable provisions of Dutch law.

Squeeze-Out

In the event that the Offeror has acquired 95% or more of the issued and outstanding share capital of Corporate Express at or following the Settlement Date, the Offeror expects to initiate a Squeeze-Out, as soon as possible thereafter, in order to acquire the remaining Shares not tendered and not held by the Offeror, Staples or Corporate Express. The Offeror may also initiate a Squeeze-Out at any time after the Settlement Date, if and when it is entitled to do so, with respect to shares in any successor entity to Corporate Express, whether such successor entity results from a Legal Merger or otherwise.

Legal Merger

At any time after the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror may take steps to implement a Legal Merger between the Offeror and/or an affiliate of the Offeror (the "Merging Entity") and Corporate Express. As a result of such a Legal Merger, one of the two legal entities involved (the "Disappearing Entity") will disappear and the other (the "Surviving Entity") will survive and acquire all assets and liabilities of the Disappearing Entity by operation of law on the date on which the Legal Merger becomes effective (the "Merger Date"). The following paragraphs of this subsection explain two principal forms of Legal Merger which the Offeror may consider and set out a summary of the process that will be followed prior to any Legal Merger being implemented. No rights can be derived from these explanations, and the Offeror reserves the right to pursue a Legal Merger on terms which are different from those contained in the paragraphs.

In case a Legal Merger is effected in which Corporate Express is the disappearing entity (an "Upstream Merger"), Shareholders in Corporate Express (including Shareholders that have not tendered their Shares, but excluding the Merging Entity) will become, by operation of law, shareholders in the Merging Entity, alongside the Offeror and/or the Offeror's affiliate which is already a shareholder of the Merging Entity (the "Merging Entity Parent"). The new shareholders will acquire shares in the share capital of the Merging Entity that have the same economic value as the Shares they hold immediately before the Legal Merger becomes effective, which will be computed on the basis of the relevant prices set out in this Offer Memorandum, deducting any distributions made to the relevant Shareholders after the Settlement Date. The capital of the Merging Entity is likely to be divided into different classes of shares, and holders of one class of Shares may acquire one or more classes of ordinary and/or preference shares in the Merging Entity, depending on factors such as the rights attaching to the Shares they hold on the Merger Date and the amount of any debt financing the Merging Entity has outstanding at that time. The exact identity of the Merging Entity, the composition of its share capital, the economic and other rights attaching to each class of shares in that capital and the exchange ratio applicable to each class of Shares will only be established by the Executive Board and the Offeror on or after the Unconditional Date and shall be approved by the Supervisory Board.

It is not intended that any shares in the Merging Entity will be listed on any stock exchange or will otherwise be publicly traded. As the Merging Entity will be a private limited company (besloten vennootschap met beperkte aansprakelijkheid), restrictions will apply to the transferability of these shares. However, the Merging Entity Parent may grant the new holders of shares in the Merging Entity the right for a certain period after the Merger Date to sell their shares to the Merging Entity Parent, for a price per share equal to the relevant price set out in this Offer Memorandum, deducting any distributions made to the relevant Shareholders after the Settlement Date. Shareholders who do not tender their Shares in the Offer should be aware that, in the event the Offeror declares the Offer unconditional (gestand wordt gedaan) and an Upstream Merger is implemented, except to the extent and for the period that any sale right is granted in accordance with the previous sentence, the shares in the Merging Entity which they receive in exchange for their Shares will be illiquid and cannot be freely traded.

As a further result of the Merging Entity in an Upstream Merger being an unlisted private limited company, statutory and non-statutory provisions applicable to the governance of public or listed companies will not apply to the Merging Entity, and the rights of minority shareholders in the Merging Entity will be limited to the statutory minimum.

As an alternative or precursor to an Upstream Merger, the Offeror may choose to implement a Legal Merger in which the Merging Entity will be the Disappearing Entity and Corporate Express will be the Surviving Entity (a "Downstream Merger"). In such a case, Shareholders will continue to hold their Shares. The Shares held by the Merging Entity will be cancelled and the Merging Entity Parent will be issued new Shares, taking into account any assets or liabilities which the Merging Entity has on the Merger Date.

A Downstream Merger will not in itself affect the listing of Ordinary Shares or Preference Shares on Euronext Amsterdam, the listing of ADSs on the NYSE or the tradeability of Shares. The Downstream Merger does not, however, prevent the Offeror from seeking a termination of those listings, when they are entitled to do so under applicable listing rules. Similarly, the Offeror may initiate a Squeeze-Out subsequent to a Downstream Merger, if and when it is entitled to do so, with respect to the Shares it does not at that point own (other than shares owned by Corporate Express itself or its subsidiaries). In addition, the completion of the Offer and any subsequent measures initiated by the Offeror, within the restrictions imposed by applicable law, are likely to significantly reduce the trading volume in Shares and thereby the liquidity of a continued investment in the Shares beyond the Settlement Date.

After implementing a Downstream Merger, the Offeror may decide to implement an Upstream Merger, with a different Merging Entity than the one that disappeared as a result of the Downstream Merger. The previous subsection, relating to an Upstream Merger and the shares that will be issued to holders of Shares, will apply mutatis mutandis in such a case.

In the event that the Offeror chooses to pursue any Legal Merger, the process for achieving this result will be subject to Part 7 of Book 2 of the Dutch Civil Code and any other applicable provisions of Dutch law, and will include safeguards to ensure that the exchange ratio or ratios applicable to each respective class of Shares is deemed fair by independent experts, and is ultimately approved by the Supervisory Board. The process also requires a resolution of the general meeting of shareholders of the Disappearing Entity and, under certain circumstances, of the general meeting of shareholders of the Surviving Entity. Shareholders should be aware, however, that these safeguards and procedures do not prevent the Surviving Entity, in which they will be shareholders after the Merger Date, from having substantially more debt as a proportion of its balance sheet total than Corporate Express currently has.

Asset Sale

At any time after the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror may take steps to cause a sale by Corporate Express of all, substantially all or a substantial part of Corporate Express' assets to a company directly or indirectly wholly owned by the Offeror and/or by an affiliate of the Offeror. Any such asset sale may be made at a value that is different from the value calculated on the basis of Share prices set out in this Offer Memorandum.

Any such asset sale would require the approval of the Supervisory Board, as well as the approval of the general meeting of Corporate Express' shareholders (including the Offeror). Following a sale of all or substantially all of Corporate Express' assets, Corporate Express may be liquidated, in which case the proceeds of the transaction will be distributed to its shareholders, in accordance with the provisions of the Corporate Express Articles of Association.

Other Possible Measures

The Offeror reserves the right to use any other permitted method to obtain 100% of Corporate Express' share capital and to align the company structure of Corporate Express with the group's holding and financing structure that will exist once the Offeror declares the Offer unconditional (gestand wordt gedaan). Such methods include the contribution of assets by the Offeror to Corporate Express in exchange for the issue of new shares in the share capital of Corporate Express, whilst at the same time excluding the pre-emptive rights (voorkeursrechten) (if any) of Shareholders, all in accordance with Dutch law and the Corporate Express Articles of Association in force at the relevant time.

Finally, the Offeror reserves the right to pursue alterations to the corporate and capital structure of Corporate Express, including internal reorganisations, changes to the accounting policies applied by Corporate Express, amendments to the Corporate Express Articles of Association, a liquidation, a demerger as specified in article 2:334a of the Dutch Civil Code, a rights issue, a contribution or a sale and/or transfer of all or part of the Company's assets, each to be effected in accordance with Dutch law and the Corporate Express Articles of Association (in force at the relevant time). Prior to such reorganisation being completed, Corporate Express and Staples may operate their businesses together by means of joint venture or other contractual arrangements. Any distributions made may take the form of a distribution out of reserves, an interim dividend, a final dividend, payment upon cancellation or, in case the Company is liquidated, a liquidation distribution.

6.6.6    Reduced Governance Rights

In the event that the Shares or shares of any successor to Corporate Express cease to be publicly traded, the statutory and non-statutory provisions applicable to the governance of public or listed companies will no longer apply and the rights of minority shareholders will be limited to the statutory minimum.

6.6.7    Controlling Shareholder

Following the Settlement Date, Corporate Express will be majority controlled by the Offeror, and the Offeror and/or its affiliates will appoint all or a majority of the members of the Boards.

6.6.8    Dividend Policy

The Offeror expects to cause Corporate Express to stop paying regular cash dividends after the Settlement Date for the foreseeable future, subject to any applicable requirements under Dutch law. Distributions, if any, on the relevant Shares made after the Settlement Date (if any) will be deducted for purposes of establishing the value per Share in the event of any Legal Merger or other relevant measure as described in Section 6.6.5 (Legal Structure of Corporate Express Following the Offer).

6.6.9    Tax Consequence of Distributions

The Offeror and its affiliates have no insight into, and will have no responsibility for, the tax consequences for Shareholders resulting from any cash or share dividend or other distribution made by Corporate Express or any successor entity to Corporate Express.

6.6.10    Possible Actions in Respect of the Bonds

In the event that the Offer is declared unconditional and following any conversion, redemption, repurchase or cancellation of Bonds, if less than 15% of the aggregate principal amount of the Bonds originally issued remains outstanding, Corporate Express may decide to redeem all Bonds outstanding thereafter at their principal amount, plus accrued and unpaid interest to, but excluding, the date fixed for redemption in accordance with the Bond Term and Conditions.

Furthermore, subject to the Offer being declared unconditional and the Offeror holding at least 10% of the Bonds, the Offeror or Corporate Express may decide to call a meeting of Bondholders, during which a proposal to amend the Bond Term and Conditions would be placed on the agenda for adoption by the meeting of Bondholders in compliance with the provisions of article 11.2 of the Bond Terms and Conditions. The amendment of the Bond Terms and Conditions may include amendment of the maturity of the Bonds, amendment of the covenants made by Corporate Express vis-à-vis Bondholders to make such covenants consistent with the covenants made by Staples to its financing banks, in particular eliminating the prohibition on the pledge of assets in article 7.3 of the Bond Terms and Conditions, or permitting redemption of all Bonds outstanding when higher percentages of the aggregate principal amount of the Bonds originally issued remain outstanding. In order to adopt any such resolution, there must be a quorum at the meeting of one or more persons holding or representing not less than a clear majority (or 75% in cases of amendments to the maturity date or payment provisions) of the aggregate principal amount of the Bonds outstanding at such time, or at any adjourned meeting not less than one-third of the aggregate principal amount of Bonds outstanding at such time, and such action must be approved by the holders of a clear majority (or 75% in cases of amendments to the maturity date or payment provisions) of the aggregate principal amount of the Bonds outstanding at such time. The Offeror may vote all votes attached to the Bonds tendered in the Bond Offer or purchased otherwise in favour of such amendment.

The Offeror also reserves the right to use, or procure the use of, any other legally permitted method to obtain, purchase, convert, redeem, repurchase or cancel any Bonds, or procure any of the aforementioned.

6.6.11    Other Measures

The Offeror will request the Company to convene an Extraordinary General Meeting of Shareholders (buitengewone vergadering van aandeelhouders) and to include on the agenda for this meeting (i) a resolution for the amendment of the Corporate Express Articles of Association to align the corporate structure of Corporate Express with the Offeror's preferred corporate, tax and financing structure and to amend the governance structure to better reflect the ownership structure of Corporate Express following settlement of the Offer, including amendments of the Corporate Express Articles of Association (a) to abolish the preference shares B, (b) to abolish the restriction prohibiting a Shareholder from holding more than 1% of the Preference Shares, (c) to abolish the requirement that certain resolutions by the general meeting of shareholders must be proposed by the Executive Board, (d) to abolish the mandatory nomination by the Supervisory Board for appointment of members of the Executive Board and the Supervisory Board and (e) to include the requirement that certain decisions of the Executive Board require the prior approval of the general meeting of shareholders, and (ii) the appointments to the Executive Board and Supervisory Board of nominees of the Offeror, in each case subject to settlement of the Offer.

6.6.12    Employees

As stated above, the Offeror believes that the Offer will have advantageous effects for Corporate Express' workforce. In particular, the business combination should enable Corporate Express to focus on long term value creation within a larger and more diverse organization with greater financial resources and enable Corporate Express employees to benefit from Staples' commitment to development and training opportunities, as well as career opportunities in a larger organization.

The fact that Corporate Express has been unwilling to conduct substantive discussions regarding the Offer and plans for combining the two businesses means that the Offeror is not able at this stage to develop specific plans for combining and growing the two businesses. Based solely on publicly available information, Staples intends to continue the activities of Corporate Express and plans to maintain a significant presence in The Netherlands. Staples does not currently intend to materially reduce the number, or materially change the terms or conditions of employment, of Corporate Express employees.

6.7    Employee Consultations

In view of the fact that no agreement has been reached with the Boards on the Offer, the Dutch Works Councils Act (Wet op de Ondernemingsraden) does not require consultation by the Offeror of the (central) works council of Corporate Express in respect of the actual Offer itself.

Staples has consulted certain trade unions in the Netherlands, and has informed the secretariat of the Social Economic Council (Sociaal-Economische Raad) of the Offer in accordance with the SER Merger Code 2000 (SER-besluit Fusiegedragsregels 2000).

7.    INVITATION TO THE SHAREHOLDERS

The Offeror hereby makes a cash offer for all issued and outstanding Shares. Shareholders are advised to review this Offer Memorandum and the related documents included, referred to herein or enclosed herewith thoroughly and completely and to seek independent advice where appropriate in order to reach an informed judgment with respect to the Offer and this Offer Memorandum. Shareholders who consider not tendering their Shares are advised to review Section 6.6 (Risks and Consequences Following Settlement of the Offer). With due reference to all statements, terms, conditions and restrictions included in this Offer Memorandum, Shareholders are hereby invited to tender their Shares under the Offer in the manner and subject to the terms, conditions and restrictions set out below.

7.1    Share Offer Price

Shareholders who accept the Offer and tender Ordinary Shares will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per Ordinary Share of EUR 8.00, in cash, without interest and subject to any required withholding of taxes in consideration of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares, and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per Ordinary Share will be decreased by an amount per Ordinary Share equivalent to any such cash or share dividend or other distribution per Ordinary Share.

Shareholders who accept the Offer and tender ADSs will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per ADS of EUR 8.00, in cash, without interest and subject to any required withholding of taxes in consideration of each ADS validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Ordinary Shares underlying the ADSs, and the record date for such cash or share dividend or other distribution occurs on or prior to the Settlement Date, the Offer Price per ADS will be decreased by an amount per ADS equivalent to any such cash or share dividend or distribution per ADS.

The Offer Price per ADS of EUR 8.00 will be paid in U.S. dollars, based on the conversion of the Offer Price per ADS, into U.S. dollars at the exchange rate obtainable by BNY Mellon Shareowner Services, c/o Mellon Investor Services, the U.S. Settlement Agent, on the spot market in the United States on the date the cash consideration is received by the U.S. Settlement Agent for delivery in respect of such ADSs.

Shareholders who accept the Offer and tender Preference Shares will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, the Offer Price per Preference Share of EUR 3.15, in cash, without interest and subject to any required withholding of taxes in consideration of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), subject to the Offeror declaring the Offer unconditional. If, on or after the date hereof but on or prior to the Settlement Date, any cash or share dividend or other distribution is declared in respect of the Preference Shares, and the record date for such cash or share dividend or distribution occurs on or prior to the Settlement Date, the Offer Price per Preference Share will be decreased by an amount per Preference Share equivalent to any such cash or share dividend or other distribution per Preference Share.

7.2    Acceptance of the Offer and Tender of Shares

7.2.1    Acceptance of the Offer and Tender of Shares by Ordinary Shareholders or Preference Shareholders through an Admitted Institution

Shareholders who hold their Ordinary Shares or Preference Shares through an Admitted Institution must make their acceptance known via their custodian, bank or broker prior to 17.30 hours CET (11.30 hours EDT), on 27 June 2008, unless the Acceptance Period is extended in accordance with Section 7.5 (Extension of the Acceptance Period). Custodians, banks or brokers may set an earlier deadline for communication by Shareholders in order to permit the custodian, bank or broker to communicate acceptances to the Dutch Settlement Agent in a timely manner. Accordingly, Shareholders holding Ordinary Shares or Preference Shares through a financial intermediary, should comply with the dates communicated by such financial intermediary as such dates may differ from the dates and times noted in this Offer Memorandum.

The Admitted Institutions may tender Ordinary Shares or Preference Shares for acceptance only to the Dutch Settlement Agent and only in writing. In tendering the acceptance, the Admitted Institutions are required to declare that (i) they have the tendered Ordinary Shares and Preference Shares in their administration, (ii) each Shareholder who accepts the Offer irrevocably represents and warrants that the Ordinary Shares and Preference Shares tendered by such Shareholder are being tendered in compliance with the restrictions set out in Section 1 (Restrictions and Important Information) and (iii) they undertake to transfer these Ordinary Shares and Preference Shares to the Offeror prior to or on the Settlement Date, provided the Offeror declares the Offer unconditional (gestand wordt gedaan).

Subject to article 15, paragraph 3 of the Takeover Decree, the tendering of Ordinary Shares or Preference Shares in acceptance of the Offer shall constitute irrevocable instructions to block any attempt to transfer the Ordinary Shares or Preference Shares tendered, so that, on or prior to the Settlement Date, no transfer of such Shares may be effected (other than to the Dutch Settlement Agent on or prior to the Settlement Date if the Offeror declares the Offer unconditional (gestand wordt gedaan) and the Ordinary Shares or Preference Shares have been accepted for purchase) and to debit the securities account in which such Shares are held on the Settlement Date in respect of all of the Ordinary Shares or Preference Shares tendered, against payment by the Dutch Settlement Agent on behalf of the Offeror of the Offer Price per Ordinary Share or the Offer Price per Preference Share in respect of those Ordinary Shares or Preference Shares (as the case may be).

7.2.2    Acceptance of the Offer and Tender by Ordinary Shareholders or Preference Shareholders Individually Recorded in the Corporate Express Shareholders Register

Shareholders owning Shares individually recorded in the Corporate Express shareholders register that choose to accept the Offer in respect of such Shares must deliver a completed and signed acceptance form to the Dutch Settlement Agent. Completed letters of transmittal and, if applicable, ADRs, should be sent prior to the Acceptance Closing Time. The acceptance forms are available upon request from the Dutch Settlement Agent (ING BANK N.V., ING Wholesale Banking Securities Services, Attn: Paying Agency Services Department, Van Heenvlietlaan 220, 1083 CN Amsterdam, The Netherlands, tel: +31 20 797 9398, fax: +31 20 797 9607, email: iss.pas@mail.ing.nl). The acceptance form will also serve as a deed of transfer (akte van levering) with respect to the Shares referenced therein.

7.2.3    Acceptance of the Offer and Tender by ADS Shareholders

Shareholders holding ADSs in registered form, either in the ADR form or in uncertificated form through the Direct Registration System, may accept the Offer and tender ADSs to the U.S. Settlement Agent by delivering to the U.S. Settlement Agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution, together with the ADRs representing the ADSs specified on the face of the letter of transmittal, if applicable, prior to Acceptance Closing Time. The letters of transmittal and other associated forms are available upon request from the U.S. Settlement Agent (BNY Mellon Shareowner Services, c/o Mellon Investor Services, 400 Washington Blvd, Attn: Corporate Action Department, 27th Floor, Jersey City, NJ 07310, United States of America, tel: +1 800 777 3674, fax: +1 201 680 4624). If ADRs are not available, Shareholders holding ADSs in the form of ADRs may also follow the guaranteed delivery procedures described in this Offer Memorandum. Completed letters of transmittal and, if applicable, ADRs should not be sent to the Offeror, the Dutch Settlement Agent, Staples, the Bank of New York, the depositary for the ADSs or the Information Agent. If such ADRs are not available, an ADS Shareholder may also follow the guaranteed delivery procedures described below under "Guaranteed Delivery Procedures".

The method of delivery of letters of transmittal and, if applicable, ADRs, and all other required documents is at the ADS Shareholder's option and risk, and the delivery will be deemed made only when actually received by the U.S. Settlement Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, an ADS Shareholder should allow sufficient time to ensure timely delivery. No acknowledgement of receipt of documents will be given by or on behalf of the Offeror, Staples or the U.S. Settlement Agent.

An ADS Shareholder holding ADSs in book entry form, all of which are held through the facilities of DTC, must instruct their custodian, bank or broker through which such Shareholders own their ADSs to tender such ADSs to the DTC account of the U.S. Settlement Agent through the book-entry transfer facilities of DTC, together with an agent's message acknowledging that the tendering ADS Shareholder has received and agrees to be bound by the letter of transmittal and this Offer Memorandum, no later than the Acceptance Closing Time. If the procedure for book entry procedure cannot be completed on a timely basis, Shareholders holding ADSs in book entry form may also follow the guaranteed delivery procedures described below. Custodians, banks or brokers may set an earlier deadline for communication by ADS Shareholders in order to permit the custodian, bank or broker to communicate acceptances to the U.S. Settlement Agent in a timely manner. Accordingly, an ADS Shareholder holding ADSs through a financial intermediary should comply with the dates communicated by such financial intermediary as they may differ from the dates and times noted in this Offer Memorandum.

Although delivery of ADSs may be effected through book-entry transfer into the U.S. Settlement Agent's DTC account, either (i) the letter of transmittal, properly completed and duly executed, together with any required signature guarantees or (ii) a book entry confirmation together with an agent's message, and, in either case, any other required documents, must be transmitted to, and received by, the U.S. Settlement Agent at the relevant address set out in the letter of transmittal before ADSs will be either counted as a validly accepted, or purchased, or such holder must comply with the guaranteed delivery procedures described below. Delivery of documents to a financial intermediary or to a DTC participant's book-entry transfer account does not constitute delivery to the U.S. Settlement Agent.

Tendered ADSs will be held in an account controlled by the U.S. Settlement Agent, and consequently an ADS Shareholder will not be able to sell, assign, transfer or otherwise dispose of tendered ADSs until such time as (i) the ADS Shareholder withdraws the tendered ADSs from the Offer in accordance with article 15, paragraph 3 of the Takeover Decree; (ii) the tendered ADSs have been accepted for purchase by the Offeror (subject to the terms and conditions of the Offer); or (iii) the tendered ADSs have been returned to the ADS Shareholder if the Offer is not completed or if the ADSs were not accepted for exchange.

Guaranteed Delivery Procedures

If an ADS Shareholder wishes to tender ADSs in the Offer and its ADRs are not immediately available, time will not permit all required documents to reach the U.S. Settlement Agent before the Acceptance Closing Time or the procedure for book-entry transfer cannot be completed on a timely basis, an ADS Shareholder may nevertheless properly tender ADSs if all the following conditions are satisfied:

•
tender is made by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this Offer Memorandum, is received by the U.S. Settlement Agent as provided below before the Acceptance Closing Time; and

•
ADSs in proper form for transfer, together with, in the case of ADSs held in registered form, a properly completed and duly executed letter of transmittal of, if applicable, the corresponding ADRs, together with any required signature guarantees or, in the case of a book-entry transfer, a book-entry confirmation along with an agent's message and any other required documents, are received by the U.S. Settlement Agent within three NYSE Trading Days after the date of execution of the notice of guaranteed delivery.

Any notice of guaranteed delivery may be delivered by hand, mail or facsimile to the U.S. Settlement Agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of ADSs held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the U.S. Settlement Agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

The Offeror reserves the right to accept any tender under the Offer, even if such tender has not been made in compliance with the procedures set forth in this Offer Memorandum.

7.3    Undertakings, Representations and Warranties by Tendering Shareholders

Each Shareholder tendering Shares pursuant to the Offer, by virtue of such tender, undertakes, represents and warrants to the Offeror, on the date that such Shares are tendered through and including the Settlement Date, subject to the proper withdrawal of any tender in accordance with article 15, paragraph 3 of the Takeover Decree, that:

(i)
the tender of any Shares constitutes an acceptance by the Shareholder of the Offer with respect to the Shares so tendered, on and subject to the terms and conditions of the Offer;

(ii)
such Shareholder has full power and authority to tender, sell and deliver (leveren), the Shares stated to have been tendered to the Offeror (together with all rights attaching thereto) and, when the same are purchased by the Offeror for cash, the Offeror will acquire such Shares, with full title guarantee and free and clear of all third party rights and restrictions of any kind;

(iii)
such Shareholder has not entered into any other agreement to tender, sell or deliver (leveren) the Shares stated to have been tendered to any party other than the Offeror; and

(iv)
such Shares are being tendered in compliance with the restrictions as set out in Section 1. (Restrictions and Important Information) and the securities and other applicable laws or regulations of the jurisdiction(s) to which such Shareholder is subject, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tender of such Shares.

7.4    Acceptance Period

The Acceptance Period under the Offer begins at 9.00 hours CET (3.00 hours EDT), on 20 May 2008 and expires, subject to extension in accordance with article 15 of the Takeover Decree, at 17.30 hours CET (11.30 hours EDT), on 27 June 2008.

Shares tendered prior to the Acceptance Closing Time may not be withdrawn, subject to the right of withdrawal of any tendered Shares during any extension of the initial Acceptance Period in accordance with the provisions of article 15, paragraph 3 of the Takeover Decree. Shares tendered prior to the initial

Acceptance Closing Time may be withdrawn during the extended Acceptance Period. However, during any such extension of the Acceptance Period, any Shares previously tendered and not withdrawn will remain subject to the Offer.

If all Offer Conditions are satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived, the Offeror will accept all Shares that have been validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and not previously withdrawn pursuant to the terms of the Offer in accordance with the procedures set forth in Section 7.2 (Acceptance of the Offer and Tender of Shares).

7.5    Extension of the Acceptance Period

The Offeror may extend the Offer past 17.30 hours CET (11.30 hours EDT), on 27 June 2008 in accordance with article 15 of the Takeover Decree, in which case all references in this Offer Memorandum to the "Acceptance Closing Date", "Acceptance Closing Time", or "17.30 hours CET (11.30 hours EDT), on 27 June 2008" shall, unless the context requires otherwise, be changed to the latest date and time to which the Offer has been so extended. However, as noted in Section 7.2 (Acceptance of the Offer and Tender of Shares), a custodian, bank or broker may set an earlier deadline for Shareholders to communicate acceptances of the Offer in order to permit the custodian, bank or broker to communicate such acceptances to the Dutch Settlement Agent or the U.S. Settlement Agent, as applicable, in a timely manner.

If one or more of the Offer Conditions is not satisfied, the Offeror may extend the initial Acceptance Period one time for a minimum period of two (2) weeks and a maximum period of ten (10) weeks so that the Offer Conditions may be satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived.

If the Offeror extends the initial Acceptance Period, the Offeror will make a public announcement to that effect within three (3) Business Days following the initial Acceptance Closing Date in accordance with article 15, paragraph 2 of the Takeover Decree. In accordance with article 15, paragraph 3 of the Takeover Decree, Securities tendered prior to the original Acceptance Closing Time may be withdrawn during the Acceptance Period as extended. During any such extension of the Acceptance Period, any Shares tendered prior to such extension and not withdrawn will remain subject to the Offer.

7.6    Declaring the Offer Unconditional (gestanddoening)

The Offer is subject to the satisfaction or, to the extent legally permitted and at the Offeror's sole discretion, waiver of the Offer Conditions, including, but not limited to, the Minimum Acceptance Condition as set forth in Section 6.5 (Offer Conditions). If the Offeror waives one or more Offer Conditions, the Offeror will inform Shareholders of any such waiver by such means as required by the Merger Rules.

Unless the initial Acceptance Period is extended, the Offeror will, in accordance with article 16, paragraph 1 of the Takeover Decree, announce within three (3) Business Days after the initial Acceptance Closing Date whether or not it declares the Offer unconditional. In the event the Offer will not be declared unconditional, the Offeror will publicly announce the reasons why it did not declare the Offer unconditional. If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror will accept for payment all Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror).

7.7    Post Acceptance Period

If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror may, in accordance with article 17 of the Takeover Decree, within three (3) Business Days after declaring the Offer unconditional, announce a Post Acceptance Period to enable Shareholders that did not tender their Shares during the Acceptance Period to tender their Shares under the same terms and conditions applicable to the Offer. Any such Post Acceptance Period will commence on the first Business Day following the announcement of a Post Acceptance Period and remain open for a period of no longer than two (2) weeks. If the Post Acceptance Period is announced, the Offeror will continue to accept for payment all Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) during such period and will pay for such Shares within five (5) Business Days following the end of the Post Acceptance Period or as otherwise set forth in the announcement. Shares validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) during the Post Acceptance Period may not be withdrawn.

7.8    Settlement of the Offer

If the Offeror declares the Offer unconditional (gestand wordt gedaan), Shareholders who have accepted the Offer and tendered and delivered their Shares prior to the Acceptance Closing Time will receive on the Settlement Date the Offer Price per Ordinary Share, the Offer Price per ADS and/or the Offer Price per Preference Share, as applicable, no later than five (5) Business Days following the Unconditional Date in respect of each Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd).

7.9    Commissions and Fees

Shareholders who accept the Offer and tender their Shares will not have to pay any transaction fees or brokerage commissions if:

•
the Shareholder instructs the Shareholder's financial intermediary, that is an Admitted Institution, to tender the Shareholder's Ordinary Shares or Preference Shares, subject to the policies of such Admitted Institution;

•
the Shareholder's Ordinary Shares or Preference Shares are registered in the Shareholder's name and the Shareholder tenders them to the Dutch Settlement Agent; or

•
the Shareholder holds ADSs in registered form and tenders them to the U.S. Settlement Agent.

If a financial intermediary tenders ADSs on behalf of a Shareholder, such financial intermediary may charge the Shareholder a fee for doing so. Shareholders should consult their financial intermediary to determine whether any charges will apply.

Admitted Institutions are entitled to receive a commission from the Dutch Settlement Agent on behalf of the Offeror in the amount of EUR 0.00542 in respect of each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), and EUR 0.0098 in respect of each Preference Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), up to a maximum of EUR 2,500 per tendering Shareholder. The commission must be claimed from the Offeror through the Dutch Settlement Agent within thirty (30) days after the Settlement Date.

7.10    Announcements

Announcements stating whether the Offeror declares the Offer unconditional (gestand wordt gedaan) and announcements concerning an extension of the Offer past the initial Acceptance Closing Time will be by press release, a copy of which will be made available on the Staples website at www.staples.com. Subject to any applicable requirements of the Merger Rules, including to the extent applicable U.S. federal securities laws and regulations, and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to communicate any public announcement other than as described above.

8.    INVITATION TO THE BONDHOLDERS

The Offeror hereby makes a cash offer for all issued and outstanding Bonds. Bondholders are advised to review this Offer Memorandum and the related documents included, referred to herein or enclosed herewith and in particular Section 6.6.5 (Legal Structure of Corporate Express Following the Offer) thoroughly and completely and to seek independent advice where appropriate in order to reach an informed judgment with respect to the Offer and this Offer Memorandum. Bondholders who consider not tendering their Bonds are advised to review Section 6.6 (Risks and Consequences Following Settlement of the Offer). With due reference to all statements, terms, conditions and restrictions included in this Offer Memorandum, Bondholders are hereby invited to tender their Bonds under the Offer in the manner and subject to the terms, conditions and restrictions set out below.

8.1    Bond Offer Price

The Offeror is making the Bond Offer to purchase from Bondholders all the Bonds on the terms and subject to the conditions and restrictions set forth in this Offer Memorandum.

Bondholders tendering their Bonds under the Bond Offer will be paid, on the terms and subject to the conditions and restrictions contained in this Offer Memorandum, in consideration of each Bond validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), the Bond Offer Price, which will be an amount in cash calculated in accordance with the following formula and rounded down to the nearest eurocent (EUR 0.01):

Bond Offer Price = (B / C) * O, where:

B
means EUR 1,000, the principal amount of the Bond;

C
means the applicable conversion price upon a Change of Control on the Settlement Date, as calculated in accordance with, and as adjusted according to the circumstances defined in, the Bond Terms and Conditions, including any Cash Dividend paid; and

O
means the Offer Price per Ordinary Share.

Accordingly, provided that no dividends or distributions have been paid or made on the Ordinary Shares between 31 December 2007 and the Settlement Date other than the dividend of EUR 0.21 paid on 24 April 2008, the Bond Offer Price will be EUR 1,164.72 if the Settlement Date is on or prior to 18 December 2008. Such amount is calculated as the product of (i) 145.59 Shares (i.e., "B" divided by "C", the conversion price of approximately EUR 6.87 per Ordinary Share that would apply to conversions taking place on or before 18 December 2008 following a Change of Control (after all adjustments required by the Bond Terms and Conditions, including prior Cash Dividends)) multiplied by (ii) "O", the Offer Price per Ordinary Share.

For the avoidance of doubt, the Bond Offer Price will be deemed to include compensation for all interest accrued but unpaid through and including the Settlement Date and no additional consideration shall be paid or due for that interest.

8.2    Acceptance of the Offer and Tender of Bonds by Bondholders

Bondholders are requested to make their acceptance known to their custodian, bank or broker by requesting their custodian, bank, or broker to deliver a duly completed Electronic Acceptance Notice to the Dutch Settlement Agent prior to the Acceptance Closing Time. If the Offeror declares the offer unconditional, the acceptance of the Bond Offer by a Bondholder constitutes the Bondholder's binding agreement to sell, and the Offeror's agreement to purchase, the Bonds to which the Electronic Acceptance Notice relates, subject to the terms and conditions set out in this Offer Memorandum.

If the Offer is not declared unconditional, all acceptances and corresponding Electronic Acceptance Notices will be deemed to be automatically withdrawn.

Bondholders not holding their Bonds through the Clearing Systems should contact the Dutch Settlement Agent for information on the process through which they should submit their Bonds for acceptance under the Bond Offer.

Bondholders wishing to accept the Bond Offer are requested to make their acceptance known to their custodian, bank or broker prior to the Acceptance Closing Time. The custodian, bank or broker must submit to the Dutch Settlement Agent before the deadlines set by each Clearing System a duly completed Electronic Acceptance Notice to the relevant Clearing System for the Bond Offer in the manner specified hereafter.

The submission of Bonds by a Bondholder will be deemed to have occurred upon receipt by the relevant Clearing System of a valid Electronic Acceptance Notice in accordance with the requirements of such Clearing System. The receipt of such Electronic Acceptance Notice by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Bonds in the relevant Clearing System such that no transfers may be effected in relation to such Bonds.

A Bondholder must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Bonds in the relevant Clearing System, each Bondholder will be deemed to consent to the relevant Clearing System providing details concerning such Bondholder's identity to the Dutch Settlement Agent.

Only Direct Participants may submit Electronic Acceptance Notices. If a Bondholder is not a Direct Participant, it must arrange for the Direct Participant through which it holds the Bonds to submit an Electronic Acceptance Notice on its behalf to the relevant Clearing System prior to the deadlines specified by the relevant Clearing System. Direct Participants are solely responsible for meeting, and should satisfy themselves with, the applicable deadlines in order to ensure timely tender of the relevant Bonds.

Bondholders and Direct Participants are solely responsible for the observance of, and compliance with, procedures and deadlines applicable to the submission of the Bonds.

A Bondholder who holds Bonds in the name of a custodian, bank or broker wishing to accept the Bond Offer should contact such custodian, bank or broker sufficiently in advance of the Acceptance Closing Date to ensure that the Bonds are blocked in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

By submitting a valid Electronic Acceptance Notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, a Bondholder and the relevant Direct Participant on its behalf will be deemed to acknowledge, represent, warrant and undertake to the Offeror and the Dutch Settlement Agent the following from the date on which the Electronic Acceptance Notice has been submitted to the relevant Clearing System through to and including the Settlement Date:

(i)
such Bondholder has received, reviewed and accepted the terms of this Offer Memorandum;

(ii)
by blocking Bonds in the relevant Clearing System, such Bondholder consents to have the relevant Clearing System provide details concerning its identity to the Dutch Settlement Agent;

(iii)
upon the terms and subject to the conditions of the Bond Offer, such Bondholder hereby accepts the Bond Offer in respect of the principal amount of Bonds in its account blocked in the relevant Clearing System. Subject to and effective upon delivery to the Offeror of the Bonds blocked in the relevant Clearing System, such Bondholder hereby renounces all right, title and interest in and to all such Bonds and waives and releases any rights or claims it may have against the Offeror or the Company with respect to such Bonds;

(iv)
any authority conferred or agreed to be conferred pursuant to such Bondholder's representations, warranties and undertakings and all of its obligations will be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and will not be affected by, and will survive, its death or incapacity;

(v)
no information (other than as set out in this Offer Memorandum) has been provided to such Bondholder by the Offeror with regard to the tax consequences to Bondholders arising from the sale of the Bonds, and such Bondholder acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its acceptance of the Bond Offer and agrees that it will not have and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, the Dutch Settlement Agent or any other person in respect of such taxes and payments;

(vi)
such Bondholder is not a person to whom it is unlawful to make the Bond Offer under any applicable securities law;

(vii)
such Bondholder has full power and authority to tender and transfer the Bonds tendered and such Bonds, together with any rights attached thereto, will be transferred to the Offeror with full title free from all liens, charges and encumbrances and not subject to any adverse claim. Such Bondholder will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Offeror to be necessary or desirable to complete the transfer of the relevant Bonds or to evidence such power and authority;

(viii)
such Bondholder holds and will hold, until the time of settlement on the Settlement Date, the Bonds blocked in the relevant Clearing System and, in accordance with the requirements of the relevant

  Clearing System and prior to the deadline required by the relevant Clearing System, such Bondholder submitted, or caused to be submitted, an Electronic Acceptance Notice to the relevant Clearing System authorising the blocking of the tendered Bonds with effect on and from the date thereof so that, at any time pending the transfer of such Bonds on the relevant Settlement Date to the Offeror or on its behalf, no transfers of such Bonds may be effected; and

(ix)
all information given by or on behalf of such Bondholder in any Electronic Acceptance Notice, or otherwise to the Offeror in connection with the Bond Offer, is true and accurate in all material respects.

The receipt of an Electronic Acceptance Notice by the relevant Clearing System will constitute an instruction to debit such Bondholder's securities account on the Settlement Date in respect of all of the Bonds tendered under the Bond Offer, upon receipt by the relevant Clearing System of (i) an instruction from the Dutch Settlement Agent to credit the tendered Bonds to the account of the Offeror and (ii) payment by the Offeror of the Bond Offer Price subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Offeror on or prior to the Settlement Date or the withdrawal of such Bondholder's Electronic Acceptance Notice. All questions as to the validity, form and eligibility (including time of receipt) of an Electronic Acceptance Notice will be determined solely by the Offeror. The Offeror's determination as to whether or when an Electronic Acceptance Notice is received, whether it is duly completed or whether acceptance is validly revoked, will be final and binding.

None of the Offeror, Staples, any of Staples' affiliates or the Dutch Settlement Agent will be responsible for the communication of tender acceptances and corresponding Electronic Acceptance Notices by:

(a)
the beneficial owners to the Direct Participant through which they hold Bonds; or

(b)
the Direct Participant to the Dutch Settlement Agent or the relevant Clearing System.

If a Bondholder holds its Bonds through a Direct Participant, it should contact that Direct Participant to discuss the manner in which tenders and transmission of the corresponding Electronic Acceptance Notice and, as the case may be, transfer instructions may be made on its behalf and whether the Direct Participant will charge the Bondholder any service fees in connection with the acceptance of the Bond Offer.

In the event that the Direct Participant through which a Bondholder holds its Bonds is unable to submit an Electronic Acceptance Notice on such Bondholder's behalf, such Bondholder should contact the Dutch Settlement Agent for assistance. Bondholders not holding their Bonds through the Clearing Systems should contact the Dutch Settlement Agent for information on how they should submit their Bonds for acceptance under the Bond Offer.

Each Electronic Acceptance Notice will be governed by and construed in accordance with the laws of The Netherlands. By submitting an Electronic Acceptance Notice, Bondholders irrevocably and unconditionally agree for the benefit of the Offeror and the Dutch Settlement Agent that the courts of The Netherlands are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing must exclusively be brought in such courts.

If a Bondholder needs assistance with respect to the procedures relating to the acceptance of the Bond Offer, it should contact the Dutch Settlement Agent.

8.3    Undertakings, Representations and Warranties by Tendering Bondholders

Each Bondholder tendering Bonds pursuant to the Offer, by virtue of such tender, undertakes, represents and warrants to the Offeror, on the date that such Bonds are tendered through and including the Settlement Date, subject to the proper withdrawal of any tender in accordance with article 15, paragraph 3 of the Takeover Decree, that:

(i)
the tender of any Bonds constitutes an acceptance by the Bondholder of the Offer with respect to the Bonds so tendered, on and subject to the terms and conditions of the Offer;

(ii)
such Bondholder has full power and authority to tender, sell and deliver (leveren), the Bonds stated to have been tendered to the Offeror (together with all rights attaching thereto) and, when the same are purchased by the Offeror for cash, the Offeror will acquire such Bonds, with full title guarantee and free and clear of all third party rights and restrictions of any kind;

(iii)
such Bondholder has not entered into any other agreement to tender, sell or deliver (leveren) the Bonds stated to have been tendered to any party other than the Offeror; and

(iv)
such Bonds are being tendered in compliance with the restrictions as set out in Section 1 (Restrictions and Important Information) and the securities and other applicable laws or regulations of the jurisdiction(s) to which such Bondholder is subject, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tender of such Bonds.

8.4    Acceptance Period

The Acceptance Period under the Offer begins at 9.00 hours CET (3.00 hours EDT) on 20 May 2008 and expires, subject to extension in accordance with article 15 of the Takeover Decree, at 17.30 hours CET (11.30 hours EDT), on 27 June 2008.

Bonds tendered prior to the Acceptance Closing Time may not be withdrawn, subject to the right of withdrawal of any tendered Bonds during any extension of the initial Acceptance Period in accordance with the provisions of article 15, paragraph 3 of the Takeover Decree. Bonds tendered prior to the initial Acceptance Closing Time may be withdrawn during the extended Acceptance Period. However, during such extension of the Acceptance Period, any Bonds previously tendered and not withdrawn will remain subject to the Offer.

If all Offer Conditions are satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived, the Offeror will accept all Bonds that have been validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and not previously withdrawn pursuant to the terms of the Offer in accordance with the procedures set forth in Section 8.2 (Acceptance of the Offer and Tender of Bonds by Bondholders).

8.5    Extension of the Acceptance Period

The Offeror may extend the Offer past 17.30 hours CET (11.30 hours EDT), on 27 June 2008 in accordance with article 15 of the Takeover Decree, in which case all references in this Offer Memorandum to the "Acceptance Closing Date","Acceptance Closing Time", or "17.30 hours CET (11.30 hours EDT), on 27 June 2008" shall, unless the context requires otherwise, be changed to the latest date and time to which the Offer has been so extended. However, a custodian, bank or broker may set an earlier deadline for Bondholders to communicate acceptances of the Offer in order to permit the custodian, bank or broker to communicate such acceptances to the Dutch Settlement Agent, as applicable, in a timely manner.

If one or more of the Offer Conditions is not satisfied, the Offeror may extend the initial Acceptance Period one time for a minimum period of two (2) weeks and a maximum period of ten (10) weeks so that the Offer Conditions may be satisfied or, to the extent legally permitted and at the Offeror's sole discretion, waived.

If the Offeror extends the Acceptance Period, the Offeror will make a public announcement to that effect within three (3) Business Days following the initial Acceptance Closing Date in accordance with article 15, paragraph 2 of the Takeover Decree. In accordance with article 15, paragraph 3 of the Takeover Decree, Bonds tendered prior to the original Acceptance Closing Time may be withdrawn during the Acceptance Period as extended. During any such extension of the Acceptance Period, any Bonds tendered prior to such extension and not withdrawn will remain subject to the Offer.

8.6    Declaring the Offer Unconditional (gestanddoening)

The Offer is subject to the satisfaction or, to the extent legally permitted and at the Offeror's sole discretion, waiver of the Offer Conditions, including, but not limited to, the Minimum Acceptance Condition, as set forth in Section 6.5 (Offer Conditions). If the Offeror waives one or more Offer Conditions, the Offeror will inform Bondholders of any such waiver by such means as required by the Merger Rules.

Unless the initial Acceptance Period is extended, the Offeror will, in accordance with article 16, paragraph 1 of the Takeover Decree, announce within three (3) Business Days after the initial Acceptance Closing Date, whether or not it declares the Offer unconditional. In the event the Offer will not be declared unconditional, the Offeror will publicly announce the reasons why it did not declare the Offer unconditional. If the Offeror declares the Offer unconditional (gestand wordt gedaan) the Offeror will accept for payment all Bonds validly tendered (or defectively tendered provided that such defect has been waived by the Offeror).

8.7    Post Acceptance Period

If the Offeror declares the Offer unconditional (gestand wordt gedaan), the Offeror may, in accordance with article 17 of the Takeover Decree, within three (3) Business Days after declaring the Offer unconditional, announce a Post Acceptance Period to enable Bondholders that did not tender their Bonds during the Acceptance Period to tender their Bonds under the same terms and conditions applicable to the Offer. Any such Post Acceptance Period will commence on the first Business Day following the announcement of a Post Acceptance Period and remain open for a period of no longer than two (2) weeks. If the Post Acceptance Period is announced, the Offeror will continue to accept for payment all Bonds validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) during such period and will pay for such Bonds within five (5) Business Days following the end of the Post Acceptance Period or as otherwise set forth in the announcement. Bonds tendered during the Post Acceptance Period may not be withdrawn.

8.8    Settlement of the Offer

If the Offeror declares the Offer unconditional (gestand wordt gedaan), Bondholders who have accepted the Offer and tendered and delivered their Bonds prior to the Acceptance Closing Time will receive on the Settlement Date the Bond Offer Price no later than five (5) Business Days following the Unconditional Date in respect of each EUR 1,000 principal amount of Bonds validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd).

8.9    Announcements

Announcements stating whether the Offeror declares the Offer unconditional (gestand wordt gedaan) and announcements in relation to an extension of the Offer past the initial Acceptance Closing Time will be by press release, a copy of which will be made available on the Staples website at www.staples.com. Subject to any applicable requirements of the Merger Rules, including, to the extent applicable, U.S. federal securities laws and regulations, and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to communicate any public announcement other than as described above.

8.10    Meeting of Bondholders

Subject to the Offeror declaring the Offer unconditional and the Offeror holding at least 10% of the Bonds, a meeting of Bondholders may be convened upon request of the Offeror or Corporate Express, during which a proposal to amend the Bond Term and Conditions may be resolved upon in compliance with the provisions of article 11.2 of the Bond Terms and Conditions. See Section 6.6.10 (Possible Actions in Respect of the Bonds).

9.    INFORMATION REGARDING CORPORATE EXPRESS

The information on Corporate Express in this Section 9 (Information Regarding Corporate Express) has been accurately reproduced or derived from information published by Corporate Express, including its Annual Report. This information has not been verified by the Offeror and/or Staples. As the information underlying the information on Corporate Express in this Section 9 (Information Regarding Corporate Express) has been prepared by parties other than the Offeror or Staples, neither the Offeror nor Staples can assume responsibility for the accuracy of such underlying information. Corporate Express has not given its consent to include this information in this Offer Memorandum.

9.1    Overview

Corporate Express is one of the world's leading suppliers of office products to businesses (Business-to-business or B2B). With its proprietary distribution network spanning 32 countries (including strategic alliances and partners) across Europe, North America and Australia, Corporate Express believes that it is a leading B2B supplier of office products in the United States, Australia, Norway, Sweden, Germany and the Benelux, and one of the top suppliers of such products in the United Kingdom, Canada, New Zealand, Ireland and Austria. Although Corporate Express has a long history as a distribution and trading company, for the last decade it has focused its business on the supply of office products. This trend has been underlined by recent announcements of disposals of non-core businesses (ASAP Software, Veenman Germany and Veenman Nederland) and acquisitions in key focus areas (ATG in Norway and Sweden, and Davenport in Canada). The decision to rename Buhrmann N.V. into Corporate Express N.V. in the spring of 2007 also reconfirmed its focus on office products. Corporate Express also supplies graphic equipment and related services. In July 2007, Corporate Express established a permanent presence in Hong Kong and China to facilitate direct sourcing of primarily privately branded office products from Asian manufacturers.

In 2007, Corporate Express' nearly 18,000 employees, working from more than 350 locations in 21 countries, generated annual sales of EUR 5.6 billion.

Corporate Express is increasingly offering its customers other ranges of business products including non-traditional office products such as facility supplies, print & forms, educational supplies and promotional marketing items.

The majority of Corporate Express' office products are sold through contracts with major companies with which Corporate Express has integrated eCommerce systems, including customised Internet sites. Over 45% of its office products are sold via eCommerce systems.

9.2    Group Structure

Corporate Express, the parent company of a group of subsidiary companies, conducts its business on a global basis.

All subsidiaries are directly or indirectly wholly owned by Corporate Express N.V., except for Corporate Express Australia Ltd and its subsidiaries, in which Corporate Express owned 58.82% at 31 December 2007.

Corporate Express reports its results in three office products regions and the Printing Systems Division:

•
Corporate Express North America includes the activities of Corporate Express in the United States and Canada.

•
Corporate Express Europe covers the activities of Corporate Express in 24 European countries, including strategic alliances and partners.

•
Corporate Express Australia consists of its fully consolidated business in Australia and New Zealand (58.82% share ownership).

•
The Printing Systems Division operates in six countries in Europe.

9.3    History

Corporate Express N.V. has evolved from the Koninklijke Nederlandsche Papierfabrieken N.V. (KNP), which was incorporated in 1875. In 1993, Koninklijke Nederlandsche Papierfabrieken N.V. merged with Bührmann-Tetterode N.V. and VRG-Groep N.V. The resulting conglomerate, N.V. Koninklijke KNP BT (KNP BT) offered paper and packaging products, business services and a variety of other distribution activities. During 1997 and 1998, the packaging activities and the paper manufacturing subsidiaries were divested and the remaining business and distribution services were renamed Buhrmann N.V.

In 1999, Buhrmann expanded its office products activities with the acquisition of Corporate Express Inc., operating in North America, Europe and Australia and running a distribution business for office and computer supplies, office furniture, imaging and computer graphic supplies as well as desktop software (ASAP Software). In 2001, Buhrmann strengthened its office products activities with two acquisitions: the North American office products business of USOP and the European office products division of Samas. In

2000, the Information Systems Division was divested and in 2003, the Paper Merchanting Division was sold to the Australian-based PaperlinX to narrow Buhrmann's focus on the office products market.

In 2006 and 2007, Buhrmann made a smaller number of acquisitions, the most significant of which was the Scandinavian office products company Andvord Tybring-Gjedde (ATG). Other acquisitions included Coastwide Laboratories Inc. in the U.S., Educational Experience Pty Ltd in Australia, and Davenport in Canada. In 2007, Corporate Express divested its desktop software activities (ASAP Software, Inc.) and its German copier activities (Veenman Deutschland GmbH), and was renamed Corporate Express N.V., confirming its focus on office products.

9.4    Business Overview

Corporate Express has four business segments: Office Products North America; Office Products Europe; Office Products Australia; and Printing Systems. Office Products North America, Europe and Australia operate mainly under the name Corporate Express and offer a full range of products to large and medium-sized companies and institutions such as traditional office products and office furniture, but also offer facility supplies, forms and print and promotional products.

On 12 November 2007, Corporate Express divested ASAP Software, which supplied desktop software and related services and derived its sales predominantly in North America.

Through its Printing Systems Division, Corporate Express also supplies pre-press systems, printing presses and folding, cutting and binding machines and provides related services, spare parts, supplies and related services in six countries in Europe.

9.5    Executive Board, Supervisory Board

The board of Corporate Express consists of two bodies; the Executive Board and the Supervisory Board.

The Executive Board consists of the following members:

•
P.J. Ventress (1960), president and chief executive officer (CEO) of the Executive Board since October 2007. Nationality: British. Gender: male.

•
F.F. Waller (1958), chief financial officer (CFO) of the Executive Board since 1999. Nationality: Dutch. Gender: male.

•
G. Dean (1947), member of the Executive Board since 1998. Nationality: British. Gender: male.

The Supervisory Board has the statutory task of supervising the strategy and policy of the Executive Board and the general activities of Corporate Express and its related businesses. The Supervisory Board advises the Executive Board. In the execution of their task, the members of the Supervisory Board are guided by the interests of Corporate Express and its related businesses.

Currently the Supervisory Board consists of the following members:

•
F.L.V. Meysman (1952) (Chairman), first appointed 2006; term expires at the annual general meeting of shareholders 2010. Nationality: Belgian. Gender: male. Supervisory directorships: Grontmij N.V. (Chairman), Spadel N.V., Picanol N.V.

•
J. Peelen (1940) (Vice-Chairman), first appointed 1999; term expires at the annual general meeting of shareholders 2010. Nationality: Dutch. Gender: male. Supervisory directorships: VVAA Groep B.V. (Chairman), Royal Friesland Foods N.V., Arcadis N.V., Albron N.V.

•
B.J. Noteboom (1958), first appointed 2005; term expires at the annual general meeting of shareholders 2009. Nationality: Dutch. Gender: male. Directorships: chief executive officer (CEO) of Randstad Holding N.V.

•
G. Izeboud (1942), first appointed 2005; term expires at the annual general meeting of shareholders 2009. Nationality: Dutch. Gender: male. Supervisory directorships: Robeco Groep N.V., Robeco N.V., Rolinco N.V., Rorento N.V., ENDEX European Derivatives Exchange N.V., Corporate Express Nederland Holding B.V.

•
T. de Swaan (1946), first appointed 2006; term expires at the annual general meeting of shareholders 2010. Nationality: Dutch. Gender: male. Supervisory directorships: Royal DSM N.V., GlaxoSmithKline plc, Zurich Financial Services, Royal Ahold N.V., Van Lanschot N.V.

•
R.F. van den Bergh (1950), first appointed 2006; term expires at the annual general meeting of shareholders 2010. Nationality: Dutch. Gender: male. Supervisory directorships: ABN AMRO N.V., Pon Holdings B.V., N.V. Deli Universal, Nationale Postcode Loterij, TomTom N.V.

9.6    Major Shareholders

Shareholderships Exceeding 5%

Pursuant to the Wft, the following institutions have notified the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) that their holdings exceed 5% of the authorised share capital in Corporate Express:

Company	Total Interest	Directly actual	Directly potential	Indirectly actual	Indirectly potential	Date
Centaurus Alpha Master Fund Limited
Capital Interest	5.16%	5.16%	0.00%	0.00%	0.00%	15-May-2008
Voting rights	5.16%	0.00%	5.16%	0.00%	0.00%
ING Groep N.V.
Capital Interest	14.99%	0.00%	0.00%	14.99%	0.00%	10-Mar-2008
Voting rights	14.99%	0.00%	0.00%	8.17%	6.82%
AllianceBernstein Corporation
Capital Interest	10.01%	10.01%	0.00%	0.00%	0.00%	13-Dec-2007
Voting rights	5.07%	5.07%	0.00%	0.00%	0.00%
Centaurus Capital Ltd
Capital Interest	0.00%	0.00%	0.00%	0.00%	0.00%	07-Jun-2007
Voting rights	5.02%	5.02%	0.00%	0.00%	0.00%
Kempen Capital Management N.V.
Capital Interest	6.77%	6.77%	0.00%	0.00%	0.00%	01-Nov-2006
Voting rights	2.22%	0.21%	2.01%	0.00%	0.00%
Stichting preferente aandelen Buhrmann(1)
Capital Interest	100.00%	0.00%	100.00%	0.00%	0.00%	01-Nov-2006
Voting rights	100.00%	0.00%	100.00%	0.00%	0.00%
Stichting Administratiekantoor van preferente aandelen Buhrmann
Capital Interest	22.76%	22.76%	0.00%	0.00%	0.00%	01-Nov-2006
Voting rights	22.76%	22.76%	0.00%	0.00%	0.00%
Fortis Utrecht N.V.
Capital Interest	7.99%	0.00%	0.00%	7.99%	0.00%	01-Nov-2006
Voting rights	7.99%	0.00%	0.00%	1.77%	6.22%

(1)
At the moment, no actual shares have been issued to the Corporate Express Foundation and no voting rights can be exercised by it.

10.    CAPITAL AND SHARES

10.1    Authorised and Issued Share Capital

Share capital at 31 March 2008

Ordinary shares	395,000,000
Of which issued	182,901,621
Of which paid up	182,901,621
Preference Shares A	55,000,000
Of which issued	53,281,979
Of which paid up	53,281,979
Preference shares B	450,000,000
Of which issued	0
Of which paid up	0
Authorised share capital (in euro)	1,080,000,000

10.2    Ordinary Share Price Development

This graph sets out the Ordinary Share price development from 14 May 2007 to 13 May 2008.

1-YEAR HISTORICAL STOCK PRICE PERFORMANCE

  Source: FactSet.

The following graph sets out the Ordinary Share price development from 14 May 2007 to 13 May 2008 relative to an index of share prices of the Corporate Express Peer Group.

1-YEAR RELATIVE STOCK PRICE PERFORMANCE

  Source: FactSet.

10.3    Mutual Shareholdings

Neither the Offeror nor Staples hold any Securities and neither the Offeror nor Staples are aware of any share participation Corporate Express might have in the share capital of Staples.

11.    INFORMATION ON THE OFFEROR

11.1    Information on the Offeror

The Offeror is Staples Acquisition B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated on 7 May 2008 and validly existing under the laws of The Netherlands with its statutory seat in Amsterdam, The Netherlands.

Staples formed the Offeror for the purpose of making the Offer and acquiring all of the issued and outstanding Securities.

11.2    Board of Managing Directors

The statutory board of managing directors of the Offeror consists of C.T. Komola, T.W.C.M. Van Brandenburg and R. Paulmann appointed on 7 May 2008. None of the members of the board of managing directors of the Offeror holds any Shares.

11.3    Capital and Shares

The authorised share capital of the Offeror amounts to EUR 90,000.00 and consists of 900 Ordinary Shares with a nominal value of EUR 100.00 each. All shares of the Offeror are registered shares. On the date of the publication of this Offer Memorandum, 180 ordinary shares have been issued and fully paid-up, which are held by Staples Acquisition II B.V.

11.4    General

Pursuant to article 1:1 of the Wft, each of Staples and the Offeror is qualified as an offeror in respect of this Offer. Staples is jointly and severally liable for the obligations and confirms the statements of the Offeror under the Offer. Opinions and intentions attributed in this Offer Memorandum to the Offeror are also opinions and intentions of Staples.

12.    INFORMATION ON STAPLES

12.1    General Description of Business Activities

Staples pioneered the office superstore concept in 1986 and today is the world's largest office products company. With 76,000 talented associates, Staples is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With sales of approximately USD 19.4 billion for the fiscal year ended 2 February 2008, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalogue, e-commerce and contract businesses. More information is available at www.staples.com.

12.2    Operating Structure/Details on Core Businesses and Strategy

Staples views the office products market as a large, diversified market for office supplies and services, business machines and related products, computers and related products, and office furniture. Staples effectively reaches each sector of the office products market through three sales channels designed to be convenient to the needs of its customers: retail stores, catalog, and Internet. The retail and delivery businesses attract different customer groups with distinct purchasing behaviors. The retail stores target home offices (customers spending over USD 500 per year on office products excluding computers and furniture, including home-based businesses and teachers), and small businesses with up to 10 office workers. The retail stores also serve a customer group referred to as "casual consumers", who shop less frequently than home office and small business customers. The catalog and Internet businesses primarily target small businesses and organizations with up to 20 office workers. The contract business targets medium-size businesses and organizations with between 20 and 500 office workers as well as Fortune 1000 companies. Staples' ability to address customer groups with different needs increases and diversifies its available market opportunities; increases awareness of the Staples brand among customers in all segments, who often shop across multiple sales channels; and allows Staples to benefit from a number of important economies of scale, such as increased buying power, enhanced efficiencies in distribution and advertising, and improved capacity to leverage general and administrative functions.

Staples strives to provide superior value to its customers through a combination of everyday low prices, a broad selection of products, high quality and innovative Staples brand products, convenient store locations, easy to use websites, reliable and fast order delivery, and excellent customer service. Staples' strategy is to maintain its leadership in the office products industry through its focus on three principles; differentiating itself by delivering on its brand promise: making buying office products easy; achieving industry-best execution; and expanding its share in every market where it operates.

North American Retail

The North American Retail segment, consisting of 1,738 stores throughout the United States and Canada at the end of fiscal 2007, generates the majority of Staples' sales and profits. The North American retail stores are located in 47 states, the District of Columbia, 10 Canadian provinces and 2 Canadian territories in both major metropolitan markets and smaller markets. Staples operates multiple retail formats tailored to the unique characteristics of each location, including a 20,000 square foot prototypical "Dover" superstore, representing the majority of the U.S. store base; a 14,600 square foot format designed for rural markets; and a 10,000 square foot store suited to dense, urban markets such as New York City. The customer-friendly "Dover" design appeals to the customer with an open store interior that gives the customer a better view of the wide selection of products, making it easier to find what they are shopping for. Currently, Staples operates more than 750 "Dover" stores, and has implemented key elements of the "Dover" model in the majority of its prior store formats. Staples is also currently testing a 4,000 square foot stand-alone copy and print shop format to address the attractive quick-print market opportunity. This store is designed for prime, urban locations with a full-service copy and print offering and a 1,200 stock keeping unit (SKU) supplies assortment.

Staples' strategy for its North American superstores focuses on several key objectives: offer an easy-to-shop store environment with quality products that are in-stock and easy to find, with fast checkout and courteous, helpful and knowledgeable sales associates. Store associates are trained to deliver excellent service through an "Easy" service model, which encourages engagement with customers and solution selling. As part of Staples' strategy of delivering on its "Easy" brand promise, Staples focuses on several key categories for which its customers rely on Staples to be an authority: ink and toner, paper, business machines, and copy and print services.

Staples' real estate strategy is to expand its store base in a steady and disciplined fashion to produce strong sales and yield high returns on its investments. Staples believes that its network of stores and delivery businesses in various metropolitan markets enhances its profitability by allowing it to leverage marketing, distribution and supervision costs. In determining where to open new retail stores, Staples assesses potential real estate sites through a stringent approval process which evaluates the financial return for each store. Its evaluations consider such factors as the concentration of small and medium- sized businesses and organizations, the number of home offices, household income levels, its current market presence, proximity to competitors, the availability of quality real estate locations and other factors.

Staples plans to open approximately 100 new stores in North America in 2008, compared to 120 new stores in 2007, and 99 new stores in 2006. The growth program for 2008 will continue to focus on adding stores to existing markets as well as expansion into new markets. Staples successfully entered the Chicago, Miami and Denver markets over the past few years, and is well positioned to enter several other major North American markets where it currently has no retail presence.

North American Delivery

Staples' North American Delivery segment is comprised of three businesses: "Staples Business Delivery", "Quill", and "Contract".

Staples Business Delivery:    The Staples Business Delivery operations combine the activities of its direct mail catalog business, operating since 1990, its Staples.com website, and its Canadian Internet sites. Staples Business Delivery is primarily designed to reach small businesses and home offices, offering next business day delivery for most office supply orders in major metropolitan areas. Staples markets Staples Business Delivery through catalog mailings, direct mail advertising, a telesales group generating new accounts and growing existing accounts, and Internet and other broad-based media advertising.

Quill:    Founded in 1956 and acquired by Staples in 1998, Quill is a direct mail catalog and Internet business with a targeted approach to servicing the business product needs of small and medium-sized businesses in the United States. To attract and retain its customers, Quill offers outstanding customer service, Quill brand products, and special services. Quill also operates Medical Arts Press, a specialty Internet and catalog business offering products for medical professionals.

Contract:    Staples' Contract operations focus primarily on serving the needs of medium-sized and large regional companies and large multi-regional companies that often require more service than is provided by a traditional retail or mail order business. Through its Contract sales force, Staples offers customized pricing and payment terms, usage reporting, the stocking of certain proprietary items, and full service account management.

Staples' strategies for North American Delivery focus on customer service, customer acquisition and retention, and product penetration to grow its delivery business and increase its profitability. Staples continues to focus on improving its perfect order metric, which measures the number of orders that Staples fulfills on time and without error. Staples has established customer service standards to improve recovery of service failures and to make it easy for customers to resolve any issues with their orders. Staples is also working to enhance its distribution capabilities to support rapid growth in its delivery businesses by expanding the number of multi-business fulfillment centers and reducing the number of single business facilities, in order to enhance its ability to provide next business day delivery to more markets. Staples continues to enhance its websites to drive efficiency and customer satisfaction with approximately 75% of its delivery sales processed online. Staples continues to expand its sales force as it increases its market share and sells a broader assortment of products and services to new and existing customers. Rapid growth in higher margin "share of wallet" categories such as janitorial and break room supplies and copy and print services are designed to drive sales and profitability. In addition to developing Staples' own internal capabilities, Staples continues to consider acquisition opportunities that either expand its geographic reach or broaden its product and service offerings. Recent acquisitions provided Staples with the ability to add logoed merchandise, industrial packaging supplies and IT services to its portfolio.

International Operations

Staples' International Operations consist of retail stores, catalog and Internet businesses operating under various names in 20 countries in Europe, Asia, and South America. As of 2 February 2008, Staples operated retail stores in Belgium, Germany, The Netherlands, Portugal, the United Kingdom, China, and through a joint venture in India. In addition, Staples operates catalog and Internet businesses in Austria, Belgium, the Czech Republic, Denmark, France, Germany, Hungary, Italy, Luxembourg, The Netherlands, Poland, Spain, Sweden, Switzerland, the United Kingdom, China, India, Argentina and Brazil.

Europe is an important market for Staples. Staples has established a solid foundation to build a successful, high margin business in Europe over the next few years. Staples is working towards achieving the level of profitability it has attained in its strong multi-channel offering in North America by improving execution, increasing sales of own brand products, and capitalizing on potential synergies in procurement, supply chain activities and shared administrative services. In the retail business, Staples is implementing strategies that were successful in North America, which focus on developing relationships with small business customers and home offices by driving steady sales of consumable office supplies. Staples expects to open approximately 10 new stores in Europe in 2008, compared to 7 new stores in 2007, and 6 new stores in 2006. Staples plans to continue to grow its European business through improved execution, enhanced segmentation of customers, an improved on-line offering and increased sharing of best practices.

Operations in Asia and South America continue to provide a platform for rapid growth. In Asia, Staples operates a delivery business in Beijing, Shanghai, and Shenzhen in China, a retail business primarily in the Yangtze Delta Region of China and a delivery business in Taiwan through a joint venture with UB Express. In 2007, Staples announced a joint venture with UPS in China to operate co-branded stores. In total, Staples operates 32 retail stores in China. Through its joint venture with Future Group, Staples began to open stores and launched a delivery business in India during 2007. Staples also operates a delivery business in Argentina and Brazil, with operations in Buenos Aires, Sao Paulo and Brasilia.

12.3    Staples' Executive Officers

The executive officers of Staples, including their biographies and their positions, are as follows:

(1)
Kristin A. Campbell

Ms. Campbell has served as Senior Vice President, General Counsel and Secretary since June 2007. Prior to that, she served as Senior Vice President and Deputy General Counsel since March 2002. She has held other roles within Staples since joining in December 1993.

(2)
Joseph G. Doody

Mr. Doody has served as President-Staples North American Delivery since March 2002. Prior to that, he served as President-Staples Contract & Commercial from November 1998, when he first joined Staples, to March 2002.

(3)
Christine T. Komola

Ms. Komola has served as Senior Vice President and Corporate Controller since July 2004. Prior to that, she served as the Senior Vice President, General Merchandise Manager for furniture from January 2002 to July 2004. She has also held other roles within Staples since joining in April 1997, including Assistant Controller, Vice President of Planning, Margin and Control, and Chief Financial Officer of Staples.com.

(4)
John J. Mahoney

Mr. Mahoney has served as Vice Chairman and Chief Financial Officer since January 2006. Prior to that, he served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer since October 1997, and as Executive Vice President and Chief Financial Officer from September 1996, when he first joined Staples, to October 1997.

(5)
Michael A. Miles

Mr. Miles has served as President and Chief Operating Officer since January 2006. Prior to that, he served as Chief Operating Officer since September 2003. Prior to joining Staples in September 2003, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003.

(6)
Demos Parneros

Mr. Parneros has served as President-U.S. Stores since April 2002. Prior to that, he served in various capacities since joining Staples in October 1987, including Senior Vice President of Operations from March 1999 to March 2002 and Vice President of Operations from October 1996 to February 1999.

(7)
Ronald L. Sargent

Mr. Sargent has served as Chairman since March 2005, as Chief Executive Officer since February 2002 and as a Director since 1999. Prior to that, he served in various capacities since joining Staples in March 1989, including President from November 1998 to January 2006, Chief Operating Officer from November 1998 to February 2002, President-North American Operations from October 1997 to November 1998, and President-Staples Contract & Commercial from June 1994 to October 1997.

12.4    Staples' Non-executive Directors

Staples' non-executive directors, including their positions outside Staples, where these are significant, are as follows:

(1)
Basil L. Anderson

Retired Vice Chairman, Staples, Inc.

(2)
Arthur M. Blank

Owner and Chief Executive Officer, Atlanta Falcons

(3)
Mary Elizabeth Burton

Former Chief Executive Officer, Zale Corporation

(4)
Justin King

Chief Executive Officer, J Sainsbury plc

(5)
Carol Meyrowitz

President and Chief Executive Officer, The TJX Companies, Inc.

(6)
Rowland T. Moriarty

Chairman of the Board, CRA International, Inc.

(7)
Robert C. Nakasone

Chief Executive Officer, NAK Enterprises, L.L.C.

(8)
Robert E. Sulentic

Group President and Director of CB Richard Ellis Group, Inc.

(9)
Martin Trust

Chief Executive Officer, Samtex (USA), Inc.

(10)
Vijay Vishwanath

Partner, Bain & Company

(11)
Paul F. Walsh

Former Chairman and Chief Executive Officer, eFunds Corporation

12.5    Shareholders Structure

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of Staples' common stock held as of 14 April 2008 (1) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of its common stock, (2) by each current director and nominee for director, (3) by each of the named executive officers, and (4) by all current directors and executive officers as a group:

Name of beneficial owner	Number of shares beneficially owned(1)	Number of shares acquirable within 60 days(2)	Percentage of common stock beneficially owned(3)
5% Stockholders
FMR LLC 82 Devonshire Street Boston, MA 02109	105,023,822(4)	0	14.97%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	178,360(5)	397,125	*
Arthur M. Blank	182,564	85,500	*
Mary Elizabeth Burton	38,364	175,500	*
Joseph G. Doody	280,356	462,086	*
Justin King	6,414	0	*
John J. Mahoney	237,406	1,122,712	*
Carol Meyrowitz	7,614	0	*
Michael A. Miles	386,484	563,962	*
Rowland T. Moriarty	352,787(6)	153,000	*
Robert C. Nakasone	320,472(7)	175,500	*
Demos Parneros	297,864(8)	472,140	*
Ronald L. Sargent	1,737,821(9)	4,778,437	*
Robert E. Sulentic	6,414	0	*
Martin Trust	625,910(10)	175,500	*
Vijay Vishwanath	7,014	6,750	*
Paul F. Walsh	140,263(11)	175,500	*
All current directors and executive officers as a group (18 persons)	4,900,805	8,918,971	1.94%

*
Less than 1%

(1)
Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts do not reflect shares issuable upon the exercise of stock options available on 14 April 2008 or within 60 days thereafter.

(2)
Reflects shares issuable upon the exercise of stock options available on 14 April 2008 or within 60 days thereafter.

(3)
Number of shares deemed outstanding includes 701,702,963 shares of our common stock outstanding as of 14 April 2008 and any options for shares that are exercisable by such beneficial owner on 14 April 2008 or within 60 days thereafter.

(4)
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC ("FMR") and an investment advisor, is the beneficial owner of 102,829,221 shares as a result of acting as investment advisor to various investment companies. The ownership of one investment company, Magellan Fund, with offices at 82 Devonshire Street, Boston, MA 02109, United States of America, amounted to 48,309,255 shares. Edward C. Johnson 3d ("Johnson"), chairman of FMR, and FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 102,829,221 shares owned by the Fidelity Funds. Members of the Johnson family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity funds, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees, Strategic Advisers, Inc. ("SA"), a wholly-owned subsidiary of FMR and an investment advisor with offices at 82 Devonshire Street, Boston, MA 02109, United States of America, provides investment advisory services to individuals. As such, FMR's beneficial ownership includes 27,067 shares beneficially owned through SA. Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR and an investment advisor with office at 53 State Street, Boston, MA 02109, United States of America, is the beneficial owner of 1,300 shares as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 1,300 shares and sole power to vote or to direct the voting of 1,300 shares owned by institutional accounts or funds advised by PGALLC described above. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR and a bank with offices at 53 State Street, Boston, MA 02109, United States of America, is the beneficial owner of 1,150,585 shares as a result of its serving as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 1,150,585 shares and sole power to vote or to direct the voting of 922,235 shares owned by institutional accounts managed by PGATC described above. Fidelity International Limited ("FIL"), with offices at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution whose chairman is Johnson, is the beneficial owner of 1,015,649 shares. Partnerships controlled predominantly by members of the Johnson family, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are separate and impendent corporate entities and that their Boards of Directors are generally composed of different individuals. FIL has sole dispositive power over 1,015,649 shares owned by International Fidelity Funds. FIL has sole power to vote or direct the voting of 959,149 shares and no power to vote or direct the voting of 56,500 shares held by International Fidelity Funds. This footnote and related tabular disclosure is based on FMR's Schedule 13G/A filed with the SEC on 14 February 2008.

(5)
Includes 12,000 shares owned by Mr. Anderson's wife.

(6)
Includes 35,235 shares owned by Dr. Moriarty's children, of which Dr. Moriarty disclaims beneficial ownership, and 82,500 shares owned by Dr. Moriarty's wife.

(7)
Includes 229,806 shares owned by NAK Staples GRAT LLC, 37,968 shares owned by Nakasone Capital LLC and 26,483 shares owned by Robert C. Nakasone Trust.

(8)
Includes 2,393 shares that may be distributed from a 401(k) plan account.

(9)
Includes 8,301 shares owned by Sargent Charitable Fund of which Mr. Sargent disclaims beneficial ownership. Also includes 2,481 shares that may be distributed from a 401(k) plan account.

(10)
Includes 142,984 shares owned by M. Trust FL Intangible Tax Trust and 108,433 shares owned by M. Trust 2005 GRAT. Also includes 1,462 shares owned by Trust Family Foundation, 25,624 shares owned by Diane Trust and 36,204 shares owned by 1999 MTDT Descendants' Trust, all of which Mr. Trust disclaims beneficial ownership.

(11)
Includes 247 shares held by Paul. F. Walsh, IRA and 102,252 shares held by the Walsh Family Trust.

13.    FURTHER DECLARATIONS PURSUANT TO THE TAKEOVER DECREE

In addition to the other statements set out in this Offer Memorandum, the Offeror hereby declares as follows:

(i)
There have been a number of contacts between, on the one hand, the Offeror and Staples and, on the other hand, the Boards about the price of the Offer. This has not resulted in an agreement in respect of the Offer.

(ii)
With due observance of and without prejudice to the restrictions referred to in Section 1 (Restrictions and Important Information), the Share Offer applies on an equal basis to all Shares outstanding and is made to all Shareholders.

(iii)
With due observance of and without prejudice to the restrictions referred to in Section 1 (Restrictions and Important Information), the Bond Offer applies on an equal basis to all Bonds outstanding and is made to all Bondholders.

(iv)
Subject to the Offeror declaring the Offer unconditional and excluding fees in connection with the Credit Agreement and Staples' other relevant loan financing, the costs incurred or to be incurred by the Offeror in connection with the Offer are expected to amount to approximately USD 35 million.

(v)
The costs incurred by Corporate Express in relation to the Offer are not available to the Offeror.

14.    TAX ASPECTS OF THE OFFER

The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this Offer Memorandum and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. It does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant to a decision to dispose of the Securities and it does not purport to deal with the tax consequences applicable to all categories of Securityholders, some of which may be subject to special rules. Among other things, this summary addresses the Dutch tax consequences of a Securityholder having a substantial interest or a deemed substantial interest in the Company.

Generally speaking, an individual holding Securities has a substantial interest in the Company if such individual has, either alone or together with his partner, or if certain relatives of such individual or his partner have, directly or indirectly, the ownership of, or certain rights over, shares representing 5% or more of the total issued and outstanding capital (or of the issued and outstanding capital of any class of shares) of the Company, rights to acquire (including the conversion rights embedded in the Bonds) such interest in the share capital (whether or not already issued) of the Company, or the ownership of profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit or liquidation proceeds of the Company. Also, an individual holding Securities has a substantial interest if he or his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in the Company. A person has a deemed substantial interest if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for shares in the Company, on a non-recognition basis.

Generally speaking, an entity holding Securities has a substantial interest in the Company if such entity has, directly or indirectly, the ownership of, or certain rights over, shares representing 5% or more of the total issued and outstanding capital (or of the issued and outstanding capital of any class of shares) of the Company, rights to acquire (including the conversion rights embedded in the Bonds) such interest in the share capital (whether or not already issued) of the Company, or the ownership of profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit or liquidation proceeds of the Company. An entity holding Securities has a deemed substantial interest in the Company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch taxation purposes.

Securityholders are advised to seek independent tax advice regarding the tax consequences of tendering their Securities in the Offer, or any other transaction described in or contemplated by this Offer Memorandum. No assurances or warranties are provided with respect to the statements contained in this Section 14 (Tax Aspects of the Offer), with respect to the particular situation of each individual Securityholder and Securityholders should not place undue reliance on the statements contained in this Section 14 (Tax Aspects of the Offer). Reference is also made to the factors set out in Section 6.6 (Risks and Consequences Following Settlement of the Offer).

14.1    Dutch Tax Aspects of the Offer

14.1.1    Withholding Tax

There will be no withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein in respect of the purchase price payable by the Offeror for the Securities under the Offer.

14.1.2    Taxes on Income and Capital Gains

Resident Entities

An entity holding Securities which is, or is deemed to be, resident in The Netherlands for Dutch tax purposes and which is not tax exempt, will generally be subject to corporate income tax in The Netherlands in respect of income or a capital gain derived from the Securities pursuant to the Offer at rates up to 25.5%, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to the Securities.

Resident Individuals

An individual holding Securities who is, is deemed to be, or has elected to be treated as, a resident in The Netherlands for Dutch tax purposes will be subject to income tax in The Netherlands in respect of income or a capital gain derived from the Securities pursuant to the Offer at rates up to 52% if and to the extent that:

(i)
the holder has an enterprise or an interest in an enterprise to which the Securities are attributable; or

(ii)
the capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, aktief vermogensbeheer).

If neither condition (i) nor condition (ii) applies, such individual will be subject to income tax in The Netherlands in respect of income or a capital gain derived from the Securities pursuant to the Offer, at rates up to 25% if such individual has a substantial interest or deemed substantial interest in the Company.

If neither condition (i) nor condition (ii) applies and, furthermore, such individual does not have a substantial interest or deemed substantial interest in the Company, such individual will be subject to income tax in The Netherlands on the basis of a deemed return, regardless of any actual income or capital gain derived from the Securities pursuant to the Offer. The deemed return amounts to 4% of the average value of the individual's net assets in the relevant financial year (including the Securities). Subject to application of personal allowances, the deemed return shall be taxed at a rate of 30%.

Non-Residents

Non-residents holding a Bond

A holder of a Bond which is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, a resident in The Netherlands for Dutch tax purposes will not be subject to taxation on income or a capital gain derived from a Bond pursuant to the Offer unless:

(i)
such income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii)
the holder is an entity and has a substantial interest or deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise; or

(iii)
the holder is an individual and (i) has a substantial interest in the Company, or (ii) the income or capital gain otherwise qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Non-residents holding a Share

A holder of a Share which is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, a resident in The Netherlands for Dutch tax purposes will not be subject to taxation in The Netherlands on income or a capital gain derived from a Share pursuant to the Offer unless:

(i)
such income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii)
the holder has a substantial interest or a deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise; or

(iii)
the holder is an individual and such income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, aktief vermogensbeheer).

14.1.3    Value Added Tax

No value added tax will be due in The Netherlands in respect of payments in consideration for the disposal of Securities pursuant to the Offer.

14.1.4    Other Taxes

There will be no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in The Netherlands in connection with the Offer.

14.2    Dutch Tax Aspects of the Legal Merger

14.2.1    Withholding Tax

There will be no withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein in respect of the securities of the Surviving Entity received as a result of the Legal Merger.

14.2.2    Taxes on Income and Capital Gains

Resident Entities

An entity holding Securities which is, or is deemed to be, a resident in The Netherlands for Dutch tax purposes and which is not tax exempt, will generally be subject to corporate income tax in The Netherlands in respect of income or a capital gain derived from the Securities as a result of the Legal Merger at rates up to 25.5%, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to the Securities, excluding the Bonds.

Resident Individuals

An individual holding Securities who is, is deemed to be, or has elected to be treated as, a resident in The Netherlands for Dutch tax purposes will be subject to income tax in The Netherlands in respect of income or a capital gain derived from the Securities as a result of the Legal Merger at rates up to 52% if and to the extent that:

(i)
the holder has an enterprise or an interest in an enterprise to which the Securities are attributable; or

(ii)
the capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, aktief vermogensbeheer).

If neither condition (i) nor condition (ii) applies, such individual will be subject to income tax in The Netherlands in respect of income or a capital gain derived from the Securities as a result of the Legal

Merger, at rates up to 25% if such individual has a substantial interest or deemed substantial interest in the Company.

If neither condition (i) nor condition (ii) applies and, furthermore, such individual does not have a substantial interest or deemed substantial interest in the Company, such individual will be subject to income tax in The Netherlands on the basis of a deemed return, regardless of any actual income or capital gain derived from a Securities as a result of the Legal Merger. The deemed return amounts to 4% of the average value of the individual's net assets in the relevant financial year (including the Securities). Subject to application of personal allowances, the deemed return shall be taxed at a rate of 30%.

Non-Residents

Non-residents holding a Bond

A holder of a Bond who is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, a resident in The Netherlands for Dutch tax purposes will not be subject to taxation on income or a capital gain derived as a result of the Legal Merger unless:

(i)
such income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii)
the holder is an entity and has a substantial interest or deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise; or

(iii)
the holder is an individual and (i) has a substantial interest in the Company, or (ii) the income or capital gain otherwise qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Non-residents holding a Share

A holder of a Share who is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, a resident in The Netherlands for Dutch tax purposes will not be subject to taxation in The Netherlands on income or a capital gain derived from a Share as a result of the Legal Merger unless:

(i)
such income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(ii)
the holder has a substantial interest or a deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise; or

(iii)
the holder is an individual and such income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, aktief vermogensbeheer).

Roll-over Relief

An exemption from Dutch taxation in respect of income or a capital gain derived from the Securities as a result of the Legal Merger (excluding taxation in respect of any consideration received as a result of the Legal Merger that does not exist of securities in the Surviving Entity) should be available provided that:

(i)
the Legal Merger satisfies the requirements set out in article 3.57 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001); and

(ii)
the holder of Securities claiming the exemption records and continues to record the securities of the Surviving Entity at the same tax book value as that of the Securities at the moment immediately preceding the Legal Merger.

Whether or not a holder of Securities claims the benefits of the exemption is at his own discretion.

In case the Surviving Entity is tax resident in The Netherlands, generally, the Dutch tax treatment of income and capital gains derived from the securities of the Surviving Entity will be the same as that of the Securities.

14.2.3    Value Added Tax

No value added tax will be due in The Netherlands in connection with the Legal Merger.

14.2.4    Other Taxes

There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in The Netherlands in connection with the Legal Merger.

14.3    Material U.S. Federal Income Tax Consequences of the Offer

The following discussion summarizes the material U.S. federal income tax consequences of the Offer. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated under the Code and judicial and administrative rulings, all as in effect as of the date of this Offer Memorandum and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Securities in light of the holder's particular circumstances, nor does it discuss the special considerations applicable to those holders of Securities subject to special rules, such as holders whose functional currency is not the U.S. dollar, holders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes and members of such entities, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, United States expatriates, holders who acquired their Shares through the exercise of options or other compensation arrangements or holders who hold their Securities as part of a straddle, constructive sale or conversion transaction. This discussion assumes that holders of Securities hold the Securities as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). The Offeror will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly the Internal Revenue Service may not agree with the positions described in this Offer Memorandum.

The Offeror intends this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Offer. The Offeror does not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Offer, nor, except to the extent discussed in Sections 14.1 (Dutch Tax Aspects of the Offer) and 14.2 (Dutch Tax Aspects of the Legal Merger) does the Offeror address foreign, state, local, alternative minimum or other tax consequences of the Offer. The Offeror urges holders of Securities to consult their own tax advisors to determine the particular tax consequences applicable to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Securities pursuant to the Offer, in light of their individual circumstances.

If a partnership holds Securities, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If a holder is a partnership, such partnership and its partners should consult their own tax advisors.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Securities that is:

•
an individual citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A "non-U.S. holder" is a beneficial owner (other than a partnership) of Securities that is not a U.S. holder.

U.S. Holders

U.S. Holders of Shares

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the Shares surrendered. This gain or loss will be capital gain or loss and will be determined separately for each block of Shares (i.e., Shares with the same basis acquired in a single transaction) that are surrendered for cash pursuant to, or in connection with, the Offer.

For purposes of determining the amount of any gain or loss, the amount of cash received generally will equal the U.S. dollar value of the Euros received pursuant to the Offer, determined in accordance with the U.S. holder's applicable method of accounting for U.S. federal income tax purposes. A U.S. holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of the determination of gain or loss and the actual conversion of the Euros into U.S. dollars. Such gain or loss generally will be treated as ordinary income or loss.

U.S. Holders of Bonds

The receipt of cash for Bonds pursuant to the Offer will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Subject to the discussions of accrued but unpaid interest, market discount, bond premium, and foreign currency exchange gain or loss below, a U.S. holder that tenders Bonds pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the Bonds surrendered. A U.S. holder's adjusted tax basis in the Bonds generally will equal the cost of the Bonds to such U.S. holder, increased by the amount of any market discount previously included in income by the U.S. holder and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. holder with respect to the Bonds. For purposes of determining the amount of any gain or loss, the amount of cash received generally will equal the U.S. dollar value of the Euros received pursuant to the Offer, determined in accordance with the U.S. holder's applicable method of accounting for U.S. federal income tax purposes.

Accrued but Unpaid Interest.    To the extent that the cash received pursuant to the Offer includes accrued but unpaid interest, such interest will not be taken into account in determining gain or loss in the Offer, but, to the extent not previously included in gross income, will be taxable as ordinary interest income, regardless of whether the U.S. holder otherwise recognizes an overall loss pursuant to the Offer.

Market Discount.    A U.S. holder, who acquired a Bond after its original issuance at a market discount (generally the amount, if any, by which a U.S. holder's tax basis in a Bond immediately after its acquisition is exceeded by the principal amount of the Bond at such time, subject to a de minimis exception), generally will be required to treat any gain recognized pursuant to the Offer as ordinary income to the extent of the market discount accrued during the U.S. holder's period of ownership (on a straight-line basis or, at the election of the U.S. holder, on a constant-yield basis), unless the U.S. holder elected to include the market discount in income as it accrued.

Bond Premium.    If a U.S. holder purchased a Bond for an amount in excess of its principal amount, the Bond has bond premium equal to the excess of the cost of the Bond to the U.S. holder over the amount payable at maturity. If the U.S. holder has elected to amortize bond premium over the remaining term of the Bond, the amortized bond premium reduces the U.S. holder's adjusted tax basis in the Bond.

Foreign Currency Exchange Gain or Loss.    A U.S. holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and disposition of the Bonds. The amount of exchange gain or loss will be limited to the amount of overall gain or loss recognized as a result of the Offer. In addition, a U.S. holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of the determination of gain or loss with respect to the disposition of the Bonds and the actual conversion of the Euros into U.S. dollars. All such exchange gains or losses generally will be treated as ordinary income or loss. U.S. Holders should consult their tax advisors for special rules regarding the calculation of exchange gain or loss with respect to accrued but unpaid interest, market discount, and bond premium.

Capital Gain Rates

Capital gain recognized from the disposition of Securities held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of Securities held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Information Reporting and Backup Withholding

A U.S. holder, other than a corporation or other exempt recipient, will be subject to information reporting on the cash received pursuant to the Offer. In addition, under the backup withholding rules of the Code, the Dutch Settlement Agent or the U.S. Settlement Agent generally is required to withhold 28% of all payments to which a U.S. holder or other payee is entitled, unless the U.S. holder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other holders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. U.S. holders should consult their own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Gain from Securities

Any gain realized on the receipt of cash pursuant to the Offer by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable tax treaty); or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Settlement Date and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder's net gain realized in the Offer, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Accrued but Unpaid Interest

A non-U.S. holder generally will not be subject to U.S. federal income tax on cash received that represents accrued but unpaid interest on the Bonds if such interest is not effectively connected with a U.S. trade or business. To the extent that any accrued but unpaid interest is effectively connected with the non-U.S. holder's conduct of a trade or business (and, to the extent required under any applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), then the non-U.S. holder will be subject to U.S. federal income tax on a net income basis and, if it is a foreign corporation for U.S. federal income tax purposes, may be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate).

Information Reporting and Backup Withholding

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the Offer if the Offer is effected within the United States or outside the United States through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

15.    PRESS RELEASES

  QUOTE

Media Contact:	Paul Capelli 508-253-8530
Investor Contact:	Laurel Lefebvre 508-253-4080

Staples Proposes Acquisition Of Corporate Express For EUR 7.25 Per Ordinary Share
Customers To Benefit From Improved Geographic Reach
And Expanded Range Of Products

FRAMINGHAM, Mass., Feb. 19, 2008—Staples, Inc (Nasdaq: SPLS) has made a proposal today to acquire all the outstanding shares of Corporate Express ordinary stock for a per ordinary share consideration of EUR 7.25, representing a total enterprise value of approximately EUR 2.5 billion. The all cash proposal represents a premium of approximately 67 percent to Corporate Express' Feb. 4, 2008 closing share price, the last day before rumors of a potential sale circulated in the market.

"Staples has high regard for the Corporate Express management team, and believes together our combined companies will create significant opportunities for all stakeholders," said Ron Sargent, Staples chairman and CEO. "Staples is committed to working with the Corporate Express Executive and Supervisory Boards to quickly enter into an acquisition agreement and begin making the most of the combined business."

Following is the text of the letter that Staples sent today to Corporate Express' CEO and to the Chairman of Corporate Express' Supervisory Board:

Dear Mr. Ventress:

We are writing to you, on behalf of the Board of Directors of Staples, Inc., to outline the terms on which Staples proposes to acquire the entire outstanding share capital of Corporate Express NV ("Corporate Express"). Over the last several months, we have made repeated attempts to engage in discussions with you concerning a business combination, and we have been disappointed that you have not been willing to do so. We believe strongly that a combination between Staples and Corporate Express will offer significant and certain value to Corporate Express' shareholders and other stakeholders and will greatly enhance our ability to serve customers throughout the world. We are writing this letter to demonstrate both our enthusiasm for the proposed transaction and our commitment to pursue a combination with Corporate Express.

While we understand you have recently announced your strategic reorientation plans, we believe that a business combination with Staples at this time would result in superior benefits for Corporate Express' stakeholders, and that such benefits can be achieved more completely and quickly than under your strategic reorientation plans, and with a higher degree of certainty. A business combination with us now creates certain cash value for Corporate Express' shareholders and eliminates the risks associated with both the achievement of your plan and today's volatile business and market environment. We believe that our proposal is superior to any other alternative available to Corporate Express and its stakeholders.

Subject to customary conditions outlined in this letter and based on our review of publicly available information relating to Corporate Express, we are prepared to make an offer of EUR 7.25 per ordinary share of Corporate Express. In the event that prior to the closing, any dividends or other distributions are declared in respect of Corporate Express' ordinary shares the offer price will be decreased by an amount per ordinary share equivalent to any such dividend or distribution per ordinary share. Our proposed price implies:

•
a premium of approximately 67% to Corporate Express' closing share price of EUR 4.32 on February 4, 2008, the last day before rumors of a potential offer for Corporate Express circulated in the market,

•
a premium of approximately 33% to Corporate Express' closing share price on February 18, 2008, and

•
a premium of approximately 60% to Corporate Express' average closing price during the 1-month period ended on February 18, 2008, and a premium of approximately 43% to Corporate Express' average closing price during the 3-month period then ended.

We are committed to pursuing our proposal because of the significant opportunities that it will create for Staples as well as for all stakeholders of Corporate Express. Our proposal is based on the following key elements:

•
Compelling Valuation: As shown above, we are valuing Corporate Express at a substantial premium to the trading price both before and after the emergence of rumors that we intended to make an offer for Corporate Express on February 4, 2008.

•
All Cash Offer: Our proposal is to acquire all of the outstanding shares in Corporate Express for cash. In addition to the proposal to acquire Corporate Express' ordinary shares, we are also investigating the possibility of making an offer for the listed outstanding depositary receipts of preference A shares.

•
No Financing Condition: Our proposal is not subject to financing. We have entered into a bridge loan commitment letter with Lehman Brothers on customary terms and conditions. We have no reason to believe that the customary conditions to closing will not be satisfied. This committed financing together with our available cash will be more than sufficient to finance the entire acquisition.

•
Ready to proceed: Due to the complementary nature of Corporate Express and our business and based on the work we and our advisers have already performed and the resources we have committed, we are in a position to proceed with the proposed combination on an expeditious basis.

•
Attractive Long-Term Solution for all Stakeholders: Under the proposed transaction, Corporate Express can focus on long-term value creation within a large and diverse organization. We believe that the management and employees of Corporate Express are important to both the integration of our businesses and the achievement of future success. We plan to continue to invest in the people at Corporate Express and therefore anticipate that there will be attractive career opportunities for employees of Corporate Express at the combined company. Customers will benefit as the combined company will have an improved geographical reach and will be able to offer an expanded range of products and services to customers.

We have a high regard for Corporate Express' management team and believe that the management talent resident in our respective companies will enable the combined company to enhance value for the stakeholders of the combined company. We are looking forward to discussing with you the best way to combine Corporate Express' and our management talent to successfully lead the combined company.

We are prepared to meet with you and your management team at your earliest convenience to commence discussions regarding our non-binding proposal for a business combination. We need to conduct only limited confirmatory due diligence and will commit the resources needed to be able to enter into a definitive acquisition agreement (or merger protocol) expeditiously.

In view of the significance of this proposal to your shareholders and ours, as well as our desire to avoid selective disclosures, we plan to release publicly the text of this letter.

We believe our proposal represents a compelling opportunity to create significant value for all your stakeholders. It is our hope that you will find our proposal to be attractive and that we can sit down together very quickly to discuss how we best move forward toward the closing of a transaction. It is of course our preference that both your executive and supervisory boards support our proposal. Because we believe the proposed transaction offers substantial value to stakeholders of both our companies as outlined above, we are committed to undertaking the necessary steps to seeing this transaction to completion.

I look forward to discussing this with you.

Very truly yours,

Ronald L. Sargent

Chairman and Chief Executive Officer

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world's largest office products company. With 74,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2006 sales of $18.2 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Article 5, paragraph 2 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft). This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities. Not for release, publication or distribution, in whole or in part, in or into Canada or Japan. Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under the heading "Outlook" and other statements regarding our future business and financial performance. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that the proposed acquisition of Corporate Express, N.V. will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading "Risk Factors" and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

UNQUOTE

QUOTE

Media Contact:	Paul Capelli 508-253-8530
Investor Contact:	Laurel Lefebvre 508-253-4080

Staples confirms its intention to acquire corporate express for Euro 7.25 per ordinary share

FRAMINGHAM, Mass., March 18, 2008—As first announced on Feb. 19, 2008, Staples, Inc. (Nasdaq: SPLS) confirms its current intention to make a public offer for all the outstanding ordinary shares and American depositary shares ("ADS") issued by Corporate Express (the "Offer") for a price of EUR 7.25 per ordinary share and ADS and confirms that preparations are well under way for the Offer. In addition, in connection with the Offer, Staples also confirms its intention to make a public offer for the depositary receipts of preference shares A and the convertible bonds.

As initially announced, the proposed offer implies:

•
a premium of approximately 67 percent to Corporate Express' closing share price on Feb. 4, 2008, the last day before rumors of a potential offer for Corporate Express circulated in the market,

•
a premium of approximately 33 percent to Corporate Express' closing share price on Feb. 18, 2008, the day before the initial press release, and

•
a premium of approximately 60 percent to Corporate Express' average closing price during the one-month period ended on Feb. 18, 2008, and a premium of approximately 43 percent to Corporate Express' average closing price during the three-month period then ended.

"While we continue to be disappointed that Corporate Express' Executive and Supervisory Boards have not entered into a negotiation with us about the transaction, we remain very enthusiastic about a combination between the two companies," said Ron Sargent, Staples chairman and CEO. "Based on public information, Staples firmly believes its proposal is the most valuable option available to Corporate Express' shareholders and will deliver significant benefits for customers and employees."

Staples expects to submit a request for approval of the offer memorandum in respect of the Offer (the "Offer Memorandum") to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or "AFM") before May 13, 2008, which is the date by which under Dutch law a request for approval must be submitted to the AFM. In addition, Staples plans to make all necessary competition regulatory filings prior to May 13, 2008.

Since the announcement on Feb. 19, 2008, the company's financing plans have progressed. Specifically, the previously announced bridge loan commitment from Lehman Brothers Inc. is now equally shared by Lehman Brothers Inc., Bank of America, N.A. and HSBC Bank USA, N.A. Upon completion of final credit documentation, this financing, together with existing cash and liquidity, will provide Staples with funding sufficient to satisfy its obligations under the Offer.

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world's largest office products company. With 76,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2007 sales of $19.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Section 7 paragraph 1 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft). This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities. If and when made, the Offer and the terms thereof will be made through and described in an Offer Memorandum to be published in accordance with Dutch and U.S. laws. Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statements as to Staples' intentions with respect to the Offer to acquire Corporate Express. Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that Staples will commence any public offer for the acquisition of Corporate Express, N.V., that such offer, if commenced, or any other acquisition of Corporate Express, will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading "Risk Factors" and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

UNQUOTE

QUOTE

Media Contact:	Paul Capelli 508-253-8530
Investor Contact:	Laurel Lefebvre 508-253-4080

Staples Completes $3 Billion Credit Agreement for Corporate Express Offer

FRAMINGHAM, Mass., April 1, 2008—Staples, Inc. (Nasdaq: SPLS) today announced that it has obtained financing for its planned public offer (the "Offer") for Corporate Express N.V. Staples has entered into a definitive $3 billion credit agreement (the "Credit Agreement") with financing arranged by Lehman Brothers Inc., Bank of America and HSBC Bank USA. This $3 billion financing, together with its cash reserves and existing revolving credit facility, are sufficient to finance Staples' acquisition of Corporate Express and enable Staples to proceed with its previously announced public offer for all the outstanding ordinary shares and American depositary shares ("ADS") issued by Corporate Express for a price of EUR 7.25 per ordinary share and ADS.

This announcement is made pursuant to the provisions of Section 7 paragraph 4 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft, the "Decree"). With reference to Section 7 paragraph 4 of the Decree, Staples herewith confirms that it will finance acceptances under the Offer through a combination of the Credit Agreement, cash reserves and available credit under its existing revolving credit facility. There are no conditions precedent to funding, other than customary conditions set forth in the Credit Agreement. Staples has no reason to believe that these conditions precedent under the Credit Agreement will not be satisfied on or prior to closing of the Offer.

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world's largest office products company. With 76,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2007 sales of $19.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Section 7 paragraph 4 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft). This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities. If and when made, the Offer and the terms thereof will be made through and described in an Offer Memorandum to be published in accordance with Dutch and U.S. laws. Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statements as to Staples' intentions with respect to the Offer to acquire Corporate Express. Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that Staples will commence any public offer for the acquisition of Corporate Express, N.V., that such offer, if commenced, or any other acquisition of Corporate Express, will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading "Risk Factors" and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

UNQUOTE

QUOTE

Media Contact:	Paul Capelli 508-253-8530
Investor Contact:	Laurel Lefebvre 508-253-4080

Staples Increases its Offer to EUR 8.00 per Share for Corporate Express

•
Indicated offer price per Corporate Express ordinary share raised to EUR 8.00; a premium of approximately 90 percent to its unaffected share price of EUR 4.32;

•
Staples has obtained United States antitrust clearance;

•
Minimum acceptance condition of 75 percent of the ordinary share capital; and

•
Launch of the formal offer expected following approval from the AFM

FRAMINGHAM, Mass., May 13, 2008—Staples, Inc. (Nasdaq: SPLS) announced its intention to proceed with an offer for Corporate Express N.V. at an increased offer price of EUR 8.00 per Corporate Express ordinary share. Shareholders have received a dividend of EUR 0.21 per Corporate Express ordinary share since Staples announced its EUR 7.25 offer on February 19, 2008. Including this dividend, Staples' offer represents:

•
a premium of approximately 90 percent to Corporate Express' share price of EUR 4.32 on February 4, 2008, the day before rumors of a potential offer for Corporate Express circulated in the market; and

•
a premium of approximately 51 percent to Corporate Express' closing share price of EUR 5.43 on February 18, 2008, the day before Staples' initial proposal to acquire Corporate Express.

Staples has extended multiple invitations, including as recently as last Friday, to Corporate Express' Boards to engage in constructive dialogue regarding Staples' offer. The Boards have refused to negotiate the merits of Staples' proposals. Staples continues to believe that its offer is the most valuable option available to Corporate Express' shareholders given the uncertainty surrounding a turnaround plan. Staples' offer will also deliver significant benefits to Corporate Express' customers and employees.

Ron Sargent, Chairman and Chief Executive Officer of Staples, said: "Given the unwillingness of Corporate Express to negotiate a transaction, we will make our offer directly to shareholders. Today we announced a highly attractive offer for Corporate Express at a compelling valuation. We are offering certain cash value versus the considerable uncertainties of management's long range guidance."

Since Staples' original offer on February 19, 2008, Staples has made substantial progress in the preparations for this offer. Staples has obtained antitrust clearance in the United States, met with Dutch trade unions and submitted to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or "AFM") a request for approval for a draft offer memorandum. Staples has initiated the required regulatory processes in Europe and Canada. Staples expects to launch a formal offer following receipt of approval of this Offer Memorandum from the AFM.

Staples expects that its offer for all the outstanding shares would include a minimum acceptance condition of 75 percent of the ordinary share capital. In addition, Staples confirms that it expects to make an offer for both the Corporate Express depositary receipt of preference shares A and the two percent subordinated convertible bonds due 2010 issued by Corporate Express.

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world's largest office products company. With 76,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2007 sales of $19.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Article 4, paragraph 3 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft). This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities. If and when made, the Staples' offer and the terms thereof will be made through and described in an offer memorandum to be published in accordance with Dutch and U.S. laws. Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the statements as to Staples' intentions with respect to the offer to acquire Corporate Express. Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that Staples will commence any public offer for the acquisition of Corporate Express, that such offer, if commenced, or any other acquisition of Corporate Express, will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading "Risk Factors" and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

UNQUOTE

16.    NEDERLANDSE SAMENVATTING VAN HET BOD

Dit Hoofdstuk 16 behelst de Nederlandse samenvatting van dit Biedingsbericht, dat is uitgegeven ter zake van het openbaar bod uitgebracht door Staples Acquisition op alle uitstaande en geplaatste Aandelen in het aandelenkapitaal van Corporate Express en alle uitstaande Obligaties onder de bepalingen, voorwaarden en restricties zoals beschreven in dit Biedingsbericht (het "Bod"). De belangrijkste kenmerken van het Bod zijn beschreven in deze samenvatting.

De gedefinieerde termen in dit Hoofdstuk van dit Biedingsbericht hebben de betekenis die daaraan wordt gegeven in Hoofdstuk 16.2. Deze Nederlandse samenvatting maakt deel uit van dit Biedingsbericht, maar vervangt dit niet. Deze Nederlandse samenvatting is niet volledig en bevat niet alle informatie die voor Aandeelhouders en/of Obligatiehouders van belang zou kunnen zijn om een afgewogen oordeel te vormen omtrent het Bod. Het lezen van deze Nederlandse samenvatting mag derhalve niet worden beschouwd als een alternatief voor het bestuderen van het volledige Biedingsbericht. Houders van Effecten wordt geadviseerd het volledige Biedingsbericht zorgvuldig te bestuderen en zo nodig onafhankelijk advies in te winnen teneinde een afgewogen oordeel te kunnen vormen omtrent het Bod, alsmede omtrent de beschrijving van het Bod in deze samenvatting en in dit Biedingsbericht. In geval van verschillen tussen deze Nederlandse samenvatting en de Engelse tekst van dit Biedingsbericht, prevaleert de Engelse tekst van dit Biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen).

16.1    Restricties en belangrijke informatie

Het uitbrengen van het Bod, de verkrijgbaarstelling van dit Biedingsbericht en deze Nederlandse samenvatting, alsmede de verspreiding van enige andere informatie met betrekking tot het Bod, kunnen in bepaalde jurisdicties aan zekere restricties onderhevig zijn. Zie Hoofdstuk 1 (Restrictions and Important Information) van dit Biedingsbericht. Dit Bod wordt niet, direct of indirect, gedaan in, en mag niet worden geaccepteerd vanuit enige jurisdictie waarin het doen van het Bod of de aanvaarding daarvan niet in overeenstemming is met de in die jurisdictie geldende wet- en regelgeving. Niettemin zullen Effecten die worden aangemeld onder het Bod door Houders van Effecten die niet woonachtig zijn of verblijven in Nederland, worden geaccepteerd indien Effecten worden aangemeld overeenkomstig de aanmeldingsprocedure zoals beschreven in dit Biedingsbericht. Het niet respecteren van deze restricties kan een overtreding van de effectenwet-en regelgeving van de desbetreffende jurisdictie opleveren. Staples Acquisition, Staples, en hun adviseurs sluiten iedere aansprakelijkheid uit ter zake van overtredingen van voornoemde restricties. Houders van Effecten dienen zo nodig onverwijld onafhankelijk advies in te winnen omtrent hun positie dienaangaande.

Dit Biedingsbericht bevat belangrijke informatie die men zorgvuldig dient te lezen alvorens een besluit te nemen over het aanmelden van Effecten onder het Bod. Zie Hoofdstuk 1 (Restrictions and Important Information) van dit Biedingsbericht. Houders van Effecten wordt aangeraden waar nodig onafhankelijk advies in te winnen. Daarnaast zullen Houders van Effecten mogelijk hun belastingadviseur willen raadplegen met betrekking tot de fiscale gevolgen van het aanmelden van Effecten onder het Bod.

Zonder afbreuk te doen aan de onderstaande paragraaf, is uitsluitend de Bieder verantwoordelijk voor de juistheid en de volledigheid van de informatie die in dit Biedingsbericht is opgenomen. De Bieder verklaart dat de informatie in dit Biedingsbericht waar het voor verantwoordelijk is, naar zijn beste weten overeenstemt met de werkelijkheid, juist is, en dat er geen informatie achterwege is gelaten waardoor enige verklaring in het Biedingsbericht in enig opzicht misleidend is.

Dit Biedingsbericht bevat bepaalde informatie die betrekking heeft op Corporate Express en de Corporate Express Groep. Deze informatie is een compilatie van informatie die door Corporate Express is gepubliceerd en is niet becommentarieerd of geverifiëerd door de Bieder. De Bieder bevestigt dat deze informatie accuraat is gereproduceerd of ontleend uit de bronnen waaruit de informatie is gehaald en, voorzover de Bieder bewust is van de informatie die gepubliceerd is door Corporate Express, dat geen feiten achterwege zijn gelaten waardoor de gereproduceerde of ontleende informatie in het Biedingsbericht misleidend is. Desalniettemin, aangezien de onderliggende informatie opgesteld is door partijen anders dan de Bieder of Staples, kunnen de Bieder noch Staples verantwoordelijkheid nemen voor de accuraatheid van deze onderliggende informatie. Tevens dient vermeld te worden dat bepaalde financiële en statistische informatie en andere cijfers in het Biedingsbericht naar boven of beneden kunnen zijn afgerond en om die reden niet als exacte cijfers kunnen worden gezien. In het voorbereiden van het Biedingsbericht heeft de Bieder vertrouwd op informatie met betrekking tot Corporate Express die algemeen verkrijgbaar was, inclusief periodieke en andere rapporten zoals ingediend bij de SEC en Corporate Express' jaarrekeningen zoals beschikbaar gemaakt in Nederland.

De informatie in dit Biedingsbericht geeft de situatie weer op de datum van dit Biedingsbericht tenzij specifiek anders aangegeven. Onder geen beding houden de publicatie en verspreiding van dit Biedingsbericht in dat de hierin opgenomen informatie ook na de datum van dit Biedingsbericht juist en volledig is of dat er sinds deze datum geen wijziging is opgetreden in de in dit Biedingsbericht uiteengezette informatie of in de gang van zaken bij Corporate Express, Staples Acquisition, Staples en/of hun dochtermaatschappijen en/of aan hen gelieerde ondernemingen. Het voorgaande laat echter onverlet de verplichting van de Bieder om een openbare mededeling te doen ingevolge artikel 4.3 van het Bob Wft, voor zover van toepassing.

16.2    Nederlandse definities

In dit Biedingsbericht zal een verwijzing naar gedefinieerde termen in het meervoud gelijk staan aan verwijzingen naar dergelijk gedefinieerde termen in het enkelvoud en vice versa.

Alle grammaticale en andere veranderingen die nodig zijn bij het gebruiken van een definitie in het enkelvoud zullen worden beschouwd hierin te zijn gemaakt en zullen worden toegepast alsof zulke veranderingen zijn gemaakt. Een verwijzing naar "inclusief" betekent een verwijzing naar "inclusief maar niet beperkt tot".

De gedefinieerde termen in dit Hoofdstuk van dit Biedingsbericht hebben de volgende betekenis:

Aande(e)l(en)	Gewone Aandelen, ADS en Preferente Aandelen
Aandeelhouder	houder(s) van één of meer Aandelen
Aanmeldingstermijn	de periode waarin de Houders van Effecten hun Effecten bij de Bieder kunnen aanmelden, welke begint op 20 mei 2008 en eindigt op de Sluitingstijd
ADR	een Amerikaans certificaat (American Depository Receipt), een bewijsstuk voor een ADS
Amerikaanse Omwissel- en Betaalkantoor	BNY Mellon Shareowner Services p/a Mellon Investor Services
ADS	een Amerikaans certificaat (American Depositary Share) van een Gewoon Aandeel
AFM	de Stichting Autoriteit Financiële Markten
Belangrijke Negatieve Verandering	ofwel:

(i) enige gebeurtenis, gebeurtenissen, omstandigheid of omstandigheden die op zichzelf of tezamen een belangrijk negatieve verandering voor de onderneming, de kasstroom, de financiële of handelspositie, de activa, de winsten, de operationele prestatie, het totaalvermogen van de onderneming of de vooruitzichten van de Corporate Express Groep tot gevolg heeft of naar redelijke verwachting tot gevolg kan hebben; of
(ii) een opschorting of beëindiging van de handel in Aandelen
Bieder of Staples Acquisition
Staples Acquisition B.V., een besloten vennootschap met beperkte aansprakelijkheid, opgericht naar Nederlands recht, met statutaire zetel in Amsterdam, Nederland en met adres Jool-Hulstraat 24, 1327 HA, Almere, Nederland en ingeschreven bij de Kamer van Koophandel onder nummer 34301291 en, indien van toepassing, tevens haar groepsmaatschappijen zoals beschreven in artikel 2:24b van het Burgerlijk Wetboek en haar deelnemingen
Biedingsbericht	dit biedingsbericht (inclusief de Engelse tekst) met betrekking tot het Bod

Biedprijs per ADS
een bedrag in contanten van EUR 8,00 per ADS zonder rente en afhankelijk van enige vereiste inhouding van belastingen voor elk ADS dat op geldige wijze is aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin aanvaardt) en geleverd onder de bepalingen, voorwaarden en restricties in dit Biedingsbericht. Indien op of na de datum van dit Biedingsbericht maar op of voor de Dag van Overdracht enig dividend, in contanten of in aandelen, of andere uitkering wordt uitgekeerd in verband met de Gewone Aandelen op de onderliggende ADS en de administratiedatum van een dergelijk dividend, in contanten of in aandelen, of andere uitkering valt voor de Dag van Overdracht dan zal van de Biedprijs per ADS een bedrag per ADS worden afgetrokken gelijk aan de hoogte van het dividend in contanten of aandelen of de uitkering per ADS
Biedprijs per Gewoon Aandeel
een bedrag in contanten van EUR 8,00 per Gewoon Aandeel zonder rente en afhankelijk van enige vereiste inhouding van belastingen voor elk Gewoon Aandeel dat op geldige wijze is aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin aanvaardt) en geleverd onder de bepalingen, voorwaarden en restricties in dit Biedingsbericht. Indien op of na de datum van dit Biedingsbericht maar op of voor de Dag van Overdracht enig dividend, in contanten of in aandelen, of andere uitkering wordt uitgekeerd op de Gewone Aandelen en de administratiedatum van een dergelijk dividend, in contanten of in aandelen, of andere uitkering valt voor de Dag van Overdracht dan zal van de Biedprijs per Gewoon Aandeel een bedrag per Gewoon Aandeel worden afgetrokken gelijk aan de hoogte van het dividend in contanten of aandelen of de uitkering per Gewoon Aandeel
Biedprijs per Obligatie
een bedrag in contanten van EUR 1.164,72 per Obligatie zonder rente en afhankelijk van enige vereiste inhouding van belastingen voor elke Obligatie die op geldige wijze is aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin aanvaardt) en geleverd onder de bepalingen, voorwaarden en restricties in dit Biedingsbericht.
Biedprijs per Preferent Aandeel
een bedrag in contanten van EUR 3.15 per Preferent Aandeel zonder rente en afhankelijk van enige vereiste inhouding van belastingen voor elk Preferent Aandeel dat op geldige wijze is aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin aanvaardt) en geleverd onder de bepalingen, voorwaarden en restricties in dit Biedingsbericht. Indien op of na de datum van dit Biedingsbericht maar op of voor de Dag van Overdracht enig dividend, in contanten of in aandelen, of andere uitkering wordt uitgekeerd op de Preferente Aandelen en de administratiedatum van een dergelijke uitkering valt voor de Dag van Overdracht dan zal van de Biedprijs per Preferent Aandeel een bedrag per Preferent Aandeel worden afgetrokken gelijk aan de hoogte van het dividend, in contanten of in aandelen, of de uitkering per Preferent Aandeel
Bob Wft	Besluit openbare biedingen Wft
Bod	het Bod op Aandelen en het Bod op Obligaties gezamenlijk
Bod op Aandelen	het bod op de Aandelen zoals beschreven in dit Biedingsbericht
Bod op Obligaties	het bod op de Obligaties zoals beschreven in dit Biedingsbericht
Boekjaar 2005	het boekjaar van Corporate Express dat eindigde op 31 december 2005

Boekjaar 2006	het boekjaar van Corporate Express dat eindigde op 31 december 2006
Boekjaar 2007	het boekjaar van Corporate Express dat eindigde op 31 december 2007
CET	Centraal Europese Tijd
Change of Control	heeft de betekenis die daaraan wordt gegeven in Hoofdstuk 16.4
Clearing Systeem	Clearstream Luxembourg en Euroclear gezamenlijk
Clearstream Luxembourg	Clearstream Banking, société anonyme
Conversieprijs bij een Change of Control	heeft de betekenis waarnaar wordt verwezen in Hoofdstuk 16.4
Corporate Express
Corporate Express N.V., een naamloze vennootschap, opgericht naar Nederlands recht, met statutaire zetel in Maastricht, Nederland, met adres Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, Nederland en ingeschreven bij de Kamer van Koophandel onder nummer 33250021 en, indien van toepassing, tevens de Corporate Express Groep en de aan haar gelieerde bedrijven
Corporate Express Groep	Corporate Express en de groepsmaatschappijen zoals beschreven in artikel 2:24b van het Burgerlijk Wetboek en haar deelnemingen
Corporate Express Peer Groep	Bed, Bath & Beyond, Best Buy, CVS Caremark, Dell, Dick's, Home Depot, Lowe's, Office Depot, OfficeMax, PetSmart, Staples, Target, Tesco, United Stationers, Walgreens, Wal-Mart en W.W. Grainger
Corporate Express Statuten	de statuten van Corporate Express, zoals meest recentelijk gewijzigd op 19 april 2007
Credit Overeenkomst	heeft de betekenis waarnaar wordt verwezen in Hoofdstuk 16.6
Dag van Gestanddoening
de datum waarop de Bieder openbaar zal mededelen of het Bod gestand wordt gedaan overeenkomstig de Fusieregels. Artikel 16.1 van het Bob Wft bepaalt dat zo'n openbare mededeling zal worden gedaan binnen drie Werkdagen na de Sluitingsdatum
Dag van Overdracht
de datum waarop de Bieder overeenkomstig de voorwaarden van het Bod, de Biedprijs prompt zal betalen aan de Houders van Effecten die op geldige wijze hun Effecten hebben aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding daarvan desalniettemin aanvaardt) en geleverd voor de Sluitingsdatum, zijnde niet later dan de vijfde Werkdag na de Dag van Gestanddoening, onder de voorwaarde dat het Bod gestand is gedaan
Direct Registratie Systeem	een systeem geadministreerd door DTC op basis waarvan The Bank of New York, houder van ADS, de eigendom van de ongecertificeerde ADS mag registreren
Directe Participant	iedere persoon die in de gegevens van een of meerdere van de Clearing Systemen als houder van (een) Obligatie(s) wordt aangeduid
DTC	Depository Trust Company
EBITDA	het resultaat voor aftrek van rente, belastingen, afschrijvingen op materieel en immatrieel vaste activa en afschrijvingen op leningen en goodwill
Effect(en)	Aandelen en Obligaties

Elektronisch Aanmeldingsformulier	een instructieformulier voor aanvaarding van het Bod op Obligaties in overeenstemming met de vereisten van het relevante Clearing Systeem, op de wijze zoals beschreven in dit Biedingsbericht
EUR	de Euro, het wettig betaalmiddel in de lidstaten van de Europese Monetaire Unie
Euronext Amsterdam	Euronext Amsterdam N.V. of Eurolist door Euronext Amsterdam N.V., afhankelijk van de context
Fuserende Entiteit	heeft de betekenis waarnaar wordt verwezen in Hoofdstuk 16.10.4
Fusiedatum	heeft de betekenis waarnaar wordt verwezen in Hoofdstuk 16.10.4
Fusieregels
alle toepasselijke wet- en regelgeving, inclusief maar niet beperkt tot de toepasselijke artikelen van de Wft en het Bob Wft, alsmede nadere regelgeving en beleidsregels afgekondigd onder de Wft en het Bob Wft, de Wet op de Ondernemingsraden, het SER-besluit Fusiegedragsregels 2000, het reglement van Euronext Amsterdam, het Burgerlijk Wetboek, Verordening nr. 139/2004 van de Raad van de Europese Gemeenschap en andere toepasselijke wet- en regelgeving op het gebied van het effectenrecht en het mededingingsrecht (met inbegrip van effectenrecht geldend in de Verenigde Staten)
Gewoon Aandeel	geplaatst en uitstaand gewoon aandeel met een nominale waarde van EUR 1,20 in het aandelenkapitaal van Corporate Express
Houders van Effecten	houders van één of meer Aandelen of Obligaties
I/B/E/S	Institutional Brokers' Estimate System
Informatiekantoor	Georgeson, Inc., die de Houders van Effecten zal assisteren in de procedure van aanmelding en levering van Effecten en vervaardigen van kopieën van documenten in verband met het Bod
Juridische Fusie	heeft de betekenis die daaraan wordt gegeven in Hoofdstuk 16.10.4
NYSE	de beurs van New York (New York Stock Exchange)
Obligatie	verhandelbare eenheden met een nominale waarde van EUR 1.000 in de uitgegeven en geplaatste 2% achtergestelde converteerbare obligaties, aflopend in 2010 en converteerbaar in Gewone Aandelen
Obligatiehouder
houder van Obligatie(s) in wiens naam deze Obligatie(s) (is) (zijn) geregistreerd of een economisch eigenaar van (een) Obligatie(s) die zulke Obligatie(s) houdt op rekeningen bij een Directe Participant die optreedt namens de economisch eigenaar
Obligatievoorwaarden	de voorwaarden met betrekking tot de Obligaties zoals uiteengezet in het prospectus dat is uitgegeven door Buhrmann N.V. op 16 december 2003
Officiële Prijscourant	Officiële Prijscourant van Euronext Amsterdam
Omwissel- en Betaalkantoor	ING Bank N.V.
Ondernemingskamer	Ondernemingskamer van het Gerechtshof te Amsterdam
Preferent Aandeel	geplaatst en uitstaand certificaat van preferente aandelen A met een nominale waarde van EUR 1,20 in het aandelenkapitaal van Corporate Express
Raad	de Raad van Bestuur en de Raad van Commissarissen
Raad van Bestuur	raad van bestuur van Corporate Express
Raad van Commissarissen	raad van commissarissen van Corporate Express

SEC	de U.S. Securities and Exchange Commission, de toezichthouder op de financiële markten in de Verenigde Staten
Sluitingsdatum	de datum waarop het Bod afloopt, zijnde op 27 juni 2008, tenzij de Aanmeldingstermijn is verlengd overeenkomstig artikel 15 van het Bob Wft
Sluitingstijd	de tijd waarop het Bod afloopt, zijnde tot 17.30 uur (CET) op 27 juni 2008, tenzij de Aanmeldingstermijn is verlengd overeenkomstig artikel 15 van het Bob Wft
Stichting Corporate Express
Stichting preferente aandelen Corporate Express, een stichting opgericht naar Nederlands recht met adres Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, Nederland en ingeschreven bij de Kamer van Koophandel onder nummer 41077456
Toegelaten Instelling	instelling die is toegelaten tot Euronext Amsterdam
Uitkoopprocedure	heeft de betekenis die daaraan wordt gegeven in Hoofdstuk 16.10.6
USD	Amerikaanse Dollar, het wettig betaalmiddel in de Verenigde Staten van Amerika
Verdwijnende Entiteit	heeft de betekenis die daaraan wordt gegeven in Hoofdstuk 16.10.4
Verkrijgende Entiteit	heeft de betekenis die daaraan wordt gegeven in Hoofdstuk 16.10.4
Voorwaarden	de voorwaarden van het Bod uiteengezet in Hoofdstuk 16.9
Werkdag	een dag, anders dan een algemeen erkende feestdag, zoals bedoeld in artikel 3 van de Algemene termijnenwet en een vrije dag zoals volgt uit de collectieve arbeidsovereenkomst voor het bankbedrijf
Wft	Wet op het financieel toezicht

16.3    Bod op Aandelen

De Bieder doet een Bod tot koop van alle Aandelen van Aandeelhouders, onder de Voorwaarden en conform de bepalingen en restricties in dit Biedingsbericht. Op voorwaarde dat het Bod gestand wordt gedaan, zal aan de Aandeelhouders die hun Aandelen onder het Bod op geldige wijze hebben aangemeld en geleverd (of op ongeldige wijze, indien de Bieder de aanmelding daarvan desalniettemin aanvaardt), de Biedprijs per Aandeel in contanten worden betaald. Zie tevens Hoofdstuk 7.1 (Share Offer Price).

De Biedprijs per Gewoon Aandeel van EUR 8,00 samen met de dividendbetaling van EUR 0,21 die Aandeelhouders hebben ontvangen per Corporate Express Gewoon Aandeel sinds Staples haar indicatief bod van EUR 7,25 heeft aangekondigd op 19 februari 2008, vertegenwoordigt:

(i)
een premie van ongeveer 80% ten opzichte van de gemiddelde slotkoers per Gewoon Aandeel op Euronext Amsterdam gedurende de maand eindigend op 18 februari 2008, de dag voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express, een premie van ongeveer 63% ten opzichte van de gemiddelde slotkoers per Gewoon Aandeel op Euronext Amsterdam gedurende de drie maanden eindigend op die datum, een premie van ongeveer 26% ten opzichte van de gemiddelde slotkoers per Gewoon Aandeel op Euronext Amsterdam gedurende de zes maanden eindigend op die datum en een korting van ongeveer 2% ten opzichte van de gemiddelde slotkoers per Gewoon Aandeel op Euronext Amsterdam gedurende de twaalf maanden eindigend op die datum;

(ii)
een premie van ongeveer 90% ten opzichte van de slotkoers per Gewoon Aandeel op Euronext Amsterdam op 4 februari 2008, de dag voorafgaand aan de dag dat geruchten over een potentieel bod voor Corporate Express in de markt circuleerden;

(iii)
een premie van ongeveer 51% ten opzichte van de slotkoers per Gewoon Aandeel op Euronext Amsterdam op 18 februari 2008, de dag voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express; en

(iv)
een premie van ongeveer 49% ten opzichte van het mediane koersdoel per Gewoon Aandeel op 18 februari 2008, de dag voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express, gebaseerd op de koersdoelen als gepubliceerd door research analisten bij ABN AMRO, Fortis, Citigroup, Goldman Sachs, ING, Keijser, Petercam, Rabo Securities, SNS Securities, Theodoor Gilissen en UBS die Corporate Express en de markt waarin Corporate Express opereert volgen en regelmatig daarover rapporteren. Op of voorafgaand aan 18 februari 2008, bevonden deze koersdoelen zoals gepubliceerd door research analisten bij deze instellingen zich allen tussen de EUR 4,50 en EUR 9,00 per Gewoon Aandeel.

De Biedprijs per ADS van EUR 8,00 samen met de dividendbetaling van EUR 0,21 dat Aandeelhouders hebben ontvangen per Corporate Express Gewoon Aandeel sinds Staples haar indicatief bod van EUR 7,25 heeft aangekondigd op 19 februari 2008 (USD 12,41 en USD 0,33 respectievelijk) vertegenwoordigt:

(i)
een premie van ongeveer 90% ten opzichte van de gemiddelde slotkoers per ADS op de NYSE gedurende de maand eindigend op 15 februari 2008, de laatste handelsdag op de NYSE voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express, een premie van ongeveer 70% ten opzichte van de gemiddelde slotkoers per ADS op de NYSE gedurende de drie maanden eindigend op die datum, een premie van ongeveer 36% ten opzichte van de gemiddelde slotkoers per ADS gedurende de zes maanden eindigend op die datum en een premie van ongeveer 10% ten opzichte van de gemiddelde slotkoers per ADS op de NYSE gedurende de twaalf maanden eindigend op die datum;

(ii)
een premie van ongeveer 96% ten opzichte van de slotkoers per ADS op de NYSE op 4 februari 2008, de laatste NYSE handelsdag voorafgaand aan de geruchten over een potentieel bod voor Corporate Express in de markt circuleerden; en

(iii)
een premie van ongeveer 57% ten opzichte van de slotkoers per ADS op de NYSE op 15 februari 2008, de laatste NYSE handelsdag voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express.

De Biedprijs per Preferent Aandeel van EUR 3,15 vertegenwoordigt:

(i)
een premie van ongeveer 2% ten opzichte van de gemiddelde slotprijs van EUR 3,09 voor de periode van één maand, een premie van ongeveer 0% ten opzichte van de gemiddelde slotprijs van EUR 3,15 voor de periode van drie maanden, een premie van ongeveer 1% ten opzichte van de gemiddelde slotprijs van EUR 3,11 voor de een periode van zes maanden en een premie van ongeveer 1% ten opzichte van de gemiddelde slotprijs van EUR 3,11 voor de periode van één jaar, eindigende op 15 mei 2008;

(ii)
een premie van ongeveer 0% ten opzichte van de gemiddelde slotprijs van EUR 3,12 voor de periode van één maand, van ongeveer 3% ten opzichte van de gemiddelde slotprijs van EUR 3,05 voor de periode van drie maanden, een premie van ongeveer 2% ten opzichte van de gemiddelde slotprijs van EUR 3,07 voor de periode van zes maanden en een premie van ongeveer 0% ten opzichte van de gemiddelde slotprijs van EUR 3,15 voor de periode van één jaar, eindigende op 18 februari 2008, de dag voordat Staples aankondigde voornemens te zijn een openbaar bod op Corporate Express uit te brengen; en

(iii)
een prijs per Preferent Aandeel dat het dividend van EUR 0,21, dat de houders van Preferente Aandelen op 11 April 2008 hebben ontvangen, buiten beschouwing laat.

Zie tevens Hoofdstuk 6.1 (Substantiation of the Offer Price).

16.4    Bod op Obligaties

Voor elke Obligatie aangemeld onder het Bod op Obligaties, biedt de Bieder een bedrag in contanten dat zal worden berekend door middel van de volgende formule en naar beneden zal worden afgerond tot de dichtstbijzijnde eurocent (0,01) (de Biedprijs per Obligatie):

Biedprijs per Obligatie = (B / C) * O, waarbij:

B
betekent EUR 1.000, de hoofdsom van de Obligaties;

C
betekent de toepasselijke Conversieprijs bij een Change of Control (zoals is gedefinieerd in de Obligatievoorwaarden) op de Dag van Overdracht welke conversieprijs wordt berekend in overeenstemming met en aangepast op basis van omstandigheden beschreven in de

  Obligatievoorwaarden, inclusief de uitkering van enig Cash Dividend (zoals is gedefinieerd in de Obligatievoorwaarden); en

O
betekent de Biedprijs per Gewoon Aandeel.

Dienovereenkomstig, mits geen winsten of uitkeringen zijn betaald of gedaan op de Gewone Aandelen tussen 31 December 2007 en de Dag van Overdracht anders dan de dividendbetaling van EUR 0,21 die betaald is op 24 april 2008, zal de Biedprijs per Obligatie, indien de Dag van Overdracht valt op of voor 18 december 2008, EUR 1.164,72 zijn. Dit bedrag is berekend als product (i) van 145,59 Aandelen (dat wil zeggen "B" gedeeld door "C", de conversieprijs van ongeveer EUR 6,87 per Gewoon Aandeel die zou gelden indien conversies plaatsvinden op of voor 18 december 2008 volgend op een Change of Control (na alle aanpassingen die de Obligatievoorwaarden vereist, inclusief eerdere Cash Dividends)) vermenigvuldigd met (ii) "O", de Biedprijs per Gewoon Aandeel.

Om verwarring te voorkomen, de Biedprijs per Obligatie is ten allen tijde inclusief compensatie voor opgebouwde maar onbetaalde rente voor de periode tot en met de Dag van Overdracht en verder zal geen additionele vergoeding worden betaald voor die rente.

Zie tevens Hoofdstuk 6.1 (Substantiation of the Offer Price).

16.5    Motivering van het Bod

Staples gelooft dat de transactie de volgende significante voordelen zal bieden voor zowel Corporate Express als Staples belanghebbenden:

Contant Bod:    het Bod biedt Houders van Effecten de mogelijkheid om een zekere en onmiddellijke contante waarde voor hun Effecten te realiseren. Corporate Express loopt significante ondernemingsrisico's en uitwinninguitdagingen bij het voortzetten van zijn stand-alone-strategie. Deze uitdagingen gekoppeld met de afzwakkende economie van de V.S. en de wereld in zijn geheel, onderstrepen de waarde die wordt gecreëerd door het contante Bod van Staples dat niet onderhevig is aan enige financieringsvoorwaarden.

Verbeterde Waardering:    de transactie levert de Houders van Effecten een betere prijs per aandeel dan de prijs gebaseerd op de vooruitzichten van bij de stand alone-strategie van Corporate Express.

•
Ondanks de ingevoerde strategische initiatieven en veranderingen in het management van oktober 2007, is de koers per Gewoon Aandeel met ongeveer 42% gedaald van EUR 7,54 op de dag dat Corporate Express de totstandkoming van de strategische herziening aankondigde (1 oktober 2007) tot EUR 4,32 op de dag dat geruchten over een potentieel bod voor Corporate Express in de markt circuleerden (4 februari 2008). Staples meent dat de onaangetaste beurswaarde en de daarmee samenhangende waardering van Corporate Express het beeld weergeeft dat de markt heeft van Corporate Express als een losstaande onderneming.

•
De Biedprijs per Gewoon Aandeel samen met de EUR 0,21 winst die Aandeelhouders hebben ontvangen per Gewoon Aandeel sinds Staples haar indicatief bod van EUR 7,25 heeft aangekondigd op 19 februari 2008, vertegenwoordigt een premie van ongeveer 90% ten opzichte van de slotkoers per Gewoon Aandeel ten opzichte van de dag voordat geruchten circuleerden op 4 februari 2008 dat Staples voornemens was een bod te doen op Corporate Express;

•
De biedprijs per gewoon aandeel impliceert een bedrijfswaarde van 8,6x consensus EBITDA verwachting voor het jaar eindigend op 31 december 2008 zoals gerapporteerd door I/B/E/S op 18 februari 2008, de dag voordat Staples aankondigde voornemens te zijn een openbaar bod uit te brengen op Corporate Express. Dit vertegenwoordigt een premie van de bedrijfswaarde op basis van de gemiddelde vermenigvuldiging van 7,1x de consensus EBITDA verwachting voor het jaar eindigend op 31 december 2008 (en aangepast als deze anders is dan het werkelijke jaareinde van de betreffende ondernemingen) voor leden van de Corporate Express Peer Groep zoals werd bericht door I//B/E/S op 18 februari 2008; en

•
Nadat Corporate Express in oktober 2007 zijn strategische plannen en veranderingen in management aankondigde, is de beurswaarde per Gewoon Aandeel gedaald van EUR 7,54 op 1 oktober 2007 naar een dal van EUR 3,49 op 21 januari 2008, met een gemiddelde beurswaarde per Gewoon Aandeel in de periode tussen 1 oktober 2007 en 18 februari 2008, van EUR 5,95 (37% onder de Biedprijs per Gewoon Aandeel);

Aantrekkelijke combinatie:    Als gevolg van de bedrijfscombinatie zal Corporate Express zich kunnen richten op creatie van waarde op de lange termijn binnen een grotere en meer diverse organisatie met grotere financiële voorzieningen (inclusief inkomsten en cash flows) die beschikbaar zijn voor Staples. Klanten en werknemers zullen zowel op korte en lange termijn strategische, financiële en andere voordelen ondervinden zoals hieronder uiteengezet:

•
Kracht van het senior management team van Staples: berekend op basis van de drie boekjaren voorafgaand aan 2 februari 2008 hebben leden van Staples' senior management team een gemiddeld arbeidsverleden bij Staples van 14 jaar, zij hebben het bedrijf gebracht tot een groei van de winst per aandeel van 17% per jaar en een omzetgroei van 10% op een samengestelde jaarlijkse groei basis. De groei van de winst per aandeel is gebaseerd op een schatting exclusief niet terugkerende posten. In het geval niet terugkerende posten in de groei van de winst per aandeel van de drie boekjaren eindigend op 2 februari 2008 waren meegenomen, zou de groei van de winst per aandeel een groei van 15% op basis van een samengestelde jaarlijkse groei zijn geweest.

•
Realiseren van Operationele Uitmuntendheid: als onderdeel van Staples is Corporate Express beter gepositioneerd om zijn bedrijfsresultaat significant te verbeteren. Door te kunnen putten uit de ervaring van Staples' management en door het implementeren van Staples' best practices wordt het voor Corporate Express mogelijk zijn bedrijfsresultaten, zoals uiteengezet in het overzicht hieronder, te verbeteren, welke zich de laatste drie jaar hebben gekenmerkt door een omzetgroei die lager was in vergelijking met die van Staples, dalende bruto winsten in vergelijking met Staples' stijgende winsten en operationele winsten die significant lager waren dan die van Staples. Corporate Express zal daarnaast voordeel behalen uit Staples' uitgebreide ervaring en middelen in de kantoorartikelenbranche waaronder Staples' voortdurende initiatieven zoals het ontwikkelen van strategische relaties met de voornaamste leveranciers, het ontwikkelen van een winstdelingsvoorstel voor klanten, het optimaliseren van zijn bevoorradingsketen en het blijven investeren in consumenten service.

	Corporate Express(3)			Staples(4)
	2007	2006	2005	2007	2006	2005
Omzetgroei(1)	2.4%	7.4%	6.9%	8.9%	10.6%	11.3%
Bruto marge als % van omzet(2)	32.7%	32.8%	33.1%	N/A	N/A	N/A
Winstmarge uit operationele activiteiten als % van omzet(2)	N/A	N/A	N/A	28.7%	28.6%	28.5%
Marge van inkomsten uit operationele activiteiten als % van omzet	3.6%	4.1%	3.9%	8.0%	8.1%	7.7%

(1)
Stapels haar boekjaar is 52 of 53 weken en eindigt op de laatste zaterdag voor 31 januari. Het boekjaar van 2007 en van 2005 bestaat uit 52 weken, terwijl het boekjaar van 2006 uit 53 weken bestaat. De omzetgroei voor Staples, hierboven uiteengezet, is aangepast zodat het boekjaar 2006 52 weken reflecteert.

(2)
Bruto marge als % van omzet voor Staples vertegenwoordigt totale winst, die gedefinieerd is als netto omzet verminderd met de kosten voor verkochte merchandise, rente, huur, bezorging en distributie. De bruto marge als % van omzet van Corporate Express vertegenwoordigt Corporate Express haar totale contributie, die is gedefinieerd als netto omzet vermindert met de verkoopwaarde van de verkochte handelswaren op basis van het 2007 jaarverslag en Form 20-F gepubliceerd door Corporate Express en opgenomen op de website www.cexpgroup.com.

(3)
Alle bovenstaande informatie in relatie tot Corporate Express is afkomstig uit haar 2007 jaarverslag zoals opgenomen op de website www.cexpgroup.com, behalve ten aanzien van het 2005% omzetgroei. Terwijl Corporate Express' financiële resultaten voor 2005, 2006 en 2007 ASAP Software weergeven als beëindigde bedrijfsactiviteiten, zijn de netto resultaten hiervan opgenomen in de voortgezette bedrijfsactiviteiten voor 2004. Voor vergelijkingsdoeleinden is de 2005% omzetgroei zoals hierboven weergegeven, berekend door het totale aantal verkopen uit 2004 zoals in het 2006 jaarverslag en Form 20-F opgenomen en zoals opgenomen op de website www.cexpgroup.com te verminderen met de Software verkopen. Corporate Express stelt haar jaarrekening op overeenkomstig IFRS as endorsed by the EU.

(4)
Staples stelt haar jaar-rekening waaruit de informatie in boven-staande tatel is afgeleid, op overeenkomstig Amerikaanse Generally Accepted Accounting Principles.

•
Vergrote Geografische Aanwezigheid: de toenemende diversiteit in de wereld voor beide ondernemingen bevordert groei en ondersteunt de belanghebbenden beter. De vergrote geografische toegang van de gecombineerde bedrijven van Corporate Express en Staples creëert mogelijkheden voor schaalvoordelen en komt klanten ten goede omdat Staples haar operationele uitmuntendheid inbrengt in nieuwe en bestaande handelsgebieden van Corporate Express. Aangezien de Bieder en Staples geen toegang hebben gekregen tot niet-publieke informatie met betrekking to Corporate Express, kunnen de te verwachten schaalvoordelen nog niet worden gespecificeerd.

•
Toegenomen Waarde voor Klanten: het gecombineerde bedrijfsplatform is beter in staat om de klanten van beide bedrijven te bedienen. Klanten zullen voordeel hebben van een uitgebreidere lijn van producten en diensten, verbeterde distributiemogelijkheden, gedeelde best practices en een meer efficiënte kostenstructuur.

•
Toegewijd aan Ondernemingswaarden en Werknemers: Staples zet zich in voor verantwoordelijke collectieve (staats)burgerschap, ofwel zoals Staples dat intern noemt, Staples Soul. Staples Soul is een holistische benadering van bedrijfsvoering dat het nauwe verband tussen Staples' financiële succes en haar verlangen een positieve invloed te hebben op haar werknemers, de gemeenschap en de aarde kenmerkt. Staples is van mening dat door gezonde ethiek uit te oefenen, het milieu te ondersteunen, diversiteit te omarmen, en terug te geven aan de maatschappij, Staples haar plaats als de nummer één onderneming in kantoorartikelen in de wereld zal verstreken. Staples is van mening dat Corporate Express haar werknemers voordeel zullen behalen door deel uit te maken van de samengevoegde onderneming die Staples' toewijding voor persoonlijke ontwikkeling en ontwikkelingsmogelijkheden zal overnemen.

•
Gevestigde Merknamen: Staples en Corporate Express hebben beiden sterke en goed gepositioneerde merken.

16.6    Financiering van het Bod

Op 1 april 2008, heeft Staples aangekondigd dat zij een kredietovereenkomst is aangegaan met Lehman Brothers Inc., Bank of America and HSBC Bank USA en dat deze USD 3 miljard financiering, samen met de kasreserves en bestaande kredietfaciliteit, toereikend is om Staples' overname van Corporate Express te financieren. Er zijn geen voorwaarden gesteld aan de financiering onder de Credit Overeenkomst anders dan de gebruikelijke voorwaarden. Staples heeft geen reden om aan te nemen dat niet alle voorwaarden onder de kredietfaciliteit zullen zijn vervuld op of voor de Sluitingstijd.

Op 12 mei 2008, heeft Staples een verhoging aangekondigd van de Biedprijs per Gewoon Aandeel van EUR 8,00. De USD 3 miljard financiering, samen met Staples' kasreserves en bestaande kredietfaciliteit, is toereikend, in het licht van deze prijsverhoging, om Staples' overname van Corporate Express te financieren.

16.7    Aanmelding

Het Bod zal gestand worden gedaan indien voldaan is aan de Voorwaarden zoals beschreven in Hoofdstuk 16.11 (Voorwaarden van het Bod), of, indien dat onder het toepasselijke recht is toegestaan, daarvan afstand is gedaan door de Bieder.

16.7.1    Aanmeldingstermijn

De Aanmeldingstermijn vangt aan op 20 mei 2008 om 9:00 uur CET en eindigt, tenzij de Aanmeldingstermijn wordt verlengd overeenkomstig artikel 15 van het Bob Wft, op 27 juni 2008 om 17.30 uur CET. Zie tevens Hoofdstuk 7.4 (Acceptance Period).

Indien aan alle Voorwaarden is voldaan of, voor zover van toepassing, daarvan afstand is gedaan, zal de Bieder alle Aandelen en Obligaties aanvaarden die op geldige wijze zijn aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt) en niet eerder zijn teruggetrokken in overeenstemming met de voorwaarden van het Bod met inachtneming van de procedures zoals uiteengezet in Hoofdstuk 5.8 (Acceptance of the Offer and Tender of Securities).

16.7.2    Gestanddoening van het Bod

Het Bod wordt gedaan onder het voorbehoud van vervulling van de Voorwaarden. De Bieder behoudt zich het recht voor afstand te doen van de Voorwaarden zoals uiteengezet in Hoofdstuk 16.9. Indien de Bieder afstand wenst te doen van één of meer Voorwaarden, dan wel deze wenst te beperken, dan zal de Bieder op een daartoe redelijkerwijs geschikte wijze de Houders van Effecten informeren dat de Bieder afstand doet van deze Voorwaarde(n) dan wel deze wenst te beperken, op de wijze zoals voorzien in de Fusieregels.

Tenzij de Aanmeldingstermijn wordt verlengd, zal de Bieder met inachtneming van de bepalingen van artikel 16 van het Bob Wft binnen drie (3) Werkdagen na de Sluitingsdatum aankondigen of het Bod gestand wordt gedaan. In het geval het Bod niet gestand wordt gedaan zal de Bieder zijn beslissing om niet gestand te doen motiveren. Zie Hoofdstuk 7.6 (Declaring the Offer Unconditional). Als het Bod gestand wordt gedaan, zal de Bieder alle Aandelen aanvaarden die op geldige wijze zijn aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt).

Wanneer de Bieder aankondigt dat het Bod gestand wordt gedaan, dan kan de Bieder, in overeenstemming met artikel 17 van het Bob Wft, binnen drie (3) Werkdagen na de mededeling dat gestand wordt gedaan een verlenging van de Aanmeldingstermijn aankondigen om Houders van Effecten die hun Effecten niet hebben aangeboden tijdens de Aanmeldingstermijn alsnog de mogelijkheid te bieden om hun Effecten aan te bieden onder de voorwaarden en condities van het Bod. Zie Hoofdstuk 7.6 (Declaring the Offer Unconditional and Post Acceptance Period). Een dergelijke verlenging van de Aanmeldingstermijn vangt aan op de eerste Werkdag volgend op de mededeling dat de Aanmeldingstermijn wordt verlengd en zal maximaal twee (2) weken bedragen. Als de verlenging van de Aanmeldingstermijn is aangekondigd, zal de Bieder alle Effecten blijven aanvaarden die op geldige wijze zijn aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt) tijdens een dergelijke periode en zal voor dergelijke Effecten betalen binnen vijf (5) Werkdagen na het einde van de verlengde Aanmeldingstermijn, of zoals anders uiteengezet in de aankondiging. Effecten die op geldige wijze zijn aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt) tijdens de verlengde Aanmeldingstermijn mogen niet worden teruggetrokken.

16.7.3    Verlenging

De Bieder kan het Bod verlengen tot na de Sluitingsdatum, in welk geval alle verwijzingen in dit Biedingsbericht naar de "Sluitingsdatum" of naar "17.30 uur, CET, op 27 juni 2008" worden verschoven naar de uiterste datum en tijd waarnaar het Bod is verlengd, tenzij uit de context anders blijkt. Een bewaarnemer, bank of effectenmakelaar kan een vroegere uiterste termijn vaststellen voor de aanmelding door de Houders van Effecten teneinde de bewaarnemer, bank of effectenmakelaar in staat te stellen hun acceptaties tijdig aan het Omwissel- en Betaalkantoor te communiceren.

Indien de Aanmeldingstermijn wordt verlengd, zal dit, met inachtneming van de toepasselijke wetgeving, openbaar worden medegedeeld. Artikel 15.2 van het Bob Wft vereist dat een dergelijke mededeling uiterlijk op de derde Werkdag na de oorspronkelijke Sluitingsdatum wordt gedaan. Zie Hoofdstuk 7.5 (Extension of the Acceptance Period).

16.7.4    Overdracht

In het geval dat de Bieder aankondigt dat het Bod gestand wordt gedaan, zullen Houders van Effecten die hun Effecten voor of op de Sluitingsdatum hebben aangemeld en geleverd overeenkomstig het Bod, de Biedprijs ontvangen met betrekking tot elk Effect dat op geldige wijze is aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt). Zie Hoofdstuk 7.8 (Settlement of the Offer).

16.8    Aanvaarding van het Bod en Aanmelding van Effecten

16.8.1    Aanvaarding van het Bod en Aanmelding door Houders van Gewone Aandelen en Preferente Aandelen via een Toegelaten Instelling

Aandeelhouders die Gewone Aandelen en Preferente Aandelen houden via een Toegelaten Instelling dienen hun aanmelding via hun commissionair, bank of effectenmakelaar uiterlijk op 27 juni 2008 om 17:30 uur CET (11:30 uur EDT) bekend te maken, tenzij de Aanmeldingstermijn is verlengd overeenkomstig Hoofdstuk 7.5 (Extension of the Acceptance Period). Uw commissionair, bank of effectenmakelaar kan een eerdere deadline vaststellen voor aanmelding door Aandeelhouders zodat deze commissionair, bank of effectenmakelaar voldoende tijd heeft om de aanmelding door te geven aan het Omwissel- en Betaalkantoor. Dienovereenkomstig dienen Aandeelhouders die Gewone Aandelen en Preferente Aandelen houden via een financiële intermediair zich te houden aan de data gecommuniceerd door een dergelijke financiële intermediair indien die data verschillen met de data en tijden aangegeven in dit Biedingsbericht.

In het geval de Bieder het Bod gestand doet, resulteert de aanvaarding van het Bod voor de Aandeelhouder in een bindende overeenkomst tot koop en voor de Bieder in een overeenkomst tot verkoop, van de Gewone en Preferente Aandelen, onder de voorwaarden en bepalingen van dit Biedingsbericht.

Zie Hoofdstuk 7.2.1. (Acceptance of the Offer and Tender of Shares by Ordinary Shareholders or Preference Shareholders through an Admitted Institution).

16.8.2    Aanvaarding van het Bod en Aanmelding door de houders van Gewone Aandelen en Preferente Aandelen die Individueel zijn Geregistreerd in het Aandeelhoudersregister van Corporate Express

Aandeelhouders die Gewone Aandelen en Preferente Aandelen hebben die individueel zijn geregistreerd in het aandeelhoudersregister van Corporate Express en die hun Aandelen willen aanmelden onder het Bod, moeten een compleet en getekend aanmeldingsformulier overhandigen aan het Omwissel- en Betaalkantoor uiterlijk op de Sluitingstijd. De aanmeldingsformulieren zijn op aanvraag beschikbaar bij de Bieder of het Omwissel- en Betaalkantoor (ING BANK N.V., ING Wholesale Banking Securities Services, T.a.v.: Paying Agency Services Department, Van Heenvlietlaan 220, 1083 CN Amsterdam, Nederland, tel: +31 (0) 20 797 9398, fax: +31 (0) 20 797 9607, email: iss.pas@mail.ing.nl). Het aanmeldingsformulier zal tevens dienen als akte van levering met betrekking tot de Aandelen waarnaar hierin wordt verwezen.

Zie Hoofdstuk 7.2.2. (Acceptance of the Offer and Tender by Ordinary Shareholders or Preference Shareholders Individually Recorded in the Corporate Express Shareholders Register).

16.8.3    Aanvaarding van het Bod en Aanmelding door Houders van ADS

Aandeelhouders die geregistreerde ADS houden, ofwel in de vorm van ADR ofwel ongecertificeerd via een Direct Registratie Systeem, kunnen het Bod aanvaarden en kunnen hun ADS aanmelden door een volledig ingevulde en naar behoren gepasseerde leveringsbrief (letter of transmittal), indien van toepassing gelegaliseerd door een bevoegde waarborginstantie, samen met ADR als bewijsstuk van ADS gespecificeerd op de voorkant van de leveringsbrief (letter of transmittal), indien van toepassing, te bezorgen bij het Amerikaanse Omwissel- en Betaalkantoor uiterlijk op de Sluitingstijd. De leveringsbrieven (letters of transmittal) en andere soortgelijke formulieren zijn op aanvraag beschikbaar bij het Amerikaanse Omwissel- en Betaalkantoor (BNY Mellon Shareowner Services, c/o Mellon Investor Services, 400 Washington Blvd, 27th Floor, Jersey City, NJ 07310, United States of America, tel: +1 800 777 3674, fax: +1 201 680 4626). In het geval ADR niet beschikbaar zijn, kunnen houders van ADS in de vorm van ADR tevens de gewaarborgde bezorgingsprocedure volgen zoals beschreven in Hoofdstuk 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders) van dit Biedingsbericht. Voltooide leveringsbrieven (letters of transmittal) en, indien van toepassing, ADR, dienen niet naar de Bieder, Staples, het Omwissel- en Betaalkantoor, de Bank of New York, de houder van ADS, ofwel het Informatiekantoor gestuurd te worden.

Aandeelhouders die ADS in book entry vorm houden welke allen gehouden worden door de faciliteiten van DTC, moeten aan hun commissionair, bank of effectenmakelaar via welke de Aandeelhouders hun ADS houden, instructies geven om die ADS via de book entry overdrachtsfaciliteiten van DTC aan te melden bij de DTC rekening van het Amerikaanse Omwissel- en Betaalkantoor samen met een ontvangstbevestiging van de bemiddelaar dat de houder van ADS de aanmelding heeft ontvangen en bevestigd heeft akkoord te zijn met de leveringsbrief (letter of transmittal) en dit Biedingsbericht uiterlijk op de Sluitingstijd. In het geval de procedure voor book entry overdracht niet op tijd afgerond kan worden, kunnen Aandeelhouders van ADS in book entry vorm tevens de gewaarborgde bezorgingsprocedure volgen zoals beschreven in Hoofdstuk 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders) van dit Biedingsbericht. Uw commissionair, bank of effectenmakelaar kan een eerdere deadline vaststellen voor aanmelding door Aandeelhouders van ADS zodat deze commissionair, bank of effectenmakelaar voldoende tijd heeft om de aanmelding door te geven aan het Amerikaanse Omwissel- en Betaalkantoor. Dienovereenkomstig, moeten een Aandeelhouder van ADS via een financiële intermediair zich houden aan de data gecommuniceerd door een dergelijke financiële intermediair, in het geval die data verschillen met de data en tijden aangegeven in dit Biedingsbericht.

In het geval de Bieder het Bod gestand doet, resulteert de aanvaarding van het Bod voor de Aandeelhouder van ADS in een bindende overeenkomst tot koop en voor de Bieder in een overeenkomst tot verkoop, van de ADS, onder de voorwaarden en bepalingen van dit Biedingsbericht.

Zie Hoofdstuk 7.2.3 (Acceptance of the Offer and Tender by ADS Shareholders)

16.8.4    Aanvaarding van het Bod en Aanmelding van de Obligaties door de Obligatiehouders

Obligatiehouders moeten hun aanvaarding van het Bod op Obligaties bekend maken aan hun commissionair, bank of effectenmakelaar door hun commissionair, bank of effectenmakelaar te verzoeken een volledig ingevuld Electronisch Aanmeldingsformulier aan het Omwissel- en Betaalkantoor uiterlijk op de Sluitingstijd te overhandigen. In het geval de Bieder het Bod gestand doet, resulteert de aanvaarding van het Bod op Obligaties voor de Obligatiehouders in een bindende overeenkomst tot koop en voor de

Bieder in een overeenkomst tot verkoop, van de Obligaties waarop de Electronische Aanmeldingsformulieren betrekking hebben, onder de voorwaarden en bepalingen van dit Biedingsbericht.

In het geval het Bod niet gestand wordt gedaan, wordt geacht dat alle aanmeldingen en daarbijhorende Electronische Aanmeldingsformulieren automatisch zijn ingetrokken.

Obligatiehouders die hun Obligaties niet via het Clearing Systeem houden dienen contact op de nemen met het Omwissel- en Betaalkantoor voor informatie over de manier waarop zij hun Obligaties onder het Bod op Obligaties dienen te aan te melden.

Zie Hoofdstuk 8.2 (Acceptance of the Offer and Tender of Bonds by Bondholders).

16.9    Bieder

De Bieder is Staples Acquisition B.V., een besloten vennootschap met beperkte aansprakelijkheid, opgericht op 7 mei 2008, en statutair gevestigd in Amsterdam, Nederland. Het bestuur van de Bieder bestaat uit C.T. Komola, T.W.C.M. Van Brandenburg en R. Paulmann. De Bieder is een indirecte 100% dochteronderneming van Staples. Staples heeft de Bieder opgericht om het Bod te doen en alle uitgegeven en uitstaande Effecten te verkrijgen.

Staples heeft de groothandel in kantoor benodigdheden uitgevonden in 1986 en is vandaag de dag 's werelds grootste onderneming in kantoorartikelen. Met 76.000 getalenteerde werknemers, stelt Staples zich ten doel het gemakkelijk te maken een grote collectie aan kantoorartikelen te kopen, evenals voorraden, technologie, meubilair en andere business services. In het financiële jaar eindigend op 2 februari 2008, genereerde Staples een omzet van ongeveer USD 19.4 miljard. Staples dient zowel de consument als de zakelijke markt van eenmansbedrijf tot multinational in 22 landen in Noord en Zuid Amerika, Europa en Azië. Vanuit het hoofdkantoor buiten Boston, opereert Staples meer dan 2000 office superstores en levert zij tevens diensten via mail, catalogus, e-commerce en op basis van contracten. Meer informatie is beschikbaar op www.staples.com.

16.10    Voorwaarden voor het Bod

De verplichting van de Bieder om het Bod, verband houdende biedingen in contanten voor verschillende typen effecten, gestand te doen geldt indien elk van de volgende Voorwaarden voor gestanddoening is vervuld of, voor zover dit op basis van de wet is toegestaan en op basis van de Bieder's eigen goeddunken, afstand is gedaan:

16.10.1	dat er door middel van inschrijving voor acceptatie, voorafgaand aan de Sluitingstijd, een aantal Gewone Aandelen, met inbegrip van Gewone Aandelen vertegenwoordigd door ADS, wordt aangeboden, zodat samen met de Gewone Aandelen met inbegrip van Gewone Aandelen vertegenwoordigd door ADS waarvan Staples of de Bieder en/of een gelieerde (rechts) persoon rechthebbende is in totaal, op de Sluitingstijd, 75% vertegenwoordigt van het op dat moment totaal geplaatst en uitstaand aantal Gewone Aandelen, met inbegrip van Gewone Aandelen vertegenwoordigd door ADS;
16.10.2	dat geen Belangrijke Negatieve Verandering heeft plaatsgevonden of ter kennis is gekomen van de Bieder voor of op de Dag van Gestanddoening;
16.10.3
dat voor of op de Dag van Gestanddoening geen publieke mededeling is gedaan dat een derde partij een bod heeft gedaan, gewijzigd of bevestigd, of dat een derde partij voorbereidingen treft voor een bod of voor een gewijzigd bod voor een bedrijfscombinatie die poogt om de controle over Corporate Express te veranderen door middel van een bod op (i) alle of een materieel deel van de uitgegeven en geplaatste Aandelen en Obligaties, of (ii) op alle of bijna alle activa van de Corporate Express Groep;

16.10.4
dat noch Corporate Express, noch een aan haar gelieerde (rechts)persoon, voor of op de Dag van Gestanddoening, individueel of als geheel, enige handeling heeft verricht dat wezenlijk en nadelig het Bod, de mogelijkheid van de Bieder het Bod te voltooien, de waarde van de Effecten ofwel de waarde van de activa van Corporate Express zal beïnvloeden, inclusief, zonder beperking, door (i) het aangaan van een overeenkomst, of het voltooien van een transactie aangaande de verkoop, koop, aflossing of storting door Corporate Express of een aan haar gelieerde (rechts)persoon van enige effecten, effecten omwisselbaar en inwisselbaar in aandelen of het recht opties te verkrijgen van een van de voorgaande effecten (anders dan volgend op het equity incentive plan opererend in de normale gang van zaken ofwel de storting van Gewone Aandelen wegens de conversie van de Obligaties), of aangaande de overname van materiele activa of de verkoop of overdracht van een substantieel deel van de business of activa door Corporate Express of een aan haar gelieerde (rechts)persoon (inclusief de verkoop van aandelen in haar dochtermaatschappijen), inclusief, zonder beperking, transacties door middel van enige juridische fusie, juridische splitsing, liquidatie of enig andere transactie met hetzelfde effect, (ii) het aangaan van een joint venture overeenkomst of gelijke overeenkomst of afspraken waarvan het redelijk is aan te nemen dat deze een wezenlijk nadelig effect zal hebben op de mogelijkheid van Staples en/of de Bieder de business van Corporate Express te opereren of de mogelijkheid van de Bieder en/of Corporate Express hun eigen businesses te integreren ofwel te coördineren volgend op de voltooiing van het Bod, (iii) een splitsing of cumulatie (split or reverse split) van effecten uitgebracht door Corporate Express, (iv) het aangaan van, het veranderen of beëindigen van een materiele overeenkomst buiten de normale gang van zaken inconsistent met de heersende praktijk, inclusief, zonder beperking, ontslagpremies eisend als gevolg van beëindiging van de arbeidsovereenkomst of gelijksoortige overeenkomsten, (v) het goedkeuren, het aankondigen of betalen van winst buiten de normale bedrijfsvoering, of inconsistent met de heersende praktijk ofwel (vi) het veroorzaken van enig handelen dat voorafgaande teweeg brengt;
16.10.5
dat voor of op de Dag van Gestanddoening, geen bevel, schorsing, uitspraak of verordening uitgevaardigd is door enig gerechtshof, arbitragetribunaal, overheid, overheidsorgaan of ander regulerend of administratief lichaam, welke uitvoerbaar is, of dat enig statuut, regel, regeling, overheidsverordening of dwangbevel is voorgesteld, beschikt, ten uitvoer is gelegd of vermoedelijk toepasbaar is op het Bod, welke daarbij het Bod in enig materieel aspect verbiedt, beperkt of vertraagt of naar redelijk inzicht waarschijnlijk voltooiing van het Bod zal verbieden, beperken of vertragen;
16.10.6
dat op of voor de Dag van Gestanddoening (i) geen proces of ander juridische, overheids- of regulerende zaak of onderzoek is aangespannen of aangekondigd door een derde partij (met inbegrip van enig regulerend- of overheidsorgaan) die voortduurt en (ii) geen uitspraak, schikking, besluit of andere overeenkomt gerelateerd aan een proces of ander juridische, overheids- of regulerende zaak of onderzoek is aangespannen door een derde partij (met inbegrip van enig regulerend- of overheidsorgaan) die nog speelt en welke alleen of tezamen met andere zaken en/of onderzoeken naar redelijke verwachting nadelig werkt op de mogelijkheid voor de Bieder en/of Staples het Bod te voltooien of de onderneming van Corporate Express draaiende te houden na de Dag van Overdracht;
16.10.7
dat de Stichting Corporate Express niet zijn recht onder de call option agreement met Corporate Express heeft uitgeoefend en op of voor de tweede Werkdag volgend op de Sluitingsdatum de Stichting Corporate Express onherroepelijk en alleen op voorwaarde dat het Bod gestand is gedaan afstand heeft gedaan van alle rechten die zij heeft of zal hebben onder de call option agreement met Corporate Express;
16.10.8
dat op of voor de tweede Werkdag volgend op de Sluitingsdatum, de AFM geen bevel, als bedoeld in artikel 5:80 Wft, tot verbieding van de medewerking door beleggingsondernemingen aan het Bod, op basis van enige bevinding dat het Bod is aangekondigd, voorbereid of opgesteld in strijd met de artikelen van, of overeenkomstig Afdeling 5.5 Wft en de handel in de Gewone Aandelen en/of de Preferente Aandelen door Euronext Amsterdam niet permanent is stilgelegd door middel van een noteringsmaatregel genomen door Euronext Amsterdam volgens artikel 2706/1 van het Euronext Handboek II;

16.10.9	indien de volgende gebeurtenissen plaatsvinden op of voor de tweede Werkdag volgend op de Sluitingsdatum:

(1) De Europese Commissie de beoogde transacties uit het Bod onvoorwaardelijk verenigbaar heeft verklaard met de gebruikelijke markt conform Raadsverordening (EC) 139/2004 (de "EC Merger Regulation") en elke andere EU Member State die valt onder de transacties zoals beoogd onder het Bod conform Artikel 9 van de Merger Regulation een beslissing heeft genomen met hetzelfde effect; en

(2) of (i) een advance ruling certificate ("ARC") conform sectie 102 van de Competition Act (Canada) (de "Competition Act") wordt afgegeven door de Commissioner of Competition aangesteld onder de Competition Act (de "Commissioner") stellende dat zij genoegen neemt met, of niet voldoende gronden heeft om zich te wenden tot het Competition Tribunal voor een uitspraak onder sectie 92 van de Competition Act ten aanzien van de transacties beoogd in het Bod; of (ii) de wachtperiode onder sectie 123 van de Competition Act eindigt en de Bieder door de Commissioner schriftelijk is medegedeeld dat zij heeft onvoorwaardelijk besloten geen verzoek in te dienen voor een uitspraak onder sectie 92 van de Competition Act ten aanzien van de transacties beoogd in het Bod; en
16.10.10
dat voor of op de tweede Werkdag volgend op de Sluitingsdatum, de Raad op voorwaarde dat de Bieder het bod gestanddoet maar onherroepelijk en overigens onvoorwaardelijk heeft toegezegd aan de Bieder een algemene vergadering van aandeelhouders op te roepen die plaats zal hebben binnen drie (3) weken na de Dag van Overdracht en die een Registratiedatum heeft die niet ligt voor de Dag van Overdracht en waarvan de agenda een voorstel door de Raad van Commissarissen bevat tot benoeming tot de Raad van de personen schriftelijk voorgesteld door de Bieder aan Corporate Express voorafgaand aan de Sluitingsdatum en de Raad zich ten opzichte van de Bieder onherroepelijk en onvoorwaardelijk heeft verplicht om alle ondernemingsrechtelijke en andere handelingen tc nemen dic redclijkerwiis verzocht kunnen worden door de Bieder in verband hiermee, op voorwaarde dat de Bieder deze Voorwaarde slechts kan inroepen indien het Corporate Express uiterlijk aan het eind van de eerste Werkdag na de Sluitingsdatum informeert over het aantal Gewone Aandelen dat op geldige wijze is aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin aanvaardt) onder het Bod.

De Voorwaarden strekken ten behoeve van de Bieder, die daarvan naar eigen believen, voor zover wettelijk toegestaan, (geheel of gedeeltelijk) afstand kan doen.

16.11    Samenvatting van de risicofactoren na het Bod

Houders van Effecten die hun Effecten niet aanmelden onder het Bod dienen zorgvuldig dit Hoofdstuk 16.10 te bestuderen, waarin bepaalde additionele risico's worden beschreven die men loopt naast de risico's die samenhangen met de bedrijfsuitoefening door Corporate Express en haar dochterondernemingen, aangezien deze bedrijfsuitoefening en de structuur van de Corporate Express Groep van tijd tot tijd kunnen wijzigen. Hieronder volgt een samenvatting van de belangrijkste additionele risico's:

16.11.1    Mogelijke Gevolgen van het Bod op de Markt voor de Effecten

Het Bod zal onder andere tot gevolg hebben dat het aantal Effecten dat anders openbaar verhandeld zou kunnen worden verminderd en zou een negatieve invloed kunnen hebben op de liquiditeit en de marktwaarde van de overige Effecten die juridisch en economisch in handen zijn van het publiek.

16.11.2    Notering

Indien het Bod gestand wordt gedaan is het voornemen om zo spoedig mogelijk daarna de notering van de Gewone Aandelen en de Preferente Aandelen aan Euronext Amsterdam en de notering van ADS aan de NYSE te beëindigen. Dit zal verdere negatieve gevolgen hebben voor de liquiditeit van de Aandelen die niet zijn aangemeld. Verder zou de Bieder een van de procedures zoals beschreven in Hoofdstuk 6.6.5 (Legal Structure of Corporate Express Following the Offer) kunnen initiëren, inclusief procedures die leiden tot de beëindiging van de beursnotering van de Effecten (inclusief de Effecten die niet zijn aangeboden onder het Bod). Het beleid van Euronext Amsterdam houdt in dat in het geval van een openbaar bod, het opheffen van de beursnotering niet is toegestaan totdat ten minste 95% van alle ter beurze genoteerde aandelen worden gehouden door een enkele rechtspersoon of een groep bestuurd door een enkele rechtspersoon. De Bieder is ook voornemens Corporate Express een aanvraag tot beëindiging van registratie van de ADS onder de Exchange Act te laten doen bij de SEC met als resultaat dat de rapportage verplichtingen van Corporate Express onder de Exchange Act vervallen. De Bieder is daarnaast voornemens Corporate Express de bewaarnemingovereenkomst met betrekking tot de ADS te laten beëindigen.

16.11.3    Omzetting naar Besloten Vennootschap met Beperkte Aansprakelijkheid

De Bieder is voornemens zodra aan de relevante wettelijke bepalingen is voldaan Corporate Express te converteren in een besloten vennootschap met beperkte aansprakelijkheid. Dientengevolge zullen, onder andere, alle Gewone Aandelen en Preferente Aandelen worden onderworpen aan een blokkeringsregeling.

16.11.4    Juridische Structuur van Corporate Express in navolging van het Bod

De Bieder verwacht alle uitgegeven en uitstaande Effecten te verkrijgen en de structuur van Corporate Express in lijn te brengen met de houdster en financieringsstructuur van de groep ondernemingen waartoe de Bieder behoort. Hiertoe zal de Bieder, afhankelijk van, onder andere, het aantal Aandelen verkregen door de Bieder als gevolg van het Bod, een aantal processen overwegen, waaronder een uitkoopprocedure overeenkomstig artikel 2:359c of 2:92a van het Nederlandse Burgerlijk Wetboek ("Uitkoopprocedure"), een juridische fusie tussen Corporate Express en de Bieder of een aan de Bieder gelieerde (rechts)persoon overeenkomstig artikel 2:309 en verder van het Nederlandse Burgerlijk Wetboek ("Juridische Fusie"), een inbreng van activa in Corporate Express in ruil voor nieuw uit te geven aandelen (in welk geval de bestaande aandeelhouders geen voorkeursrechten hebben), of de verkoop van activa door Corporate Express. Aangezien Staples en de Bieder geen toegang hebben gekregen tot niet-publieke informatie met betrekking tot Corporate Express is de specifieke manier waarop de houdster en financieringsstructuur van Staples en Corporate Express in lijn zal worden gebracht nog niet bepaald.

Ter voorkoming van misverstanden, de Bieder heeft, behoudens toepasselijke bepalingen van Nederlands recht, de discretionaire bevoegdheid om de maatregelen en processen beschreven in deze Hoofdstuk 16.10.4 cumulatief, alternatief of helemaal niet toe te passen.

Uitkoopprocedure

Wanneer de Bieder 95% of meer van het geplaatste en uitstaande aandelenkapitaal van Corporate Express op of na de Dag van Overdracht heeft verkregen, zal de Bieder zo spoedig mogelijk daarna een Uitkoopprocedure initiëren om de resterende Aandelen, die niet zijn aangeboden noch gehouden worden door de Bieder, Staples of Corporate Express, te verkrijgen. De Bieder kan ook op enig moment na de Dag van Overdracht, indien en wanneer hij daartoe bevoegd is, een Uitkoopprocedure initiëren met betrekking tot de aandelen in enig rechtsopvolger van Corporate Express, ontstaan door een Juridische Fusie of op andere wijze.

Juridische Fusie

Op ieder moment na gestanddoening van het Bod kan de Bieder stappen zetten om een Juridische Fusie tussen de Bieder en/of een gelieerde (rechts)persoon van de Bieder (de "Fuserende Entiteit") en Corporate Express te bewerkstelligen. Als gevolg van een dergelijke Juridische Fusie zal er één van de twee betrokken juridische entiteiten verdwijnen (de "Verdwijnende Entiteit"). De andere entiteit (de "Verkrijgende Entiteit") zal overblijven en alle activa en passiva van de Verdwijnende Entiteit overnemen op de dag dat de Juridische Fusie van rechtswege effectief wordt (de "Fusiedatum"). De volgende alinea's van deze subparagraaf verklaren de twee belangrijkste vormen van een Juridische Fusie die de Bieder kan overwegen en geven een samenvatting van het proces dat doorlopen dient te worden alvorens een Juridische Fusie kan worden geïmplementeerd. Er kunnen geen rechten worden ontleend aan deze verklaring en de Bieder behoudt zich het recht voor om een Juridische Fusie onder andere voorwaarden na te streven.

Wanneer een Juridische Fusie wordt geëffectueerd waarin Corporate Express de Verdwijnende Entiteit is, een zogenaamde "Opwaartse Juridische Fusie", zullen de Aandeelhouders (inclusief Aandeelhouders die hun Aandelen niet hebben aangeboden onder het Bod, maar exclusief de Fuserende Entiteit) van rechtswege aandeelhouders in de Fuserende Entiteit worden, naast de Bieder en/of de aan de Bieder gelieerde (rechts)persoon die reeds aandeelhouder van de Fuserende Entiteit is. De nieuwe aandeelhouders zullen aandelen verkrijgen in het aandelenkapitaal van de Fuserende Entiteit die dezelfde economische waarde hebben als de Aandelen die zij houden direct voordat de Juridische Fusie wordt geëffectueerd, welke waarde zal worden berekend op basis van de relevante prijzen uiteengezet in dit Biedingsbericht verminderd met eventuele uitkeringen aan de betrokken aandeelhouders uitgekeerd na de Dag van Overdracht. Het kapitaal van de Fuserende Entiteit zal waarschijnlijk worden verdeeld in verschillende klassen aandelen en houders van Aandelen van een bepaalde klasse kunnen één of meer klassen van gewone en/of preferente aandelen in de Fuserende Entiteit verkrijgen, afhankelijk van een aantal factoren zoals bijvoorbeeld de rechten verbonden aan de Aandelen die zij houden op de Fusiedatum en het bedrag aan vreemd vermogen dat de Fuserende Entiteit op dat moment heeft uitstaan. De precieze identiteit van de Fuserende Entiteit, de samenstelling van het aandelenkapitaal, de economische en andere rechten behorend bij iedere klasse aandelen in dat kapitaal en de ruilverhouding van toepassing op elke klasse Aandelen, zullen pas worden vastgesteld door de Raad van Bestuur en de Bieder op of na de Dag van Gestanddoening en zullen worden goedgekeurd door de Raad van Commissarissen.

Het is niet de bedoeling dat enige aandelen in de Fuserende Entiteit worden genoteerd aan enige beurs of op een andere manier openbaar worden verhandeld. Omdat de Fuserende Entiteit een besloten vennootschap met beperkte aansprakelijkheid zal zijn, zullen beperkingen gelden met betrekking tot de overdraagbaarheid van deze aandelen. Echter, de Bieder of de aan de Bieder gelieerde (rechts)persoon die reeds aandeelhouder van de Fuserende Entiteit is kan de nieuwe aandeelhouders in de Fuserende Entiteit het recht geven om voor een bepaalde periode na de Fusiedatum hun aandelen aan hen te verkopen, voor een prijs per aandeel gelijk aan de relevante prijs uiteengezet in dit Biedingsbericht, verminderd met uitkeringen aan de betrokken aandeelhouders gedaan na de Dag van Overdracht. Aandeelhouders die hun Aandelen niet hebben aangeboden tijdens het Bod, moeten zich bewust zijn dat wanneer het Bod gestand wordt gedaan en een dergelijke Opwaartse Juridische Fusie wordt geïmplementeerd, met uitzondering van de mate en voor de periode dat een verkooprecht is gegarandeerd in overeenstemming met de vorige zin, de aandelen in de Fuserende Entiteit die zij ontvangen in ruil voor hun Aandelen niet liquide zullen zijn en niet vrijelijk kunnen worden verhandeld.

Een ander gevolg van het feit dat de Fuserende Entiteit in een Opwaartse Juridische Fusie een niet genoteerde besloten vennootschap met beperkte aansprakelijkheid zal zijn, is dat statutaire en niet-statutaire bepalingen die van toepassing zijn op de governance van openbare of genoteerde ondernemingen niet van toepassing zullen zijn op de Fuserende Entiteit en de rechten van de minderheidsaandeelhouders in de Fuserende Entiteit beperkt zullen worden tot het wettelijke minimum.

Als een alternatief voor of voorafgaand aan een Opwaartse Juridische Fusie als hierboven beschreven kan de Bieder kiezen om een Juridische Fusie te implementeren waarbij de Fuserende Entiteit de Verdwijnende Entiteit zal zijn en Corporate Express de Verkrijgende Entiteit. In een dergelijk geval zullen de Aandeelhouders hun Aandelen blijven houden. De Aandelen die juridisch en economisch worden gehouden door de Fuserende Entiteit zullen worden ingetrokken en aan de Bieder of de aan de Bieder gelieerde (rechts)persoon die reeds aandeelhouder is van de Fuserende Entiteit zullen nieuwe aandelen worden uitgegeven, rekening houdend met alle activa of passiva die de Fuserende Entiteit bezit op de Fusiedatum.

Een dergelijke "Neerwaartse Juridische Fusie" zal op zichzelf de notering van Gewone Aandelen en Preferente Aandelen aan Euronext Amsterdam, de notering van ADS aan de NYSE of verhandelbaarheid van Aandelen niet beïnvloeden. Dit zal echter de Bieder niet verhinderen om te streven naar een beëindiging van die notering, als ze hiertoe bevoegd zijn onder de toepasselijke noteringregels. De Bieder kan, als en wanneer zij hiertoe bevoegd is, ook volgend op een Neerwaartse Juridische Fusie een Uitkoopprocedure starten met betrekking tot de Aandelen die zij op dat moment niet bezit (anders dan de Aandelen die Corporate Express of haar dochtermaatschappijen bezitten). De voltooiing van het Bod en enige daaropvolgende maatregelen geïnitieerd door de Bieder, binnen de beperkingen gesteld door de toepasselijke wet- en regelgeving, zullen bovendien waarschijnlijk het handelsvolume van de Aandelen aanzienlijk verminderen en daarmee de liquiditeit van een aangehouden investering in de Aandelen na de Dag van Overdracht.

Nadat een Neerwaartse Juridische Fusie is geïmplementeerd, kan de Bieder beslissen om een Opwaartse Juridische Fusie te implementeren, met een andere Fuserende Entiteit dan degene die verdwenen is als gevolg van de Neerwaartse Juridische Fusie. De vorige subparagraaf betreffende een Opwaartse Juridische Fusie en de aandelen die zullen worden uitgegeven aan houders van Aandelen, zal mutatis mutandis van toepassing zijn in een dergelijk geval.

In het geval dat de Bieder ervoor kiest een Juridische Fusie na te streven, zal het proces om dit te bereiken onderworpen zijn aan Titel 7 van Boek 2 van het Nederlandse Burgerlijk Wetboek en enige andere toepasselijke bepalingen van Nederlands recht. Het proces zal garanties bevatten om te verzekeren dat door onafhankelijke experts wordt bevestigd dat de ruilverhoudingen en verhoudingen, van toepassing op iedere respectievelijke klasse Aandelen, redelijk zijn en zal uiteindelijk worden goedgekeurd door de Raad van Commissarissen. Het proces vereist ook een besluit van de aandeelhoudersvergadering van de Verdwijnende Entiteit en, onder bepaalde omstandigheden, van de algemene vergadering van aandeelhouders van de Verkrijgende Entiteit. Aandeelhouders moeten zich echter bewust zijn dat deze garanties en procedures de Verkrijgende Entiteit, waarvan zij aandeelhouders zullen zijn vanaf de Fusiedatum, er niet van weerhouden om substantieel meer schulden te hebben in verhouding tot zijn balanstotaal dan Corporate Express momenteel heeft.

Verkoop van activa

Op elk moment nadat het Bod gestand is gedaan, kan de Bieder stappen nemen om een verkoop door Corporate Express van alle of nagenoeg alle of een substantieel deel van haar activa aan een onderneming direct of indirect volledig eigendom van de Bieder of van een (rechts)persoon gelieerd aan de Bieder, te effectueren. In het geval van verkoop van alle of nagenoeg alle activa kunnen deze activa worden verkocht tegen een waarde die afwijkt van de waarde als berekend op basis van de Aandelenkoersen als uiteengezet in dit Biedingsbericht.

Voor een dergelijke transactie zal de goedkeuring van de Raad van Commissarissen zijn vereist, alsmede de goedkeuring van de algemene vergadering van aandeelhouders van Corporate Express (inclusief de Bieder). Na een verkoop door Corporate Express van alle of nagenoeg alle van haar activa, kan Corporate Express worden geliquideerd, in welk geval de opbrengsten van de transactie worden verdeeld onder haar aandeelhouders, in overeenstemming met de bepalingen van de Corporate Express Statuten.

Overige mogelijke maatregelen

De Bieder behoudt zich het recht voor om elke juridisch toegestane methode aan te wenden om 100% van Corporate Express' aandelenkapitaal te verkrijgen en om de structuur van Corporate Express in lijn te brengen met de houdster en financieringsstructuur die zal bestaan zodra het Bod gestand is gedaan. Dergelijke methodes omvatten de inbreng van activa door de Bieder in Corporate Express tegen de uitgifte van aandelen in het aandelenkapitaal van Corporate Express, daarbij de voorkeursrechten (indien aanwezig) van Aandeelhouders uitsluitend, dit alles in overeenstemming met het Nederlands recht en de Corporate Express Statuten die van kracht zijn op het relevante tijdstip.

Tenslotte houdt de Bieder zich het recht voor om zich te richten op wijziging van de bedrijfs- en kapitaalsstructuur van Corporate Express, met inbegrip van interne reorganisaties, wijziging van de accountingmethodes zoals deze worden toegepast door Corporate Express, wijziging van de Corporate Express Statuten, een liquidatie, een splitsing zoals beschreven in artikel 2:334a van het Nederlandse Burgerlijke Wetboek, een claimemissie, een storting of een verkoop en/of overdracht van alle of een deel van de activa van Corporate Express alles met inachtneming van de relevante bepalingen van het Nederlands recht en de Corporate Express Statuten (zoals die van tijd tot tijd worden gewijzigd). Voordat een dergelijke reorganisatie is voltooid kunnen Staples en Corporate Express hun bedrijfsactiviteiten combineren door middel van een joint venture of andere contractuele overeenkomsten. Gedane uitkeringen kunnen de vorm hebben van een uitkering uit de reserves, een interim dividend, een slotdividend, een betaling na intrekking of in het geval Corporate Express wordt geliquideerd, een uitkering van de liquidatieopbrengsten.

16.11.5    Beperkte Governance

Wanneer de Aandelen of aandelen van enig rechtsopvolger van Corporate Express niet meer beursgenoteerd is en haar aandelen niet langer publiekelijk verhandeld worden, zullen de wettelijke bepalingen inzake de governance van publieke of genoteerde ondernemingen niet langer van toepassing zijn en zullen de rechten van de minderheidsaandeelhouders worden beperkt tot het wettelijk minimum.

16.11.6    Controlerende Aandeelhouder

Na de Dag van Overdracht zal de Bieder een meerderheidsbelang houden in Corporate Express en zal de Bieder en/of een (rechts)persoon gelieerd aan de Bieder alle of de meerderheid van de leden van de Raad benoemen.

16.11.7    Dividendbeleid

De Bieder verwacht Corporate Express ertoe te zetten na de Dag van Overdracht op te houden met het uitkeren van reguliere dividenden in contanten, met inachtneming van bepalingen van Nederlands recht. Uitkeringen die worden gedaan op de relevante aandelen na de Dag van Overdracht (voor zover aanwezig) zullen worden afgetrokken van de waarde per aandeel omwille van het vaststellen van de waarde per Aandeel in het geval van een Juridische Fusie of andere relevante maatregel zoals beschreven in Hoofdstuk 16.10.4.

16.11.8    Fiscale Behandeling van Uitkeringen

De Bieder en aan haar gelieerde (rechts)personen hebben geen inzicht in en geen verantwoordelijkheid voor de fiscale consequenties voor Aandeelhouders als gevolg van dividenden en andere uitkeringen door Corporate Express en opvolgende entiteiten van Corporate Express.

16.11.9    Mogelijke Maatregelen met betrekking tot de Obligaties

In het geval dat het Bod gestand wordt gedaan en volgend op een conversie, aflossing, terugkoop of intrekking van de Obligaties, indien minder dan 15% van de totale hoofdsom van de uitgegeven Obligaties blijft uitstaan, mag Corporate Express het besluit nemen om alle na die datum nog uitstaande Obligaties terug te kopen tegen de nominale waarde plus samengestelde en nog niet betaalde rente tot aan, maar exclusief, de vastgelegde aflossingsdatum.

Daarnaast, afhankelijk van gestanddoening van het Bod en dat de Bieder minstens 10% van de Obligaties houdt, kunnen de Bieder en Corporate Express beslissen een vergadering van Obligatiehouders bijeen te roepen waarbij een voorstel tot wijziging van de Obligatievoorwaarden ter goedkeuring door de vergadering van Obligatiehouders op de agenda wordt gezet in overeenstemming met de voorwaarden als opgenomen in artikel 11.2 van de Obligatievoorwaarden. De wijziging van de Obligatievoorwaarden zou een wijziging kunnen inhouden van de looptijd van de Obligaties of een wijziging van de garanties afgegeven door Corporate Express aan de Obligatiehouders om deze garanties consistent te maken met garanties afgegeven door Staples aan haar financieringsbanken. Een wijziging van de looptijd van de Obligaties zou kunnen inhouden dat, tenzij eerder afgelost, geconverteerd, teruggekocht of ingetrokken, Corporate Express binnen drie (3) maanden na de datum van de vergadering van Obligatiehouders elke Obligatie aflost tegen de nominale waarde en samengestelde en nog niet betaalde rente tot aan, maar exclusief, de aflossingsdatum. Voor de goedkeuring van een dergelijk voorstel geldt een quorum van 75% van de totale hoofdsom van het op die datum uitstaande aantal Obligaties of in het geval van een uitgestelde vergadering geldt een quorum van één derde van de totale hoofdsom van het op die datum uitstaande aantal Obligaties. De Bieder mag alle stemrechten uitoefenen die verbonden zijn aan de Obligaties die zijn aangeboden onder het Bod op Obligaties of die door de Bieder zijn gekocht ter ondersteuning van een dergelijke wijziging.

De Bieder behoudt zich eveneens het recht voor om enig ander juridisch toegestane methode te gebruiken om Obligaties te verkrijgen, kopen, converteren, aflossen, terug te kopen of in te trekken of het voorgaande te bereiken.

16.11.10    Werknemers

Zoals hierboven is aangegeven is de Bieder van mening dat het Bod positieve gevolgen heeft voor Coporate Express' personeel. Meer specifiek, de bedrijfscombinatie zou Corporate Express de mogelijkheid moeten bieden zich te concentreren op het creëeren van lange termijn waarde binnen een grotere en meer diverse organisatie met meer financiële middelen en biedt de werknemers van Corporate Express zowel het voordeel van Staples' toewijding met betrekking tot ontwikkelings- en trainingsmogelijkheden als carrièremogelijkheden binnen een grotere organisatie.

Het feit dat Corporate Express niet bereid is geweest substantiële gesprekken aan te gaan met betrekking tot het Bod en de plannen met betrekking tot het combineren van de twee ondernemingen, betekent dat de Bieder op dit moment niet in staat is specifieke plannen te ontwikkelen met betrekking tot de combinatie en groei van de twee ondernemingen.

Slechts gebaseerd op de openbaar verkrijgbare informatie is Staples voornemens de activiteiten van Corporate Express voor te zetten en de aanmerkelijke aanwezigheid van Corporate Express in Nederland in stand te houden. Op dit moment is Staples niet van plan om het aantal Corporate Express werknemers te verlagen of de arbeidsvoorwaarden van Corporate Express werknemers materieel te wijzigen.

16.11.11    Consultaties

Consultatie van de vakbonden heeft plaatsgevonden en de Sociaal Economische Raad is geïnformeerd over het Bod overeenkomstig het SER-Besluit Fusiegedragsregels 2000.

Met het oog op het feit dat met de Raad geen overeenstemming is bereikt over het Bod, vereist de Wet op de Ondernemingsraden niet dat de (centrale) ondernemingsraad van Corporate Express door de Bieder wordt geconsulteerd over het Bod.

16.12    Aankondigingen

Aankondigingen in verband met gestanddoening van het Bod en een verlenging van de Aanmeldingstermijn zullen door middel van een persbericht worden gedaan, waarvan een kopie beschikbaar zal zijn op de website van Staples www.staples.com. Zie Hoofdstuk 7.10 en 8.9 (Announcements) en Hoofdstuk 7.5 en 8.5 (Extension of the Acceptance Period). Met inachtneming van de Fusieregels, inclusief, voor zover van toepassing, de Amerikaanse federale effecten wetgeving en zonder de wijze waarop de Bieder een publieke aankondiging kan doen te beperken, heeft de Bieder geen verplichting enige publieke aankondiging te doen anders dan hierboven beschreven.

16.13    Beoogd tijdschema

Verwachte Datum en Tijd	Gebeurtenis
(Alle tijden zijn in CET)
19 mei 2008	Publicatie van het persbericht met betrekking tot de verkrijgbaarstelling van dit Biedingsbericht en de aanvang van het Bod
9:00 uur, 20 mei 2008	Aanvang van de Aanmeldingstermijn onder het Bod overeenkomstig artikel 14 van het Bob Wft
17:30 uur, 27 juni 2008, behoudens verlenging	Sluitingsdatum Uiterste datum waarop Houders van Effecten hun Effecten onder het Bod kunnen aanmelden
Uiterlijk drie Werkdagen na de Sluitingsdatum
Dag van Gestanddoening
De dag waarop de Bieder openbaar aankondigt of het Bod gestand wordt gedaan, overeenkomstig de Fusieregels. Volgens artikel 16 lid 1 van het Bob Wft is dit uiterlijk drie Werkdagen na de Sluitingsdatum
Uiterlijk vijf Werkdagen na de Dag van Gestanddoening
Dag van Overdracht
De datum waarop, overeenkomstig de Voorwaarden van het Bod, de Bieder zal overgaan tot betaling van de Biedprijs per Gewoon Aandeel, de Biedprijs per ADS, de Biedprijs per Preferent Aandeel en/of de Biedprijs per Obligatie, voor zo ver van toepassing, aan de Houders van Effecten die op geldige wijze hun Effecten hebben aangemeld (of op ongeldige wijze, mits de Bieder de aanmelding en levering daarvan desalniettemin aanvaardt) en geleverd voor de Sluitingstijd, onder de voorwaarde dat het Bod gestand wordt gedaan, zijnde uiterlijk vijf Werkdagen na de Dag van Gestanddoening.

16.14    Verkrijgbaarheid informatie

Digitale exemplaren van dit biedingsbericht zijn verkrijgbaar op de website van Staples www.staples.com en op de website www.sec.gov. Deze websites maken op geen enkele wijze deel uit van dit Biedingsbericht. Exemplaren van dit Biedingsbericht zijn verder kosteloos verkrijgbaar op het hoofdkantoor van het Omwissel en Betaalkantoor, de U.S. Settlement Agent en het informatiekantoor op onderstaande adressen.

Exemplaren van de Staples Acquisition Statuten zijn kosteloos verkrijgbaar op het kantoor van de Bieder en kunnen verkregen worden door contact op te nemen met de Bieder op onderstaand adres. Aangezien de Bieder een nieuw opgerichte vennootschap is, is er geen jaarverslag van de Bieder beschikbaar.

Exemplaren van de Corporate Express Statuten en de financiële informatie met betrekking tot de jaarrekening van Corporate Express voor het Boekjaar 2007 en het Boekjaar 2006 (inclusief vergelijkende cijfers voor het Boekjaar 2005) zoals goedgekeurd door de algemene vergadering van Aandeelhouders van Corporate Express zijn verkrijgbaar op de website van Corporate Express www.cexpgroup.com. De jaarrekeningen van Corporate Express voor het Boekjaar 2005 en voor het Boekjaar 2006 zijn verkrijgbaar op de website van de kamer van koophandel op www.kvk.nl. De jaarrekening van Corporate Express voor het Boekjaar 2007 is verkrijgbaar op de website van de AFM op www.afm.nl

De Bieder
Staples Acquisition B.V. Jool Hulstraat 24 1327 HA Almere The Netherlands
Omwissel- en Betaalkantoor	The U.S. Settlement Agent

ING BANK N.V.
ING Wholesale Banking Securities Services,
Attn: Paying Agency Services Department
Van Heenvlietlaan 220
1083 CN Amsterdam
The Netherlands
Tel: +31 20 797 9398
Fax: +31 20 797 9607
Email: iss.pas@mail.ing.nl
Via een koerier tijdens de nacht ofwel door overhandiging
BNY Mellon Shareowner Services
c/o Mellon Investor Services
Attn: Corporate Action Department 27th Floor
480 Washington Boulevard
Jersey City, NJ 07310
United States of America
Tel: +1 800 777 3674
Fax: +1 201 680 4626
Daartoe gekwalificeerde instellingen kunnen bevestiging van de fax krijgen op telefoonnummer +1 201 680 4860
Via de post
BNY Mellon Shareowner Services c/o Mellon Investor Services Attn: Corporate Action Department P.O. Box 3301 South Hackensack, NJ 07606 United States of America
Informatiekantoor
Georgeson 2nd Floor 68 Upper Thames Street London, EC4V 3BJ United Kingdom
European Toll Free Tel: 00 800 6614 6614
US Toll Free Tel: 1 866 201 4446

17.    ADVISORS

Advisors to the Offeror

Financial advisor	Dutch Legal advisor	U.S. Legal advisor
Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019 United States of America	Clifford Chance LLP Droogbak 1A 1013 GE Amsterdam The Netherlands	WilmerHale LLP 60 State Street Boston, MA 02109 United States of America
Legal advisor (Antitrust) Weil, Gotshal & Manges LLP 1300 Eye Street, #44, Suite 900 Washington, DC 20005 United States of America

PART II FINANCIAL INFORMATION

1.     Introduction

This Part II contains certain financial information relating to Corporate Express and the Corporate Express Group. This information has been derived from the Annual Report and Form 20-F published by Corporate Express as presented at www.cexpgroup.com or www.sec.gov and has not been commented on, amended or verified by the Offeror and/or Staples. As the information underlying the information on Corporate Express in this Part II (Financial Information) has been prepared by parties other than the Offeror or Staples, neither the Offeror nor Staples can assume responsibility for the accuracy of this underlying information. Corporate Express has not given its consent to include this information in this Offer Memorandum.

The tables below provide a comparative overview of Corporate Express' consolidated statements of income, consolidated balance sheets and the consolidated statements of cash flows for the Financial Year 2007, the Financial Year 2006 and the Financial Year 2005. All amounts were derived from the audited financial statements for the Financial Year 2007, except for the numbers in the consolidated balance sheet for the Financial Year 2005 which were derived from the audited financial statements for the Financial Year 2006. In relation to the Financial Year 2005 balance sheet amounts, the reader should consider the potential for changes in financial statement presentation for this financial year resulting from subsequent financial statement reclassifications or discontinued operations. For a better understanding of Corporate Express' financial position and results of operations, the comparative overview should be read in conjunction with the audited financial statements of the Financial Year 2007 and the Financial Year 2006 as noted in the preceding paragraph. For the Corporate Express first quarter 2008 results, the Offeror refers to Corporate Express' press release of 7 May 2008 available on www.cexpgroup.com or www.sec.gov.

2.     Comparative Overview of the Consolidated Statements of Income, the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows for the Financial Year 2007, Financial Year 2006 and Financial Year 2005

CONSOLIDATED STATEMENTS OF INCOME

for the years ended 31 December 2007, 2006 and 2005

	2007		2006		2005
In millions of euros, unless stated otherwise
Continuing operations:
Net sales	5,631		5,497		5,118
Purchase value of trade goods sold	[3,791	]	[3,696	]	[3,421	]

Gross contribution	1,840		1,802		1,696
Employee benefit expenses, excluding restructuring expenses, termination benefits and costs related to the transfer of defined contribution plans into defined benefit plans	[883	]	[883	]	[881	]
Depreciation of property, plant & equipment and amortization of software and other intangible assets	[97	]	[96	]	[86	]
Costs related to the transfer of defined contribution plans into defined benefit plans	[5	]	—		—
Result from disposal of Veenman Germany	10		—		—
Restructuring and termination expenses	[35	]	[40	]	[17	]
Other operating expenses	[629	]	[561	]	[513	]

Operating result	201		223		199
Repurchase Preference Shares C	—		—		[85	]
Other financing expenses	[115	]	[96	]	[106	]

Total financing expenses	[115	]	[96	]	[191	]
Subsequent result from disposal of operations	—		7		5

Result before taxes	86		134		13
Taxes	3		[10	]	[12	]

Net result from continuing operations	89		124		1

Discontinued operations:
Net result from discontinued operations	106		18		20

Total operations:
Net result from total Group	195		142		21
Attributable to:
Holders of ordinary shares Corporate Express NV	178		123		2
Minority interests in Group companies	17		19		19

	195		142		21
Net result from continuing operations per share attributable to holders of ordinary shares Corporate Express NV (in euros):
Basic	0.40		0.58		[0.11	]
Diluted	0.40		0.57		[0.11	]
Net result from discontinued operations per share attributable to holders of ordinary shares Corporate Express NV (in euros):
Basic	0.58		0.10		0.12
Diluted	0.54		0.08		0.12
Net result from total Group per share attributable to holders of ordinary shares Corporate Express NV (in euros):
Basic	0.98		0.68		0.01
Diluted	0.93		0.65		0.01

CONSOLIDATED BALANCE SHEETS

as at 31 December 2007, 2006 and 2005

	2007		2006		2005
In millions of euros, unless stated otherwise
Assets
Non-current assets
Goodwill	1,420		1,531		1,499
Software	98		108		126
Other intangible assets	82		82		8
Property, plant & equipment	196		216		207
Net pension asset	190		132		90
Deferred tax assets	350		416		436
Investments in associates	4		4		4
Other non-current assets	12		10		26

Total non-current assets	2,352		2,500		2,397
Current assets
Inventories	498		520		453
Trade receivables	700		867		874
Prepaid expenses and accrued income	183		200		188
Current tax receivable	12		14		16
Cash and cash equivalents	50		73		114

	1,443		1,674		1,645
Non-current assets held for sale	3		4		—

Total current assets	1,446		1,678		1,645

Total assets	3,799		4,178		4,042

Equity and liabilities
Equity attributable to equity holders of the Company
Issued and paid-in capital	219		217		215
Additional paid-in capital	1,745		1,729		1,713
Treasury shares	—		—		[10	]
Other reserves	[90	]	10		138
Accumulated deficit	[331	]	[493	]	[607	]

	1,543		1,463		1,450
Minority interests	40		64		59

Total equity	1,583		1,527		1,510
Non-current liabilities
Long-term borrowings	1,011		1,284		1,138
Deferred tax liabilities	136		125		136
Net pension liabilities	22		30		39
Provisions	41		51		67

Total non-current liabilities	1,211		1,490		1,380
Current liabilities
Current portion of long-term borrowings	117		66		46
Short-term loans and bank overdrafts	19		18		10
Trade liabilities	547		720		725
Current tax liabilities	11		4		4
Current provisions	23		30		33
Other current liabilities	286		323		334

Total current liabilities	1,004		1,161		1,152

Total liabilities	2,215		2,651		2,532

Total equity and liabilities	3,799		4,178		4,042

Commitments not included in the Balance Sheet	569		545		508

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended 31 December 2007, 2006 and 2005

	2007		2006		2005
In millions of euros, unless stated otherwise
Cash flow from operating activities
Net result from total Group	195		142		21
Adjustments:
Taxes	[3	]	10		12
Total financing expenses	115		96		191
Subsequent result from disposal of operations	—		[7	]	[5	]
Net result from discontinued operations	[106	]	[18	]	[20	]

Total adjustments	5		81		178

Operating result	201		223		199
Depreciation of property, plant & equipment and amortization of software and other intangible assets	97		96		86
Adjustments for share based payments	8		8		7
Adjustments for additions and (releases) from provisions	[4	]	2		11
[Increase] /decrease in working capital:
[Increase]/decrease inventories	[12	]	[49	]	[1	]
[Increase]/decrease accounts receivable	[12	]	[1	]	[42	]
Increase/[decrease] accounts payable	17		9		4
[Increase]/decrease prepaid expenses and accrued income	[20	]	[25	]	[8	]
Increase/[decrease] other current liabilities	6		[3	]	17

Net [increase]/decrease in working capital	[22	]	[68	]	[30	]

Other operational payments and receivables:
Profit taxes (net)	[31	]	[32	]	[30	]
Payments deducted from provisions for restructuring and other provisions excluding pensions	[16	]	[27	]	[17	]
Payments for defined benefit pension plans	[7	]	[13	]	[9	]

Total other operational payments and receivables	[53	]	[73	]	[53	]

—Net cash from operating activities continuing operations	227		188		216
—Net cash from operating activities discontinued operations	[5	]	45		15

Total net cash from operating activities total Group (A)	223		232		232
Cash flow from investing activities
Investments in property, plant & equipment and software	[93	]	[81	]	[59	]
Proceeds from the disposal of property, plant & equipment	10		7		1
Acquisitions of Group companies	[55	]	[303	]	[20	]
Proceeds of divestments net of transaction fees	260		—		—
Other	[1	]	—		[2	]

—Net cash used in investing activities continuing operations	121		[376	]	[81	]
—Net cash used in investing activities discontinued operations	[4	]	[5	]	[5	]

Net cash used in investing activities total Group (B)	117		[381	]	[86	]
Cash flow available for financing activities (A+B)	341		[149	]	145
Cash flow from financing activities
Dividend payments	[21	]	[15	]	[12	]
Interest payments	[84	]	[71	]	[58	]
Dividend Preference Shares A	[11	]	[11	]	[11	]
Dividend payment to and repurchase of shares from minority shareholders	[68	]	[10	]	[31	]
Proceeds from share issues	—		7		239
Repurchase Preference Shares C (including expenses)	—		—		[411	]
Net proceeds/[repayments] of other long-term borrowings	[181	]	203		85

—Net cash provided by/[used in] financing activities continuing operations	[365	]	103		[199	]
—Net cash provided by/[used in] financing activities discontinued operations	—		—		—

Net cash provided by/ [used in] financing activities total Group (C)	[365	]	103		[199	]

Net cash flow total group (A+B+C)	[24	]	[45	]	[54	]

Net increase in liquid funds
Liquid funds at year-end:
Cash and cash equivalents	50		73		114
Bank overdrafts	[19	]	[18	]	[10	]

	31		55		104
Minus liquid funds at beginning of year:
Cash and cash equivalents	73		114		154
Bank overdrafts	[18	]	[10	]	[6	]
Translation differences	—		[4	]	10

	55		100		158

Net cash flow total Group	[24	]	[45	]	[54	]

QuickLinks

  1. RESTRICTIONS AND IMPORTANT INFORMATION
  2. TABLE OF CONTENTS
  3. DEFINITIONS
  4. LETTER TO SHAREHOLDERS
LETTER FROM RONALD L. SARGENT CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF STAPLES, INC.
  5. SUMMARY
  6. EXPLANATION OF THE OFFER
Options Outstanding to Acquire Ordinary Shares
  7. INVITATION TO THE SHAREHOLDERS
  8. INVITATION TO THE BONDHOLDERS
  9. INFORMATION REGARDING CORPORATE EXPRESS
  10. CAPITAL AND SHARES
1-YEAR RELATIVE STOCK PRICE PERFORMANCE
  10.3 Mutual Shareholdings
  11. INFORMATION ON THE OFFEROR
  12. INFORMATION ON STAPLES
  13. FURTHER DECLARATIONS PURSUANT TO THE TAKEOVER DECREE
  14. TAX ASPECTS OF THE OFFER
  15. PRESS RELEASES
  16. NEDERLANDSE SAMENVATTING VAN HET BOD
  17. ADVISORS
CONSOLIDATED STATEMENTS OF INCOME for the years ended 31 December 2007, 2006 and 2005
CONSOLIDATED BALANCE SHEETS as at 31 December 2007, 2006 and 2005
CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended 31 December 2007, 2006 and 2005